UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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☒    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material under § 240.14a-12

FB FINANCIAL CORPORATION
(Name of Registrant as Specified its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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1221 Broadway, Suite 1300
Nashville, Tennessee 37203
April 8, 2026

Dear Shareholder,

We would like to extend a personal invitation for you to join us at the 2026 annual meeting of shareholders which will be held on May 21, 2026, at 1:00 p.m. Central Time at the company's headquarters at 1221 Broadway, Suite 1300, Nashville, Tennessee 37203.

We have elected to provide access to our proxy materials by internet in accordance with the Securities and Exchange Commission's "notice and access" rules. Accordingly, on or about April 8, 2026 we will mail to our shareholders a notice of internet availability of proxy materials. On the date of the mailing of the notice of internet availability of proxy materials, all shareholders of record and beneficial owners will have the ability to access all of our proxy materials at the website address set forth in the notice of internet availability of proxy materials and in the accompanying proxy statement. These proxy materials will be available free of charge. We are constantly focused on improving the ways our shareholders can access information about FB Financial Corporation and believe that providing our proxy materials by internet increases the ability of our shareholders to access the information they need while simultaneously reducing the cost and materials of our annual meeting.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting in person. For instructions on voting, please refer to the instructions on the notice of internet availability of proxy materials that you received in the mail or, if you received a hard copy of the proxy statement, on the accompanying proxy card. You can request to receive proxy materials by mail or email. You may vote by mail or via the internet. You will find our proxy statement, 2025 annual report to shareholders, and other important information at our website: https://investors.firstbankonline.com.

Your vote is important. We hope that you will be able to attend the 2026 annual meeting of shareholders. We look forward to seeing you.

Christopher T. Holmes	William F. Carpenter III
President and Chief Executive Officer	Chair of the Board
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
You are hereby invited to attend the 2026 annual meeting of shareholders of FB Financial Corporation.

WHEN	May 21, 2026 at 1:00 p.m. Central Time.

WHERE	The annual meeting will be held at 1221 Broadway, Suite 1300, Nashville, Tennessee 37203.

RECORD DATE	Shareholders of record as of the close of business on March 27, 2026 will be entitled to notice of and to vote at the 2026 annual meeting of shareholders.

ITEMS OF BUSINESS
1.Election of 13 directors to serve until the 2027 annual meeting of shareholders and until their successors have been duly elected and qualified;
2.Approval of the FB Financial Corporation 2026 Incentive Plan;
3.Approval of an amendment to the FB Financial Employee Stock Purchase Plan;
4.To conduct a non-binding, advisory vote on the compensation of our named executive officers;
5.Approval of amendments to the Company’s amended and restated charter to eliminate supermajority voting standards;
6.Ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026; and
7.Such other business as may properly come before the meeting or any adjournment or postponement thereof.

PROXY MATERIALS
Our proxy materials, which include the accompanying proxy statement, proxy card, and 2025 annual report to shareholders are first being sent or made available to shareholders on or about April 8, 2026. You may access the proxy materials electronically under the "Stock and Filings" link on the Investor Relations page of our website at https://investors.firstbankonline.com/ or by visiting the website included on the notice of internet availability or proxy card.

By Order of the Board of Directors,

Beth W. Sims General Counsel and Corporate Secretary
April 8, 2026 1221 Broadway, Suite 1300 Nashville, Tennessee 37203

Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting to be Held on May 21, 2026. This proxy statement, the proxy card, and 2025 annual report to shareholders are available under the "Stock and Filings" link on the Investor Relations page of our website at: https://investors.firstbankonline.com or by visiting the website included on the notice of internet availability or proxy card.
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Table of Contents

Proxy Statement and Annual Meeting Summary	1	Policies, Guidelines and Other Practices	37
Questions and Answers	2	Compensation Committee Interlocks and Insider Participation	39
Proposal 1 — Election of Directors	6	Compensation Committee Report	39
Director Nominees	6	Executive Compensation Tables	40
Board Qualifications	15	Summary Compensation Table	40
Corporate Governance	15	Grants of Plan-Based Awards Table	41
Overview	15	Outstanding Equity Awards at Fiscal Year End	42
Board Composition	16	Stock Vested	44
Board Leadership Structure and Executive Sessions	16	Employment Agreements and Potential Post-Employment Payments	44
Director Independence	16	CEO Pay Ratio	48
Director Refreshment	16	Pay Versus Performance	49
Board's Role in Risk Management and Oversight	16	Equity Compensation Plan Information	54
Cyber Security	17	Director Compensation	55
Pledging and Hedging	17	Proposal 2 — Approval of the FB Financial Corporation 2026 Incentive Plan	56
Meetings of the Board and Committees	18	Proposal 3 — Approval of an Amendment to the FB Financial Employee Stock Purchase Plan	62
Standing Committees of the Board	18	Proposal 4 — Non-Binding, Advisory Vote Regarding the Compensation of the Named Executive Officers	64
Director Nomination Process	20	Proposal 5 — Approval of Amendments to the Company's Charter to Eliminate Supermajority Voting Requirements	65
Shareholder Nominations to the Board	20	Proposal 6 — Ratification of the Appointment of Our Independent Registered Public Accounting Firm	67
Code of Business Conduct and Ethics	21	Audit Committee Report	68
Corporate Governance Guidelines	21	Submission of Shareholder Proposals	69
Communications with the Board	21	Additional Information	70
Independent Compensation Consultant	22	Other Matters	70
Certain Relationships and Related Transactions	22	Appendix A - Second Amended and Restated Charter	A-1
Loans to Officers, Directors and Affiliates	22	Appendix B - GAAP to non-GAAP Reconciliations	B-1
Related Person Transaction Policy	22	Appendix C - 2026 Incentive Plan	C-1
Stock Ownership Matters	23	Appendix D - Amendment to the Employee Stock Purchase Plan	D-1
Delinquent Section 16(a) Reports	23
Security Ownership of Management and Certain Beneficial Owners	24
Executive Officers	25
Compensation Discussion and Analysis	26
Compensation Best Practices	27
Compensation Philosophy and Objectives	27
Compensation Decision-Making	28
Market Competitiveness	29
Elements and Mix of Compensation	30

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1221 Broadway, Suite 1300
Nashville, Tennessee 37203
(615) 564-1212

Proxy Statement and Annual Meeting Summary
This proxy statement is furnished by FB Financial Corporation, on behalf of its board of directors, for use at the 2026 annual meeting of shareholders, and at any adjournment or postponement of the meeting (the “annual meeting”). In this proxy statement, we sometimes refer to FB Financial Corporation and its subsidiaries, including our wholly owned subsidiary, FirstBank, as “we,” “us,” “our,” “the Company,” and “FB Financial.” This proxy statement and the accompanying proxy card are first being delivered or made available to our shareholders on or about April 8, 2026.

Voting Matters

Proposal	Board Recommendation	Vote Requirement	Page Number
Proposal 1: Election of Directors	FOR	Directors are elected by a plurality of the votes cast at the annual meeting.	6
Proposal 2: Approval of the FB Financial Corporation 2026 Incentive Plan	FOR	The votes cast for exceed the votes cast against.	57
Proposal 3: Approval of an amendment to the FB Financial Employee Stock Purchase Plan	FOR	The votes cast for exceed the votes cast against.	63
Proposal 4: Non-binding, advisory vote on the compensation of our named executive officers	FOR	The votes cast for exceed the votes cast against.	64
Proposal 5: Approval of amendments to the Company’s amended and restated charter ("charter") to eliminate supermajority voting standard	FOR	The affirmative vote of the holders of 80% of the outstanding shares of common stock then entitled to vote at the annual meeting is required to adopt this proposal pursuant to the charter as currently in effect.	65
Proposal 6: Ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026	FOR	The votes cast for exceed the votes cast against.	68

We are not aware of any other matters that will be brought before the shareholders for a vote at the annual meeting. If any other matter is properly brought before the meeting, your completed proxy may, if you have so selected, give your proxies the authority to vote on these other matters in their best judgment.

How to Vote
Review the proxy statement and vote in one of three ways:

Vote Online	Vote by Mail	In Person

Before going to the meeting, visit the website listed on the notice of internet availability or proxy card and follow the instructions provided.	If you request physical copies of the proxy materials, mark, sign, date, and return your proxy card in the enclosed return envelope as soon as possible.	Attend the annual meeting in person and submit a properly executed proxy or ballot.

Internet Availability of Proxy Materials
In an effort to lower the cost of the annual meeting and conserve natural resources, we are furnishing our proxy materials to our shareholders by internet in accordance with the Securities and Exchange Commission's (“SEC”) notice and access” rules rather than mailing printed copies of those materials to each shareholder. Only shareholders of record at the close of business on March 27, 2026 will be entitled to notice of and to vote at the annual meeting.

On or about April 8, 2026, we expect to send our shareholders a notice of internet availability of proxy materials containing instructions regarding how to access our proxy materials, including this proxy statement, a proxy card and our 2025 annual report to shareholders. The notice of internet availability also contains instructions regarding how to give your proxy authorization to vote your shares. This process is designed to expedite shareholders’ receipt of our proxy materials.

If you received a notice of internet availability by mail, you will not receive a printed copy of our proxy materials. If, however, you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting these materials which are included in the notice of internet availability. If you elect to receive a printed copy of our proxy materials, you will continue to receive these materials by mail until you elect otherwise.

Question and Answers

Who is asking for my vote?
Our board of directors is soliciting the enclosed proxy for its use at the annual meeting.

Who is entitled to vote at the annual meeting?
Only shareholders of record at the close of business on March 27, 2026, which is the record date for the annual meeting, are entitled to receive notice of and to vote at the annual meeting.

How many shares must be present to constitute a quorum for the annual meeting?
A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented in person or by proxy at the annual meeting. As of the close of business as of March 2, 2026, there were 51,843,579 shares of our common stock outstanding and entitled to vote. No shares of preferred or other capital stock were outstanding as of such date. If there is no quorum, any officer entitled to preside at or to act as secretary of the annual meeting may adjourn the meeting until a later date.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?
Yes, but only if you give your broker instructions. If your shares are held by your broker (or other nominee), you should receive this document and an instruction card from your broker. Your broker will vote your shares if you provide instructions on how to vote. If you do not tell your broker how to vote, your broker may vote your shares in favor of ratification of the auditor appointment but may not vote your shares on the election of directors, the charter amendment, say-on-pay or say-when-on-pay proposals or any other item of business. However, your broker is not required to vote your shares if you do not provide instructions.

What are broker non-votes?
Under applicable New York Stock Exchange (“NYSE”) rules, brokers are entitled to vote shares held by them for their customers on matters deemed “routine” even though the brokers have not received voting instructions from their customers. The ratification of our independent registered public accounting firm (Proposal 6) currently qualifies as a “routine” matter. Your broker, therefore, may vote your shares in its discretion on that routine matter if you do not instruct your broker how to vote. Your broker is prohibited from voting your shares on a non-routine matter unless you have given voting instructions on that matter to your broker. The election of directors (Proposal 1), the approval of the equity incentive plan (Proposal 2), the approval of an amendment to the Employee Stock Purchase Plan (Proposal 3), the approval of compensation of our named executive officers (Proposal 4), and the proposed amendments to our charter (Proposal 5) are all considered non-routine matters, so your broker may not vote on these matters in its discretion. If you do not give voting instructions with respect to Proposals 1, 2, 3, 4, or 5 your broker will need to return a proxy card without voting on these non-routine matters, which is referred to as a “broker non-vote” or sometimes referred to as “uninstructed shares.” Although broker non-votes are counted as shares that are present at the annual meeting and entitled to vote for purposes of determining the presence of a quorum, they will not be counted as votes cast.

What am I being asked to vote on, what is the vote requirement, and what is the impact of abstentions, withholding, and broker non-votes?
Proposal	Vote Requirements	Effect of Abstentions (or Withhold votes with respect to Proposal 1)	Broker Non-Votes
Proposal 1: Election of directors	Directors are elected by a plurality of the votes cast at the annual meeting.	Withheld votes will be counted towards a quorum but will not impact the vote result.	This proposal is considered non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you.
Proposal 2: Approval of the FB Financial Corporation 2026 Incentive Plan	The votes cast FOR exceed the votes cast AGAINST.	Abstentions will be counted towards quorum but will not impact the vote result.	This proposal is considered non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you.
Proposal 3: Approval of an amendment to the FB Financial Employee Stock Purchase Plan	The votes cast FOR exceed the votes cast AGAINST.	Abstentions will be counted towards quorum but will not impact the vote result.	This proposal is considered non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you.
Proposal 4: Non-binding, advisory vote on the compensation of our named executive officers	The votes cast FOR exceed the votes cast AGAINST.	Abstentions will be counted towards quorum but will not impact the vote result.	This proposal is considered non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you.
Proposal 5: Approval of amendments to the Company’s amended and restated charter to eliminate supermajority voting standard	The affirmative vote of the holders of 80% of the outstanding shares of common stock then entitled to vote at the annual meeting is required to adopt this proposal pursuant to the charter as currently in effect.	Abstentions will be counted towards quorum and will have the effect of a vote "AGAINST" the proposed charter amendment.	This proposal is considered non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you.
Proposal 6: Ratification of independent registered public accounting firm	The votes cast FOR exceed the votes cast AGAINST.	Abstentions will be counted towards quorum but will not impact the vote result.	This proposal is considered routine, thus if you hold your shares in street name, your broker may vote your shares for you absent any other instructions from you.

How do I vote?
You may vote your shares by following the instructions from your broker if your shares are held in “street name", or by one of the following methods if you hold your shares directly in your name:
▪if you request physical copies of the proxy materials, mark, sign, date, and return your proxy card in the enclosed return envelope as soon as possible;
▪go to the website listed on the notice of internet availability or proxy card, and follow the instructions provided; or
▪attend the annual meeting and submit a properly executed proxy or ballot. If a broker holds your shares in “street name,” you will need to get a legal proxy from your broker to vote in person at the meeting.

Voting on the internet has the same effect as submitting a properly executed proxy card.

How many votes do I have?
You have one vote for each share of common stock that you own as of the close of business on the record date. Shareholders are not entitled to cumulative voting, and accordingly, you may cast only one vote per share of our common stock that you own.

What if I return a proxy card but do not make specific choices?
If you are a shareholder of record and you return a signed and dated proxy card without marking any voting selections, your proxy will vote your shares “FOR” each director nominee, "FOR" the approval of the 2026 incentive plan, "FOR" the approval of an amendment to the FB Financial Employee Stock Purchase Plan, "FOR" the approval of the compensation of our named executive officers, "FOR" the proposed amendments to our charter to eliminate supermajority voting standards, and “FOR” the ratification of the appointment of our independent registered public accounting firm for 2026. As of the date of this proxy statement, we are not aware of any other matters to be considered at the annual meeting. However, if any other matter is properly presented at the annual meeting, your proxy will vote your shares as recommended by the board of directors or, if no recommendation is given, will vote your shares using his or her discretion. If any director nominee becomes unavailable for election for any reason prior to the vote at the annual meeting, the board of directors may reduce the number of directors to be elected or substitute another person as a nominee, in which case your proxy will vote for the substitute nominee.

Can I change or revoke my vote?
Yes. If you hold your shares directly, you can change your vote after you have voted by:
•going to the website listed on the proxy card, following the instructions provided, and submitting your change no later than 11:00 p.m. Central Time on the day before the annual meeting;
•submitting a properly executed proxy prior to the annual meeting bearing a later date than your previous proxy;
•notifying our corporate secretary, in writing, of the revocation of your proxy before the annual meeting; or
•voting in person at the annual meeting, but simply attending the annual meeting will not, in and of itself, revoke your proxy.
If you voted through your broker, please contact your broker to change or revoke your vote.

How are votes counted?
Votes will be counted at the annual meeting by the inspector of election appointed by the board of directors for the annual meeting.

Who will pay for this proxy solicitation, and how will we solicit proxies?
The Company will pay for the cost of this proxy solicitation. We do not intend to solicit proxies other than by use of the mail and our website, but certain of our directors, officers, and other employees, without additional compensation, may solicit proxies personally or by telephone or email on our behalf.

How can I determine the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. Within four business days after the conclusion of the annual meeting, we will file a current report on Form 8-K with the SEC that announces the final voting results.

Who can help answer any questions I may have?
FB Financial shareholders who have questions about the matters to be voted on at the annual meeting or how to submit a proxy, or who desire to request physical copies of this proxy statement or proxy cards should contact our Investor Relations department at FB Financial Corporation, 1221 Broadway, Suite 1300, Nashville, Tennessee 37203 or by phone at (615) 564-1212.

Proposal 1 — Election of Directors
Our amended and restated bylaws (the “bylaws”) provide that our board of directors shall consist of between one and 15 members, with the exact number of directors to be fixed from time to time by resolution of the board. The board of directors currently consists of 13 members: J. Jonathan Ayers, William F. Carpenter III, Agenia W. Clark, James W. Cross IV, James L. Exum, Christopher T. Holmes, Orrin H. Ingram, R. Milton Johnson, Raja J. Jubran, C. Wright Pinson, Emily J. Reynolds, J. Henry Smith IV and Melody J. Sullivan. Our board of directors also serves as the board of directors of our wholly owned subsidiary, FirstBank. The FB Financial board of directors currently consists of one class of directors, and our directors are elected annually by our shareholders at our annual meetings of shareholders. At the annual meeting, 13 persons will be elected to serve on our board until the 2027 annual meeting and until their successors have been duly elected and qualified, or until earlier death, resignation, or removal in accordance with the bylaws.

All nominees named in this proxy statement have consented to serve as directors, if elected. As of the date of this proxy statement, the board has no reason to believe that any of the persons named below will be unable or unwilling to stand as a nominee or serve as a director, if elected.

Director Nominees
The board of directors believes that each nominee has valuable individual skills and experiences that, taken together, provide us with the knowledge, judgment, and strategic vision necessary to provide effective oversight of the Company. The biographies below reflect the particular experience, qualifications, attributes, and skills that led the board of directors to conclude that each nominee should serve on the board of directors. Information on the nominees follows below and is accurate as of March 1, 2026.

J. Jonathan (Jon) Ayers
Age: 54

Director Since: 2017

2025 Committees: Risk Committee and Trust Committee (Chair)

Jon Ayers began his career at FirstBank and has more than 30 years of experience spanning financial analysis and investment, commercial lending, branch office management, and personal banking. He has served as a director of FirstBank since 2000 and as a director of FB Financial Corporation (NYSE: FBK) since 2017.

Mr. Ayers is a private investor and entrepreneur and currently serves as Chief Executive Officer of Ayers Asset Management, Inc., a family-owned private investment company, where he oversees the Ayers family’s investment strategy and portfolio management. He is also President of Ayers Real Estate Services, LLC, which he formed in 2016 to focus on commercial real estate investment and management.

Mr. Ayers has served in various executive roles with Group Data Services, Inc. and Pro-Accura, private technology companies, and First Financial Investors Management, LLC, a private equity fund focused on investments in the financial services industry. Mr. Ayers’ late father, James W. Ayers, previously served as Chair of the FirstBank board of directors, and Mr. Ayers currently serves as co-executor of the Estate of James W. Ayers, which owns approximately 13% of the Company’s outstanding stock.

We believe Mr. Ayers’ extensive knowledge and broad experience as an executive at companies in various industries qualifies him to serve as a member of our board of directors.

William (Bill) F. Carpenter III
Age: 71

Director Since: 2020

2025 Committees: As chair of the board, Mr. Carpenter participates in all committees in an ex officio capacity.

Bill Carpenter has served as a director of the Company since January 2020 and as Chair of the board since 2022. He is an accomplished health care executive who most recently served as director and Chief Executive Officer of LifePoint Health (formerly Nasdaq: LPNT) from 2006 to 2018, and Chairman of the board of LifePoint Health from 2010 to 2018. He continued as a member of the board until 2020. Mr. Carpenter was a founding employee of LifePoint Health, which was formed in 1999. Prior to joining LifePoint, Mr. Carpenter was a partner at the law firm of Waller Lansden Dortch & Davis, LLP (now Holland & Knight LLP), where his practice consisted primarily of corporate finance transactions, mergers and acquisitions, and health care regulatory matters.

Mr. Carpenter has served in leadership positions for many influential industry organizations. He is a past member of the board of directors of the American Hospital Association, and the past Chair of the boards of directors of Federation of American Hospitals and Nashville Health Care Council, and past member of the boards of directors of Nashville Public Radio and NashvilleHealth. Mr. Carpenter currently serves as Chair of the board of trustees of Montgomery Bell Academy and as an advisory board member of Voices for a Safer Tennessee. A recognized leader in the healthcare industry, he has appeared numerous times on Modern Healthcare magazine's annual "100 Most Influential People in Healthcare" list, and he received the Nashville Business Journal's 2019 Lifetime Achievement Award.

We believe that Mr. Carpenter’s service as Chief Executive Officer and Chairman of LifePoint Health has given him leadership experience, business acumen, and financial expertise that is beneficial to our board and the Company. Furthermore, his legal and corporate governance experience, as well as his knowledge of the Nashville community, make him a valuable addition to our board of directors.

Agenia W. Clark, EdD
Age: 66

Director Since: 2017

2025 Committees: Compensation Committee and Risk Committee

Agenia Clark, EdD, has served as a director of the Company since April 2017. In 2023, Dr. Clark became the 18th President of Fisk University, established in 1866 becoming Nashville’s first institution of higher education and a Historically Black College and University ("HBCU"). She was previously the President and Chief Executive Officer of the Girl Scout Council of Middle Tennessee from April 2004 to November 2023.

Prior to her tenure with the Girl Scout Council, Dr. Clark was the Vice President of Human Resources for the Tennessee Education Lottery Corporation, the Senior Director of Human Resources at Vanderbilt University, and she worked in governmental relations, marketing, business ethics, and human resources at Nortel Networks, a multi-national telecommunications company. Dr. Clark is the former co-chair for Women Corporate Directors, Tennessee chapter, a member of Women Corporate Directors (WCD), and a member of the International Women’s Forum. She serves on the board of directors of The Ayers Foundation Trust. She is a former Trustee of Simmons University in Boston, Massachusetts, and Nashville’s Belmont University. From 2006 to 2016, Dr. Clark served as a member of the board of Avenue Financial Holdings, Inc., the publicly held holding company for Avenue Bank. She has been recognized many times as a community leader, including 2021 “Nashvillian of the Year”, several appearances in the Nashville Business Journal's annual "Nashville’s 100 Most Powerful People", the chamber’s Forward 50 Leading the Music City, and the Business Journal’s Women of Influence, among others. Dr. Clark was a gubernatorial appointment to the Tennessee Board of Regents, then the governing body for the community colleges, technical colleges, and universities, from 2006 to 2012. Dr. Clark holds a doctorate degree from Vanderbilt University.

We believe that Dr. Clark’s service on the board of a publicly held bank holding company, business experience, and long-standing leadership in the Nashville community make her a valuable member of our board of directors.

James (Jim) W. Cross IV
Age: 62

Director Since: 2020

2025 Committees: Credit Risk Committee (Chair), Nominating and Corporate Governance Committee

Jim Cross was appointed to the board of directors in connection with the Franklin Merger in 2020. He originally joined the Franklin board in 2009, and prior to the Franklin Merger, he served as Chair of the board. A veteran of the construction and real estate business for more than 30 years, Mr. Cross currently focuses on consulting with governmental agencies and private companies to help them deliver projects from design to completion. Such projects consist of the development of primarily medical-related buildings for investment-grade, single-tenant clients. Mr. Cross is the owner of Century Construction Co., a general contractor construction company started by his father in 1958 where he has served as CEO since September 1988, and in 2017 he formed Oversite, an owner representation consulting firm. Additionally, he founded Century Investment Partners, a development company in Franklin, Tennessee and has served as its CEO since 2008.

Mr. Cross is a member of the board of directors for Williamson Medical Center. He previously served on the boards of Franklin National Bank and Fifth Third Bank of Tennessee, Battle Ground Academy, Williamson County Library Foundation, Franklin Tomorrow, Leadership Franklin, Youth Leadership Franklin, the Williamson County-Franklin Chamber of Commerce, and the Williamson County Library. Mr. Cross graduated from Brentwood Academy and the University of Tennessee.

We believe that Mr. Cross’ experience in the real estate and construction industries, as well his leadership experience on other bank boards of directors, make him a valuable member of our board of directors.

James (Jimmy) L. Exum
Age: 84

Director Since: 2017 (FB Financial Corporation) 1998 (FirstBank)

2025 Committees: Nominating and Corporate Governance Committee and Trust Committee

Jimmy Exum has served as a director of the Company since 2017 and a director of FirstBank since 1998. Mr. Exum had a long career at Murray Guard, Inc., a privately-held security services contractor founded in Tennessee, serving as the Executive Vice President from 2003 to 2011, Senior Vice President from 2011 to 2017, and currently serving on the board of directors as Director Emeritus, a directorship he has held since 1987. In 1983, he co-founded TotalREACH, Inc., a division of Murray Guard, Inc. specializing in cable advertising sales and production and worked with that company until 2003. He has substantial civic leadership in the city of Jackson, Tennessee, an important metropolitan statistical area for FirstBank, as he currently serves on the board of Carnegie Museum, and he is the Chair of Jackson Amphitheater and the former chair of the Jackson Convention and Visitors Bureau. He has served on a number of other local and state boards, including the Jackson Area Chamber of Commerce and as Chair of the Tennessee Alcoholic Beverage Commission. Mr. Exum is a past recipient of the West Tennessee Healthcare Jackson Leadership Award.

We believe that Mr. Exum’s deep ties to the Tennessee community as well as with his skills gained from serving on various corporate and civic boards and the business knowledge acquired over his long career make him a valuable member of our board of directors.

Christopher (Chris) T. Holmes
Age: 62

Director Since: 2010

2025 Committees: Credit Risk Committee

Chris Holmes is President and Chief Executive Officer of both the Company and FirstBank, and he has served as a member of both boards since he joined FirstBank in 2010 as our Chief Banking Officer. He was named President of the Company and FirstBank in 2012 and Chief Executive Officer in 2013. As President and Chief Executive Officer, Mr. Holmes is responsible for leading and managing all facets of the bank’s operations, including establishing its long-term goals, strategies, and corporate vision.

Mr. Holmes has spent 34 years in the banking industry and prior to his time at FirstBank, he served as the Director of Corporate Financial Services and the Chief Retail Banking Officer for the Greenville, South Carolina based The South Financial Group, a publicly traded bank holding company. Mr. Holmes’ responsibilities at The South Financial Group included mortgage, insurance, the SBA division, retail strategy, retail banking, and oversight of the 180-branch network.

Previously, Mr. Holmes worked for 19 years in the Memphis-area market, first with Ernst & Young and then in several management positions for the holding companies for National Bank of Commerce (which was acquired by SunTrust) and Trustmark National Bank. He holds his certified public accountant certification (inactive).

Currently, Mr. Holmes serves as a director of Delta Dental of Tennessee, Nashville Area Chamber of Commerce, Pinson Hospital Hospitality House, Tennessee Business Leadership Council, and the Mid-Size Bank Coalition of America. Mr. Holmes is also a cabinet member of Partnership 2030, an organization spearheaded by the Nashville Area Chamber of Commerce that works to form future regional strategy for economic development, and he is a 2014 graduate of Leadership Nashville.

Mr. Holmes’ leadership, together with the skills and knowledge of the banking industry and FirstBank gained during his tenure with us, have been instrumental to our recent growth and success. In addition, Mr. Holmes brings to our board of directors and the Company a unique blend of banking experience in both community and metropolitan markets that is extremely valuable to us as we look to grow our franchise.

Orrin H. Ingram
Age: 65

Director Since: 2006

2025 Committees: Audit Committee and Compensation Committee

Orrin Ingram has served as a director of the Company since 2006. He serves as the President and Chief Executive Officer of Ingram Industries Inc., a Nashville based privately held company with two operating divisions: Ingram Content Group and Ingram Marine Group. Mr. Ingram has served as the Chairman of the Board of Ingram Barge Company LLC, a leading marine transportation company, since 1999 and he previously served as its Chief Executive Officer. Mr. Ingram was a director of Coca-Cola Enterprises, Inc. from 2008 until 2016, and he served on the board of Coca-Cola European Partners, PLC (formerly Nasdaq: CCEP) from 2016 until 2020. In addition, he has served as the Chairman of the Board of Overseers at the Vanderbilt-Ingram Cancer Center since 1999. He has substantial civic leadership in the city of Nashville area having served on the board of directors for the Nashville Area Chamber of Commerce, the Boys & Girls Clubs of Middle Tennessee, the Middle Tennessee Council of Boy Scouts of America and the Nashville Public Education Foundation.

We believe Mr. Ingram’s service as Chief Executive Officer of Ingram Industries and as Chairman and Chief Executive Officer of Ingram Barge Company, together with various board affiliations, including serving on the board of Coca-Cola Enterprises and Coca-Cola European Partners, PLC, has given him leadership experience, business acumen, and financial expertise that make him a valuable member of our board of directors. In addition, he brings us an extensive knowledge of the Tennessee and Nashville business communities.

R. Milton Johnson
Age: 69

Director Since: 2024

2025 Committees: Audit Committee and Risk Committee

R. Milton Johnson was appointed as a director of the Company effective March 1, 2024. Previously, he retired as chairman and chief executive officer of HCA Healthcare, a Nashville based healthcare company, following 36 years of serving in various positions, including head of the tax department, senior vice president and controller, executive vice president and chief financial officer. He was appointed to the board of directors of HCA Healthcare in 2009, became president in 2011, and was named as CEO and chairman of the board in 2014. Prior to HCA Healthcare, Mr. Johnson was a certified public accountant with Ernst & Young.

A committed volunteer, Mr. Johnson has served as chairman of the board of several organizations within the healthcare industry and the community, including Federation of American Hospitals, Nashville Chamber of Commerce, the Nashville Health Care Council, and the HCA Healthcare Foundation. Additionally, he has served as a member of the board of the Center for Medical Interoperability, Siloam Health, and Johns Hopkins Medicine. He currently serves on the board of United Way of Metropolitan Nashville and The Community Foundation of Middle Tennessee.

A graduate of Belmont University, Mr. Johnson currently serves as the chair of Belmont's board of trustees.

We believe Mr. Johnson’s extensive accounting, financial, and business experience, as well as his long-standing leadership in the Nashville community, make him a valuable member of our board of directors.

Raja J. Jubran
Age: 68

Director Since: 2019

2025 Committees: Audit Committee (Chair), Compensation Committee and Credit Risk Committee

Raja Jubran has served as a director of the Company since 2019. In 1985, he founded and currently serves as chairman of Denark Construction, Inc., a construction management and general contracting company serving clients in seven states. They have an average annual backlog of $175 million and specialize in highly challenging and complex projects. Mr. Jubran’s business involvement extends to well-established multiple multimillion-dollar businesses, including Strategic Acquisitions Group LLC, an investment company with over 1.3 million square feet of commercial leases and multiple operating businesses, along with Capstone Concepts LLC, a multi-restaurant operating company with gross income of over $27.5 million including ten great First Watch restaurants in the East Tennessee region.

From 2002 until its acquisition in 2017 by FirstBank, Mr. Jubran was a board member and Chairman of the Loan Committee of Clayton Bank & Trust, Inc. He was also a member of the Executive Committee and the Trust Committee.

In 2018, Mr. Jubran completed his full term as a member of the Board of Trustees for the University of Tennessee, serving as board Vice-Chairman and Chairman of the Executive & Compensation Committee. During his tenure, the board was able to achieve many successful goals, including revising the business model, enhancing revenue, cutting costs, reducing student fees, increasing reserves, and strengthening accountability and transparency. The efforts culminated in the Board’s full support of the Tennessee FOCUS Act which reduced the number of board members, gave the board actual authority over the entire system, and opened the door to recruiting successful business leaders to be appointed as President and as Board Members.

Mr. Jubran continues to serve the community on various fronts and is a member of the Knoxville Symphony Orchestra, and Tennessee Business Leaders Council.

Mr. Jubran was previously Chair of the Knoxville Area Chamber, Leadership Knoxville, Knoxville’s Community Development Corporation, and the Knoxville Opera Company. Mr. Jubran was a member of Leadership Knoxville 1997 and Leadership Tennessee 2013 (inaugural class). He was a Board Member and Treasurer of the Tennessee Business Partnership, predecessor to Tennessee Business Leadership Counsel, Maryville College National Advisory Council, Regional Board of BB&T, YMCA of Knoxville, United Way of Greater Knoxville, Knoxville Museum of Art, and various other worthwhile organizations.

Mr. Jubran has been honored in the past by receiving the Knoxville Chamber James A. Haslam II Chairman’s Leadership Award, the University of Tennessee College of Engineering distinguished Nathan W. Dougherty Award, The Senior Citizens Home Assistance Knoxville Award, received the 2025 distinguished Leadership Knoxville Alumni award and was inducted into the Business Hall of Fame in 2005.

Mr. Jubran’s service as Chairman and Chief Executive Officer of Denark Construction, Inc. since its founding, together with various board affiliations, has given him leadership and business experience, as well as financial expertise that makes him a valuable member of our board. Furthermore, his prior banking experience on the board of directors of Clayton HC, Inc. provides a valuable industry perspective and knowledge.

C. Wright Pinson
Age: 73

Director Since: 2023

2025 Committees: Compensation Committee and Nominating and Corporate Governance Committee (Chair)

C. Wright Pinson is president and chair of the board of the Vanderbilt Health Affiliated Network, a 70-hospital, 7000 provider integrated network covering Tennessee with 450 sites of care.

Over the course of his career at Vanderbilt University Medical Center (VUMC), Dr. Pinson held numerous senior executive roles, including Chief of Staff of the Hospitals, Chief Medical Officer, Senior Associate Dean for Clinical Affairs, Deputy Vice Chancellor for Health Affairs, Chief Executive Officer of the Vanderbilt Health System, and Deputy CEO and Chief Health System Officer of VUMC. In these positions, he led business development, quality and safety initiatives, clinical program expansion, and enterprise wide operational performance. He chaired the Compliance and Corporate Integrity Committee and co-founded the Master of Management in Healthcare program at the Owen Graduate School of Business, reinforcing his commitment to executive education and organizational excellence.

Dr. Pinson initiated three liver transplantation programs during his career and served as Chairman of the Department of Surgery and Director of the Transplant Center at Vanderbilt. He has authored 300 research publications and held leadership positions in major surgical professional societies, receiving Distinguished Lifetime Service Awards from two of them. His achievements have been recognized through numerous honors, including the Regional Healthcare Executive of the Year Award from the American College of Healthcare Executives (2016), the Nashville Business Journal Lifetime Achievement Award (2020), his induction into the Tennessee Healthcare Hall of Fame (2024), and the CEO of Distinction Award from the Tennessee Hospital Association (2025).

Dr. Pinson maintains an active commitment to civic and economic leadership. He currently serves as Chair of the Nashville Area Chamber of Commerce and previously served as Chair of the Nashville Healthcare Council and the Governor’s Foundation for the Health and Wellness of Tennessee. He is a current board member of the Tennessee Hospital Association and Cumberland University and is a former board member of the American Hospital Association.

Dr. Pinson brings to the board deep experience in strategy, governance, regulatory compliance, large scale operations, and multi stakeholder collaboration. His background as an executive leader, clinician, educator, and community advocate provides valuable perspective to the oversight of enterprise risk, organizational performance, and long term value creation.

Emily J. Reynolds
Age: 69

Director Since: 2017

2025 Committees: Compensation Committee (Chair) and Nominating and Corporate Governance Committee

Emily Reynolds has served as a director of the Company since 2017 and as a director of FirstBank since 2012. She has had an extensive career in public service, government and politics for over 40 years. In 2003, she was elected by the United States Senate to serve as the 31st Secretary of the Senate, a post in which she managed the Senate’s legislative, financial and administrative operations for the 108th and 109th Congresses. Ms. Reynolds subsequently served as Senior Vice President of Government Relations for the Tennessee Valley Authority for six years.

Currently, she is the Vice-Chair of the Tennessee Board of Regents, the state’s largest higher education system, a position she has held for over a decade. She is also Chairman of BlueCross BlueShield of Tennessee, and has been on the board since 2007. She is on the board of trust of Belmont University in Nashville where she chairs the Governance Committee.

Her civic involvement includes her time as a former board member and chair of the Andrew Jackson Foundation, a board member of the Tennessee State Museum Foundation, and her service on the Davidson County Election Commission where she also served as chairman. A graduate of both Leadership Tennessee and Leadership Nashville, Ms. Reynolds was co-chairman of the Tennessee Chapter of Women Corporate Directors. Her community honors include the Nashville Business Journal’s Women of Influence, YWCA’s Academy of Women of Achievement, and the Nashville Public Education Foundation’s Public Schools Hall of Fame.

Ms. Reynolds’ extensive career in public service, policy and government as well as her involvement on private boards, has given her a varied set of leadership, communication and organizational skills that qualify her to serve on our board of directors. Additionally, Ms. Reynolds’ impressive and diverse experiences give her a unique perspective which make her a valuable member of our board of directors.

J. Henry Smith IV
Age: 56

Director Since: 2025

2025 Committees: Risk Committee and Trust Committee

J. Henry (Hank) Smith, IV was appointed to the board of directors in connection with the merger between FB Financial Corporation and Southern States Bancshares, Inc. (“Southern States”) on July 1, 2025. Prior to the merger, he served as a director of Southern States and Southern States Bank for 15 years, including as chairman of the board of directors from 2023 until the merger in 2025.

Mr. Smith is the owner and president of Interstate Sheet Metal, LLC, a metal fabrication company based in Anniston, Alabama that supplies components to a variety of industries across the Southeastern United States. He began his career in Atlanta, Georgia working as a financial advisor with A.G. Edwards and J.C. Bradford. In 1998, he returned to his hometown of Anniston to join the family business.

An active member of his community, Mr. Smith has contributed his time and leadership to numerous business and charitable organizations, including Children’s Services, Knox Concert Series, Anniston Museum of Natural History, The Greater Anniston Business and Professional Association, and the Sunny King Charitable Classic. Mr. Smith is a graduate of The Hill School and earned his Bachelor of Arts degree from Vanderbilt University in 1991.

We believe Mr. Smith’s extensive financial and business experience and long-standing leadership make him a valuable member of our board of directors.

Melody J. Sullivan
Age: 73

Director Since: 2020

2025 Committees: Audit Committee and Risk Committee (Chair)

Melody Sullivan was appointed to the board of directors in connection with the Franklin Merger and previously served as a director of Franklin since 2010. She previously served on the boards of Franklin National Bank and then Fifth Third Bank of Tennessee. In 1986, Ms. Sullivan founded Smiley CPAs, the first woman-owned CPA firm in Franklin, Tennessee. The firm provided financial statement preparation and tax compliance services for more than 1,700 clients for 30 years. She had previously worked as a staff accountant for one of Nashville’s most respected business owners and CPA firms and served as comptroller for a local food service company. Ms. Sullivan is the former Chief Financial Officer for The Abaco Inn, located on the island of Elbow Cay in the Bahamas.

She is past President of the Franklin Breakfast Rotary Club and the Franklin Family YMCA, and she has served on the boards of the United Way of Williamson County, Franklin Tomorrow, Williamson County-Franklin Chamber of Commerce, Williamson County CASA and Historic Carnton Plantation. She is a past chairperson of the Chamber’s Small Business Development Division. She is the recipient of the 2015 Cable Board Walk of Fame for Women’s Leadership on Corporate Boards.

We believe Ms. Sullivan’s extensive accounting and business experience make her a valuable addition to our board of directors. Additionally, her prior experience as a member of other financial institutions’ boards of directors provide beneficial industry perspective and knowledge.

Board Qualifications
The Nominating and Corporate Governance Committee develops criteria for selection of members of the board and its committees, which shall be considered, changed, if appropriate, and approved annually by the board. However, pursuant to the Company's Corporate Governance Guidelines, at a minimum, a candidate for director must have integrity, be committed to act in the best interests of all of the Company's shareholders and be able and willing to devote the required amount of time to the Company's affairs, including attendance at meetings of the board. Further, the Company values diversity and the benefits that it can bring to the board. As a result, the Nominating and Corporate Governance Committee and the board will, as part of the director nomination process, give consideration to the composition of the board as it relates to the nominees’ experience, skills, qualifications, and market representation, among other factors.

Approximately 83% of our directors have a tenure of nine years or less. The graph below provides the percentage of directors that hold the following skills and qualifications as of December 31, 2025:

Required Vote

In the election of directors, if a quorum is present, directors are elected by a plurality of the votes cast at the annual meeting.

Recommendation
The board of directors recommends that you vote “FOR” each of the 13 nominees listed above for election as a director.

Corporate Governance
Overview
We are committed to having sound corporate governance principles, which are essential to running our business efficiently and maintaining our integrity in the marketplace. We understand that corporate governance practices change and evolve over time, and we seek to adopt and use practices that we believe will be of value to our shareholders and will positively aid in the governance of the Company. To that end, we regularly review our corporate governance policies and practices and compare them to the practices of other peer financial institutions and public companies. We will continue to monitor emerging developments in corporate governance and enhance our policies and procedures when required or when our board of directors determines that it would benefit us and our shareholders.

In this section, we describe the roles and responsibilities of our board and its committees and describe our corporate governance policies, procedures and related documents. The charters of the Audit, Nominating and Corporate Governance, Risk, and Compensation Committees of our board of directors, our Corporate Governance Guidelines, and our Code of Business Conduct and Ethics can be accessed electronically under the “Corporate Governance” link on the Investor Relations page of our website at https://investors.firstbankonline.com. We will also provide a copy of the committee charters, our Corporate Governance Guidelines, and our Code of Business Conduct and Ethics without charge upon written request sent to our General Counsel at FB Financial Corporation, 1221 Broadway, Suite 1300, Nashville, Tennessee 37203. Information that is presented or hyperlinked on our website is not incorporated by reference into this proxy statement.

Board Composition
The board of directors currently consists of 13 directors: J. Jonathan Ayers, William F. Carpenter III, Agenia W. Clark, James W. Cross IV, James L. Exum, Christopher T. Holmes, Orrin H. Ingram, R. Milton Johnson, Raja J. Jubran, C. Wright Pinson, Emily J. Reynolds, J. Henry Smith IV and Melody J. Sullivan. Our board of directors also serves as the board of directors of our wholly owned subsidiary, FirstBank. At the annual meeting, 13 persons will be elected to serve on our board until the 2027 annual meeting of shareholders and until their successors have been duly elected and qualified or their earlier death, resignation, or removal in accordance with the bylaws. See “Proposal 1 — Election of Directors” for more information regarding the composition, criteria, and experience of our board.

Board Leadership Structure and Executive Sessions
Reflecting our commitment to principles of effective corporate governance, the board of directors is led by an independent member of the board serving as Chair. Our board of directors believes it is appropriate to separate the positions of Chair and CEO because this leadership structure enhances our board’s ability to ensure that the appropriate level of independent oversight is applied to all management decisions. It also permits our President and CEO to focus on our operations.

Pursuant to the Company's Corporate Governance Guidelines, the Company’s non-management directors meet at regularly scheduled executive sessions in which management does not participate. Also, the independent directors will meet at least once a year in an executive session without management and directors who are otherwise not independent. All such sessions will normally occur following regularly scheduled board meetings. The Company's independent Chair will preside over such meetings.

Director Independence
Our Corporate Governance Guidelines require that a majority of the members of the board of directors satisfy the independence requirements of the NYSE and the SEC. Our board has evaluated the independence of its members based upon the rules of the NYSE and the SEC as well as our Corporate Governance Guidelines. Applying these standards, our board has affirmatively determined that, with the exception of J. Jonathan Ayers and Christopher T. Holmes, each of our director nominees are independent directors.
Director Refreshment
In order to maintain sound corporate governance practices, the Company recognizes the benefit of meaningful director refreshment. As a result, our Corporate Governance Guidelines provide that it is the policy of the board of directors that no non-management director should serve for more than 15 years as a director, except that: (a) where that policy would result in multiple retirements in any 12-month period, the board of directors may request that a director or directors who would otherwise be due to retire serve up to an additional 12 months; and (b) the board of directors may request that a director or directors who would otherwise be due to retire continue service if the board of directors deems such service to be in the best interests of the Company’s shareholders. Orrin Ingram has exceeded the tenure limit set forth in our Corporate Governance Guidelines; however, the Nominating and Corporate Governance Committee deemed it in the best interests of the Company to ask Mr. Ingram to continue his board service in order to benefit from Mr. Ingram’s knowledge and experience as the longest-serving independent board member.

Board’s Role in Risk Management and Oversight
The board of directors has an active role, as a whole and at the committee level, in the Company’s risk oversight process. The board receives regular reports from the Chief Risk Officer on areas of material risk to the Company, including strategic, reputational, credit, operational, interest rate, liquidity, price, compliance, cyber security/technology and third party risks. The Chief Risk Officer reports at least quarterly to the board's Risk Committee. At the committee level, (i) the Risk Committee oversees all of the categories of risk, (ii) the Audit Committee focuses on the oversight of the bank's internal and external audit programs, (iii) the Compensation Committee oversees the management of risks relating to the Company’s executive compensation program as well as compensation matters involving all employees, and (iv) the Credit Risk Committee of FirstBank's board of directors has primary responsibility for overseeing credit risk. Additionally, the Chief Risk Officer and Chief Audit Executive monitor risks associated with the Company’s risks, and each maintains independent access to our board of directors.

The Risk Committee reviews management’s assessment of the Company’s risk profile by category of risk on a quarterly basis. If the risk assessed in any category exceeds the Company’s risk appetite, management presents actions underway or planned to remediate the risk level. The frequency of the risk profile assessment aligns with the Company’s quarterly reporting process. The Risk Committee is also authorized to retain the services of independent risk management, legal, accounting or other advisors to assist in oversight activities relating to the Company’s risk management system.
Although each committee is directly responsible for evaluating certain enumerated risks and overseeing the management of such risks, the entire board of directors is generally responsible for and is regularly informed through committee reports about such risks and any corresponding remediation efforts designed to mitigate risks. In addition, appropriate committees of the board receive reports from senior management within the organization to enable the board to understand risk identification, risk management, and risk mitigation strategies. When a committee receives such a report, the chair of the relevant committee reports on the discussion to the full board during the committee reports portion of the next board of directors meeting. This enables the board and its committees to coordinate the risk oversight role.
Cyber Security
We have implemented a comprehensive set of information security policies, standards, and related training that every associate must review, acknowledge, and complete during their onboarding process. Each associate is also required to formally review and understand any changes to these policies and standards. Additionally, all employees must complete cyber training annually. These policies, standards, and training cover topics such as data privacy and security, password protection, internet use, computer equipment and software use, email use, risks associated with social engineering, and best practices for safety.
We conduct rigorous information security vetting before entering a business relationship with any entity that may have access to our or our customers' confidential information. We expect our suppliers and business partners to protect our confidential information, use it solely for the purposes outlined in the relevant agreement, and notify us of any improper disclosure. Disclosure of our confidential information is strictly prohibited.
Our information security practices and risks are reviewed annually by internal and external auditors as part of our annual audit process. Key Risk Indicators, established in conjunction with a board-approved Statement of Risk Appetite, are reported quarterly to the Information Technology Steering Committee and Risk Management Committee. The Risk Committee of the board of directors oversees our information security risk and receives updates quarterly.
The Risk Committee of the board of directors receives an annual information security update. We adhere to and implement National Institute of Standards and Technology guidelines and use the American Bankers Association recommended Cyber Risk Institute Profile to evaluate our information security practices annually. We also retain third-party experts to conduct regular intrusion and penetration testing. The results of these evaluations are monitored by the Federal Deposit Insurance Corporation and the board’s Risk Committee. The company maintains coverage under a cyber security insurance policy, with coverage levels reviewed periodically to ensure alignment with the organization’s risk appetite.
Pledging and Hedging
The Company's Insider Trading Policy prohibits members of the board of directors, officers, and certain designated employees who have access to material non-public information about the Company from entering into hedging or monetization transactions or similar arrangements with respect to Company securities. Pledging of company securities is not prohibited but discouraged, and pledged securities are not counted towards compliance with the Company’s stock ownership guidelines.

Meetings of the Board and Committees
Our board of directors meets at least quarterly. Our board held nine meetings during 2025. During 2025, all directors attended at least 75% of the aggregate total number of meetings of the board held during the period in which he or she was a director and of the total number of meetings held by all committees of the board on which he or she served. At the time of our 2025 annual meeting of shareholders, we had 12 directors, nine of whom attended the 2025 annual meeting.

During 2025, our non-management directors met separately five times after regularly scheduled meetings of the board and the independent members of the board met separately once. The independent chair of the board led these meetings.

The following table shows the membership of the committees of our board of directors as of the date of this proxy statement.

Name	Audit Committee	Compensation Committee	Credit Risk Committee (1)	Nominating and Corporate Governance Committee	Risk Committee	Trust Committee(1)
J. Jonathan Ayers					●	Chair
William F. Carpenter* (2)
Agenia W. Clark*		●			●
James W. Cross IV*			Chair	●
James L. Exum*				●		●
Christopher T. Holmes			●
Orrin H. Ingram*	●	●
R. Milton Johnson*	●				●
Raja J. Jubran*	Chair	●
C. Wright Pinson*		●		Chair
Emily J. Reynolds*		Chair		●		●
J. Henry Smith IV* (3)					●	●
Melody J. Sullivan*	●				Chair
Number of Meetings in 2025	11	6	7	4	4	4
* Independent Director
(1) Committee of the board of directors of FirstBank.
(2) As chair of the board, Mr. Carpenter participates in all board committees in an ex officio capacity.
(3) Mr. Smith joined the board of directors as of July 1, 2025, following the consummation of the Company's merger with Southern States Bancshares, Inc.

Standing Committees of the Board
Our board of directors has established four standing committees in connection with the discharge of its responsibilities. These committees are currently the Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee, and Risk Committee. Additionally, the FirstBank board of directors has two standing committees: Credit Risk Committee and Trust Committee, in addition to ad hoc committees. Each standing committee of the board operates under a written charter. Our board also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents.

Audit Committee Current Members Jubran (Chair)* Ingram* Johnson* Sullivan* *Independent Director
The Audit Committee assists the board and management by providing advice and guidance on the adequacy of the Company’s initiatives for values and ethics and governance structure. The committee oversees the Company's internal control framework, internal audit activity, and the Company's external auditors and other assurance providers, as well as financial statements and public accountability reporting.

The board of directors has determined that Mr. Johnson and Ms. Sullivan each qualify as an “audit committee financial expert,” as such term is defined in the rules of the SEC, and that each of the members of the Audit Committee is independent under the applicable SEC and NYSE rules and have the ability to read and understand financial statements.

Meetings in 2025: 11

Compensation Committee Current Members Reynolds (Chair)* Clark* Ingram* Jubran* Pinson* *Independent Director
The Compensation Committee, among other things, determines the Company’s total compensation strategy designed to attract and retain leadership talent and motivate executive officers to improve their individual performance and the financial performance of the Company. Additionally, the Compensation Committee reviews and approves the Company's compensation policies and plans for its executive officers, administers the Company's equity-based plans, annually reviews and approves the compensation of the CEO and other executive officers, and reviews and assesses risk arising from the Company's compensation policies and practices for its employees, including the Company's executive officers.

The board of directors has determined that each of the members of the Compensation Committee is independent under applicable SEC and NYSE rules.

Meetings in 2025: 6

Nominating and Corporate Governance Committee Current Members Pinson (Chair)* Cross* Exum* Reynolds* *Independent Director
The Nominating and Corporate Governance Committee, among other things, seeks, evaluates, and nominates candidates for members of the board of directors, as well as reviews and evaluates the Company’s corporate governance principles and policies.

The board of directors has determined that each member is independent under applicable SEC and NYSE rules.

Meetings in 2025: 4

Risk Committee Current Members Sullivan (Chair)* Ayers Clark* Johnson* Smith* *Independent Director
The Risk Committee oversees our risk management processes through the identification, assessment, and management of material risks facing the Company, including risks related to credit, liquidity, strategy, operations, compliance, reputation, and cybersecurity, among others. The committee's primary functions include oversight of monitoring and reviewing the Company's enterprise-wide risk management processes, strategies, policies and practices to identify emerging risks, evaluate the adequacy of the Company's risk management functions, and make recommendations to the board as the board seeks to effectively manage risks.

Meetings in 2025: 4

Bank Committees
FirstBank maintains two standing board committees: the Trust Committee, and the Credit Risk Committee, as well as ad hoc committees. Mr. Ayers, Mr. Exum and Ms. Reynolds and Mr. Smith serve on the FirstBank Trust Committee, and Mr. Ayers is the committee chair. The Credit Risk Committee is comprised of Mr. Cross, Mr. Jubran and Mr. Holmes and Mr. Cross serves as the committee chair. Previously, the bank also maintained an Innovations Committee.

Meetings in 2025: Trust Committee: 4 and Credit Risk Committee:7

Director Nomination Process
The Nominating and Corporate Governance Committee evaluates director candidates based upon criteria established by the committee and applies the same evaluation process to all director nominees regardless of whether the nominee is recommended by a shareholder or by the board. The criteria evaluated by the Nominating and Corporate Governance Committee are further discussed under "Proposal 1 — Election of Directors — Board Qualifications" in this proxy statement. Our board’s priority in selecting board members is the identification of persons who will further the interests of our shareholders through professional and personal experiences and expertise relevant to our business.

Shareholder Nominations to the Board
Our Corporate Governance Guidelines provide that our board of directors will consider shareholders recommendations for the nomination of directors. Acceptance of a recommendation for consideration does not imply that the board will, nominate the recommended candidate. Director nominations by a shareholder or group of shareholders for consideration by our shareholders at any annual meeting of shareholders, or at a special meeting of our shareholders that includes on its agenda the election of one or more directors, may only be made pursuant to Article I, Section 10 of our bylaws or as otherwise provided by applicable law. Nominations pursuant to our bylaws are made by delivering to our Corporate Secretary, within the time frame described in our bylaws, all of the materials and information that our bylaws require for director nominations by shareholders. All notices of intent to make a nomination for election as a director shall be accompanied by the questionnaire, written representation, and agreement of each nominee to serve as a director, pursuant to Article I, Section 11 of our bylaws.
Shareholders wishing to recommend or nominate a director must provide a written notice to our Corporate Secretary that includes, among other information required to be provided by our bylaws, (a) the name, age, business address and residence address of the nominee(s), (b) the principal occupation or employment of the nominee(s), (c) the class or series and number of shares of common stock which are owned beneficially or of record by the nominee(s), (d) a description of all agreements, arrangements or understandings between or among the shareholder and the nominee in connection with the nomination of such person for election as director, and (e) a description of all direct and indirect compensation and other material monetary agreements, arrangements, and understandings during the past three years, and any other material relationships, between or among the shareholder and respective affiliates and associates and each proposed nominee, including, without limitation all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K. No person shall be eligible to serve as a director of the Company unless nominated in accordance with the procedures set forth in Article I, Section 10 of our bylaws and any nominee proposed by a shareholder not nominated in accordance with Article I, Section 10 shall not be considered or acted upon for election at such meeting. Shareholders’ notices for any proposals requested to be included in our proxy statement pursuant to Rule 14a-8 under the Securities

Exchange Act of 1934, as amended (the "Exchange Act") (including director nominations), must be made in accordance with that rule.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that is designed to ensure that our directors, executive officers, and employees meet the highest standards of ethical conduct. The Code of Business Conduct and Ethics requires that our directors, executive officers, and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in the Company’s best interests. Our Code of Business Conduct and Ethics is available on our website at https:// investors.firstbankonline.com/ under “Corporate Governance.”
Corporate Governance Guidelines
We are committed to having sound corporate governance principles, which are essential to running our business efficiently and maintaining our integrity in the marketplace. Our board has adopted Corporate Governance Guidelines which set forth the framework within which our board, assisted by its committees, direct the affairs of our Company.
In particular, our corporate governance guidelines govern certain activities, including:
■director qualification, independence, and selection, as well as shareholder recommendations for director candidates;
■director responsibilities and board committees;
■director meetings;
■management succession and review;
■director evaluations; and
■director access to management and independent advisors.
Communications with the Board
We have established procedures for shareholders or other interested parties to communicate directly with our board of directors or with a committee of the board of directors. Such parties may contact our board of directors, a committee, the independent or non-management directors as a group, or a specific director by sending written correspondence by mail to:
Board of Directors
c/o General Counsel and Corporate Secretary
FB Financial Corporation
1221 Broadway, Suite 1300
Nashville, Tennessee 37203

The General Counsel is responsible for reviewing all communications addressed to our board of directors, any committee, or any specific director to determine whether such communications require board, committee, or personal review, response, or action. Generally, the General Counsel will not forward to the board, any committee, or any specific director any communications relating to Company products and services, solicitations, or otherwise improper or irrelevant topics. If, however, the General Counsel determines that a communication relates to corporate governance or otherwise requires review, response, or action by the board of directors, any committee, or any specific director, then the General Counsel will promptly send a copy of such communication to each director serving on the board of directors, to the applicable committee, or to the applicable director.

Independent Compensation Consultant
To facilitate the fulfillment of its duties, the Compensation Committee has sole authority to retain outside advisors, including compensation consultants, to assist the Compensation Committee with executive compensation matters. The Compensation Committee has sole authority to approve the fees and retention terms of any such advisors or consultants. During 2025, the Compensation Committee engaged Frederic W. Cook & Co. (“FW Cook”) as its independent compensation consultant to review of the Company’s executive compensation program for the year.

The Compensation Committee considered whether there were any conflicts of interest created by its engagement of FW Cook to provide compensation consulting services. Its consideration focused on (i) the fact that FW Cook does not provide any services to the Company other than compensation consulting services, (ii) the conflicts of interest policies and procedures of the Company and of FW Cook, (iii) any relationships between FW Cook and members of our board of directors, (iv) any FB Financial stock that is owned by FW Cook and its employees, and (v) the lack of any relationships between FW Cook and any of our executive officers. Based on this assessment, the Compensation Committee concluded that no conflicts of interest existed with respect to FW Cook or its engagement by the Compensation Committee.

Certain Relationships and Related Transactions
Loans to Officers, Directors, Shareholders, and Affiliates
We offer loans in the ordinary course of business to our insiders, including executive officers, directors, principal shareholders, and their affiliates, related interests, and immediate family members, and other employees. Applicable law and our written related party policy require that loans to insiders be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and must not involve more than the normal risk of repayment or present other unfavorable features. Loans to non-insider employees and other non-insiders are subject to the same requirements and underwriting standards and meet our established lending guidelines, except that non-insider employees and other non-insiders may receive preferential interest rates and fees as an employee benefit. Loans to individual employees, directors, and executive officers must also comply with FirstBank’s statutory lending limits. Extensions of credit to related parties are reviewed and approved in accordance with applicable law and our the Company's policies.

We have made loans to directors and executive officers. All loans made to our directors, executive officers, principal shareholders, and their related interests and/or related parties (i) were made in the ordinary course of business; (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to us; and (ii) did not involve more than a normal risk of collectibility and did not present other features unfavorable to the Company.

Related Party Policy
Transactions by us with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act, which govern certain transactions by us with our affiliates, and the Federal Reserve’s Regulation O, which governs certain loans by us to executive officers, directors, and principal shareholders. We have adopted policies to comply with these regulatory requirements and restrictions.
We have adopted a written policy governing the approval of related person transactions that complies with all applicable requirements of the SEC and NYSE concerning related person transactions. Related person transactions are transactions in which we are a participant, the amount involved exceeds $120,000, and a related person has or will have a direct or indirect material interest. Our related parties include our directors (including nominees for election as directors), executive officers, 5% shareholders, the immediate family members of these persons, and any entity in which any of these persons is an executive officer, general partner, or has a 5% or greater interest. All potential related person transactions are submitted to the Audit Committee for review. In determining whether to approve a related person transaction, the Audit Committee will consider all of the relevant and material facts and circumstances available to it, including (if applicable) but not limited to: the benefits to the Company; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director, or an entity in which a director is an executive officer, general partner, or 5% or more shareholder; the availability of other sources for comparable products or services; the terms of the transaction; and whether the terms are comparable to the terms available to unrelated third parties or to employees generally. After its review, the Audit Committee will only approve or ratify related person transactions that are (i) in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Audit Committee determines in good faith, (ii) on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third person and (iii) approved or ratified by a majority of the disinterested members of the Audit Committee.
The following is a description of transactions during the fiscal year ended December 31, 2025 in which we have participated and in which one or more of our principal shareholders, directors, executive officers, or their immediate family members or entities related to them, had a direct or indirect material interest.
Registration Rights Agreement
The Company maintains a registration rights agreement with the estate of the Company's former sole shareholder, James W. Ayers (the "Ayers Estate"). This agreement provides the Ayers Estate with certain demand and piggyback registration rights in respect to any registrable shares of our common stock held by the estate, subject to various conditions and limitations as set forth in the agreement. Company director Jon Ayers serves as a co-trustee of the Ayers Estate.
Other transactions
Our subsidiary, FBK Aviation, LLC maintains non-exclusive aircraft lease agreements with certain directors. During the year ended December 31, 2025, the Company recognized income amounting to $82,395 under these agreements.
FirstBank leases various office spaces from entities owned by Jon Ayers and the Ayers Estate. The aggregate amount paid by the bank for these leases was approximately $403,241 for the year ended December 31, 2025.
During the year ended December 31, 2025, the Company entered into a share repurchase agreement with the Ayers Estate. Pursuant to the share repurchase agreement, the Company acquired 1,717,948 shares of its common stock at a price of $51.50 per share. The repurchase was conducted under the Company's previously announced share repurchase authorization.
The Company holds an equity investment in a privately held entity, which is included in other assets on the consolidated balance sheets with a carrying amount of $17,611,146 as of December 31, 2025 and is being accounted for under the equity method of accounting. Pursuant to the terms of the Company's equity investment, the Company has the right to appoint two directors to the entity's board. Currently, Scott Tansil and another FirstBank employee serve on this board.
Concurrently, the Company has a master loan purchase agreement with the entity to purchase up to $250,000,000 in manufactured loan housing production over an initial five-year term. During the year ended December 31, 2025, the Company purchased $63,449,888 of loans HFI under this agreement. As of December 31, 2025, the amortized cost of these loans held for investment amounted to $142,532,411.

Stock Ownership Matters
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, officers and persons who beneficially own more than 10% of our common shares to file initial reports of ownership on Form 3 and reports of changes of ownership on Forms 4 and 5 with the SEC. These officers, directors, and 10% beneficial owners are also required to furnish us with copies of all Section 16(a) forms that they file. Copies of Section 16(a) reports can be accessed electronically under the “Stock and Filings” link on our website at https://investors.firstbankonline.com.
To our knowledge, based solely on our review of the copies of such forms received by us and written representations from our directors and officers, we believe that all Section 16(a) filing requirements applicable to our officers, directors, and 10% beneficial owners have been complied with for the fiscal year ended December 31, 2025, with the exceptions of (i) one purchase of securities by James W. Ayers on January 31, 2025, (ii) equity awards grants and vesting occurrences related tax withholdings for Aimee T. Hamilton, Beth W. Sims, Michael M. Mettee, Travis K. Edmondson, Robert Wade Peery and Christopher T. Holmes on February 24, 2025, (iii) the initial statements of beneficial ownership of James Austin McPherson and the Estate of James W. Ayers on April 29, 2025 (where such failures to timely file were related to delays in processing of the filers’ Form ID applications), (iv) one restricted stock award granted to J. Henry Smith IV on July 2, 2025, and (v) one sale of securities by Agenia Clark on October 17, 2025.

Security Ownership of Management and Certain Beneficial Owners
The following table sets forth certain information with respect to the beneficial ownership of our shares of common stock as of March 2, 2026 for: (i) each of our named executive officers (ii) each of our directors and director nominees; (iii) all of our named executive officers and directors as a group; and (iv) each shareholder known by us to be the beneficial owner of more than 5% of our issued and outstanding shares of common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and/or investment power with respect to the securities. Beneficial ownership additionally includes equity awards that may vest within 60 days of March 2, 2026. Percentage of ownership is based on 51,843,579 shares of common stock issued and outstanding on March 2, 2026, plus 138,485 restricted stock units and performance-based restricted stock units that will vest within 60 days of such date. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each beneficial owner identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the beneficial owner.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Directors and Named Executive Officers
J. Jonathan Ayers	11,068	*
William F. Carpenter III	25,624	*
Agenia W. Clark	12,270	*
James W. Cross(2)	62,654	*
Travis K. Edmondson	40,930	*
James L. Exum	10,110	*
Aimee T. Hamilton	7,195	*
Christopher T. Holmes(3)	483,448	*
Orrin H. Ingram	93,433	*
R. Milton Johnson	2,983	*
Raja J. Jubran	57,810	*
Michael M. Mettee	40,307	*
C. Wright Pinson	9,731	*
Emily J. Reynolds	19,037	*
J. Henry Smith IV(4)	43,829	*
Melody J. Sullivan	33,591	*
Scott J. Tansil	13,415	*

All directors and executive officers as a group (18 persons)	1,015,173	2.0%

Shareholders owning more than 5%
The Estate of James W. Ayers(1)	7,051,841	13.6%
BlackRock, Inc.(5)	5,992,301	11.5%
T. Rowe Price Associates, Inc(6)	3,996,969	7.7%
The Vanguard Group(7)	3,018,224	5.8%
*Individual held less than 1% as of March 2, 2026.
(1) Unless otherwise noted, the address for each shareholder listed in the table above is: c/o FB Financial Corporation, 1221 Broadway, Suite 1300, Nashville, Tennessee 37203. The address for the Estate of Mr. Ayers is c/o FB Financial Corporation, 1221 Broadway, Suite 1300, Nashville, Tennessee 37203.
(2) Includes 41,681 shares owned jointly with spouse.
(3)    Includes 98,443 pledged to secure indebtedness and 361,428 shares owned by family trusts.

(4) Includes 584 shares owned jointly with children.
(5) Based solely on information provided in that certain Schedule 13F filed with the SEC on February 12, 2026 by BlackRock, Inc. BlackRock, Inc. reports sole voting power with respect to 5,882,240 shares and sole dispositive power with respect to 5,992,301 shares. The address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.
(6) Based solely on information provided in that certain Schedule 13F filed with the SEC on February 19, 2026 by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. reports sole voting power with respect to 3,977,425 shares and sole dispositive power with respect to 3,957,486 shares. The address of T. Rowe Price Associates, Inc. is 101 East Pratt Street, Baltimore, Maryland 21202.
(7) Based solely on information provided in that certain Schedule 13G/A filed with the SEC on January 29, 2026 by The Vanguard Group reports sole dispositive power with respect to 2,703,961 shares. None of the shares held by the Vanguard Group had sole voting power. The address of The Vanguard Group is 100 Vanguard Avenue, Malvern, PA 19355.

Executive Officers
The following table sets forth the names, ages and positions of our executive officers as of March 28, 2026:

Name	Age	Position
Aimee T. Hamilton	60	Chief Risk Officer
Mark E. Hickman	49	Chief Human Resources Officer
Christopher T. Holmes	62	President, Chief Executive Officer and Director
Michael M. Mettee	45	Chief Financial and Operating Officer
Beth W. Sims	51	General Counsel and Corporate Secretary
Scott J. Tansil	56	Chief Business and Operations Officer
The following is certain biographical information for our executive officers. For Mr. Holmes, who also serves as director, please see “Proposal 1 — Election of Directors — Director Nominees” for his biographical information.
Aimee T. Hamilton, Chief Risk Officer. Aimee Hamilton serves as an executive officer at the Company and has served as the Chief Risk Officer for FirstBank since 2021, overseeing consumer compliance, BSA compliance, information security, credit review, credit risk management, risk governance, risk management and community development functions. Previously, Ms. Hamilton has held leadership roles in risk, compliance and audit functions with several financial institutions including Cadence Bank, NA and Zions Bancorporation.
Mark E. Hickman, Chief Human Resources Officer. Mark Hickman serves as an executive officer at the Company and has served as the Chief Human Resources Officer since 2023. He is responsible for the overall human resources strategy, design, implementation, administration, and compliance of the human resources programs. Additionally, Mr. Hickman oversees internal communications and public relations, ensuring associates and stakeholders are well-informed. Prior to joining FirstBank, Mr. Hickman was the Head of Benefits & Enterprise Recognition at Wells Fargo where he was responsible for benefits, well-being and recognition programs that focused on enhancing the employee experience and improving team members well-being and engagement.

Michael M. Mettee, Chief Financial and Operating Officer. Michael Mettee serves as an executive officer at the Company and has served as the Chief Financial Officer since 2020. In 2025, he was additionally named as the Company's Chief Operating Officer. He oversees finance, capital markets, treasury, investment management, Metro and Community banking, retail banking, customer experience, credit, and wealth management for the Company. He joined FirstBank in 2012 as the Director of Capital Markets and managed the interest rate risk for FirstBank. He subsequently was CFO of Banking, a position he held before being promoted to Chief Financial Officer of the Company. Prior to joining FirstBank, Mr. Mettee managed the budget and forecasting process, pricing for asset and liability products, financial reporting and provided strategic direction for the retail bank at BBVA Compass.

Beth W. Sims, General Counsel and Corporate Secretary. Beth Sims serves as an executive officer at the Company and has served as the General Counsel and Corporate Secretary for the Company and FirstBank since 2019. She is responsible for the Company's legal functions, advising senior management on legal and regulatory matters, serving as a liaison with outside counsel, and providing counsel on corporate governance matters to the boards of directors. Prior to joining FirstBank, Ms. Sims was a partner at Butler Snow and head of the law firm’s securities team, where she focused on securities laws, banking, and mergers and acquisitions.
Scott J. Tansil, Chief Business and Operations Officer. Scott Tansil has served as an executive officer of the Company since his appointment as Chief Operations Officer in 2023. His responsibilities include oversight of loan and deposit operations, the Bank’s mortgage and specialty lending businesses, as well as information technology and data management functions, among other areas. Mr. Tansil brings more than 28 years of executive leadership experience in both the private and public sectors. Prior to joining the Company, he served as Executive Vice President and Head of Mortgage/Capital Markets at Citizens Financial Group.

Compensation Discussion and Analysis
This Compensation Discussion and Analysis (this "CD&A") describes and explains the material elements of 2025 compensation for our CEO, our CFO, and our other highest compensated executive officers. Detailed information regarding the compensation of these named executive officers, also called "NEOs,” is set forth in the tables following this CD&A. We also provide an overview of our executive compensation philosophy and our executive compensation program. In addition, we explain how and why the Compensation Committee of our board arrived at specific compensation policies and decisions involving the NEOs.

For 2025, our NEOs are:

Name	Position
Christopher T. Holmes	President, Chief Executive Officer, and Director
Michael M. Mettee	Chief Financial Officer and Chief Operating Officer
Travis K. Edmondson	Chief Credit Officer
Aimee T. Hamilton	Chief Risk Officer
Scott J. Tansil	Chief Business and Operations Officer

Realignment of certain management responsibilities occurred in October 2025 impacting the positions of Messrs. Mettee, Edmondson, and Tansil. Mr. Mettee was named Chief Operating Officer, in addition to his role as Chief Financial Officer. Mr. Edmondson transitioned from Chief Banking Officer to Chief Credit Officer. Mr. Tansil was promoted to Chief Business and Operations Officer from Chief Operations Officer.

You should read this section of the proxy statement when determining your vote on the compensation of our NEOs (see "Proposal 4 — Non-Binding, Advisory Vote Regarding the Compensation of the Named Executive Officers"). This CD&A contains information that is important to your voting decision.

Compensation Best Practices
Our compensation philosophy is buttressed by a strong corporate governance program that includes risk-focused procedures for incentive compensation, adherence to regulatory guidelines, and the following "best practices":

What We Do	What We Don't Do
■Double-trigger for acceleration of vesting in connection with a change-in-control	■No hedging and restrictions on pledging
■A substantial portion of our CEO and NEOs' compensation is at-risk and performance-based	■Do not allow for multi-year guaranteed bonuses
■Cash and equity performance-based awards include “circuit breakers,” where no bonuses are awarded if performance fails to reach certain thresholds	■Do not allow for cash dividends on unearned restricted stock or performance-based awards
■All incentive compensation arrangements are subject to clawback provisions	■Do not allow for the repricing of any stock options
■Executive officers are subject to stock ownership guidelines	■Do not include tax gross-ups in our compensation plans
■Regularly obtain guidance from an independent consultant as to the levels of compensation and the design of our compensation programs	■Do not allow for excessive perquisites
■Use rigorous goal setting aligned with pre-established targets
■Conduct annual compensation review and risk assessment

2025 Performance Highlights

■Successful completion of merger and integration of Southern States Bank.
■Adjusted EPS* had a year-over-year increase of 17.4%.
■Pre-tax Pre-Provision Net Revenue* had a year-over-year increase of 23.8%.
■Adjusted net income* had a year-over-year increase of 25.6%
■In 2025, we achieved a one-year total shareholder return of 10%, which was the 73rd percentile of our 2025 Peer Group.
*Non-GAAP financial measure. A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included at Appendix B.
Compensation Philosophy and Objectives
The compensation program adopted by the Compensation Committee is designed to achieve a balance between rewarding Company executive officers and associates for superior performance while delivering a compelling return on investment for our shareholders. The Compensation Committee seeks to attract, retain and motivate the Company's employees by aligning competitive, market-based compensation programs with the Company's long-term objectives, business strategy and financial performance. At the same time, the Compensation Committee seeks to create an “owners” perspective throughout the Company, but especially among our NEOs and senior management, through the use of equity-based compensation. As a result, our compensation program tends to feature a heavier emphasis on equity-based compensation than our peer institutions. We also use stock ownership requirements among our executive management team to achieve this objective.

Our Compensation Committee regularly meets in executive session to review our executive compensation program to ensure it achieves the desired goals of linking the compensation paid to our executive officers with our shareholders' interest, while adhering to the levels of risk tolerance established by the board. Under this program, our NEOs are rewarded for the achievement of specific annual, long-term and strategic goals, performance measures, and the realization of increased shareholder value.

We believe our executive compensation program's mix of base salary, short-term and long-term incentive compensation, and benefits, including perquisites, as described below, is properly aligned with our compensation objectives.

Compensation Decision-Making
Three parties play an important role in establishing compensation levels for the Company's executive officers: (i) the Compensation Committee, (ii) senior management, and (iii) outside advisors. The sections that follow describe the role each of these parties plays in the compensation-setting process, as well as other important factors that impact compensation decisions.

Role of the Compensation Committee

Our Compensation Committee, which is comprised of independent directors, provides oversight of the Company’s executive compensation. The Compensation Committee has the responsibility to:

■Review and approve the composition of the peer group companies used to assess the Company's pay practices, target pay opportunities, and establish performance goals and objectives;

■Annually review executive compensation plan design and target structure, including reviewing the risk associated with these plans, setting targets for incentives using management's internal business plan and market conditions, and balancing the design of various compensation plans against the Company's goals, values, and strategic objectives;

■Review the performance and determine the compensation of the CEO and other executive officers;

■Determine the amount of, and approve, each element of total compensation paid to the NEOs, and determine the general elements of total compensation for other senior officers; and

■Review all components of compensation (both target and actual) for the CEO and the other NEOs, including base salary, annual cash incentives, and long-term incentives.

In determining the amount of NEO compensation each year, the Compensation Committee reviews competitive market data representing broader banking industry trends, as well as peer group data. It makes specific compensation decisions and awards based on such information, along with Company compensation philosophy, Company performance, individual performance and other circumstances as appropriate. In fulfilling its duties, the Compensation Committee is empowered to engage qualified advisors and/or outside counsel.

Role of Senior Management in Compensation Decisions for NEOs

Throughout the year, the Compensation Committee meets with the CEO and other executive officers to solicit and obtain recommendations with respect to the Company's compensation programs and practices. The CEO makes recommendations to the Compensation Committee as to the appropriate base salaries, annual cash incentive opportunities, and equity awards for the executive officers other than himself.

In approving compensation for 2025, the Compensation Committee considered the CEO’s recommendations for the executive officers. The Compensation Committee, in consultation with its compensation consultant and the chair of the board, made its own determinations regarding the compensation for the CEO.

Role of the Compensation Consultant

To assist in its efforts to meet the objectives outlined above in 2025, the Compensation Committee retained FW Cook to provide executive compensation consulting services to the Compensation Committee. Pursuant to the Compensation Committee's charter, the Compensation Committee has the power to retain or terminate such consultants and engage other advisors. Representatives of FW Cook regularly participated in meetings of the Compensation Committee.

While directly reporting to the Compensation Committee, our compensation consultant typically collaborate with management to obtain data, clarify information, and review preliminary recommendations prior to the time they are shared with the Compensation Committee. The consultant provides data regarding market practices, and works with management to develop recommendations for changes to plan designs and policies consistent with the philosophies and objectives discussed earlier. In accordance with SEC rules and NYSE listing standards, the Compensation Committee took appropriate actions to confirm the independence of our compensation consultant. For more information regarding our compensation consultant engagement for 2025, see “— Independent Compensation Consultant” included in this CD&A.

Market Competitiveness
From time to time, our Compensation Committee considers the compensation practices of a group of similarly-sized publicly-traded financial services/banking organizations designated as the Company's peer group in establishing and reviewing the Company's performance, the structure of the Company's compensation program, and the actual compensation of our executive officers. Companies have historically been included in the Company's peer group based on their relevance in terms of asset size, revenue, loan mix, business model, products, services, talent, and geographic location as compared to that of the Company. The Compensation Committee reviews and approves the peer group annually with input from our independent compensation consultant and management.

In July 2024, the Compensation Committee worked with our compensation consultant to determine the peer group, referred to in this CD&A as the 2025 Peer Group. The 2025 Peer Group consisted of 20 publicly-traded banks and/or bank holding companies within the same industry, based in the United States and having the same GICS classification as the Company, with median assets of $19.9 billion as of year-end 2025. The 2025 Peer Group consisted of the following institutions:

Name of Institution and Ticker Symbol
1st Source Corporation (SRCE)	Origin Bancorp, Inc. (OBK)
Ameris Bancorp (ABCB)	Pinnacle Financial (PNFP)
City Holding Company (CHCO)	Renasant Corporation (RNST)
Enterprise Financial Services Corp (EFSC)	Seacoast Banking Corp of FL (SBCF)
First Bancorp (FBNC)	ServisFirst Bancshares, Inc. (SFBS)
First Busey Corporation (BUSE)	Simmons First National Corp. (SFNC)
First Financial Bancorp. (FFBC)	Southside Bancshares, Inc. (SBSI)
First Financial Bankshares, Inc. (FFIN)	Trustmark Corporation (TRMK)
First Merchants Corporation (FRME)	United Community Banks, Inc. (UCBI)
Home Bancshares, Inc. (HOMB)	Veritex Holdings, Inc. (VBTX)

Our Compensation Committee uses peer information as a reference point when evaluating the elements and amounts of the compensation paid to our CEO and our other executive officers. The Compensation Committee also reviewed and considered financial services industry published survey data. The Compensation Committee does not establish the compensation of our executive officers using direct comparisons to our peer group or survey data, but instead uses peer group and survey data as a competitive market check on executive officer compensation. Peer group and survey data is one of several factors used by the Compensation Committee when setting the compensation of our CEO and other executive officers.

Elements and Mix of Compensation
Our principal measures of success in achieving our business objectives are adjusted earnings per common share (non-GAAP), pre-provision net revenue (non-GAAP) and core return on average tangible common equity (LTI) (non-GAAP). The performance-based elements of our executive compensation program are designed to reward our executive officers based on our overall performance in achieving defined performance goals relative to these measures. Through our executive compensation program, we seek to provide:

■Compensation that differentiates pay on the basis of performance;

■Incentive compensation opportunities that will motivate executive officers to achieve both our short-term and long-term business objectives and that will provide compensation commensurate with our performance achievements, while also maintaining a customer-focused culture in which employees are not incentivized to take inappropriate risks;

■Total compensation that is competitive with that of comparable financial institutions within the context of our performance; and

■Protection of shareholder interests and alignment by requiring achievement of successful results as a condition to earning above-average compensation.

Our executive compensation program for 2025 consisted of the following primary elements:

Base Salary
Base salary is intended to provide a foundational element of compensation that is relatively secure and that reflects the skills and experience that an executive brings to us. The Company utilizes median base salary levels (fixed compensation) to be able to support meaningful short-term and long-term reward levels (variable compensation) that are based on exceeding results as compared to peers.

Short-Term Annual Cash Incentive Compensation	As described in more detail below, annual cash incentive compensation awards are based on adjusted earnings per share (non-GAAP) and other strategic objectives as measured through individual goals. The cash bonus awards for our NEOs are based on the achievement of the earnings per share and individual performance goals. This compensation strategy advances our strategic initiatives of superior financial performance, growth in our customer base and operational excellence by growing our net interest and noninterest revenues while managing the associated expenses.

Long-Term Equity Incentive Compensation
Long-term equity incentive compensation aligns executives’ compensation with our performance, including a mix of restricted stock units ("RSUs"), which vest based on the executive’s continued employment with the company over time, and performance stock units ("PSUs"), which are performance-based awards, vesting after three years, with the final payout level of the award based on the Company’s core return on average tangible common equity, measured relative to certain peer banks and adjusted tangible book value, as described in more detail below, during the same time period. These awards are granted pursuant to a shareholder-approved plan, the 2016 Long-Term Equity Incentive Plan (the “2016 Incentive Plan”).

Employee Benefits	Employee benefits are intended to provide reasonable levels of security with respect to employment, retirement, medical, death and disability protection and paid time off.

Limited Perquisites
Certain limited perquisites are used to supplement the other elements of compensation, facilitating the attraction, motivation and retention of executive officers of the caliber we believe necessary to remain competitive, though we do not consider these a material component of executive officer compensation.

The Compensation Committee takes a holistic approach to establishing the total compensation package for its executives and each element of compensation is interdependent on the other elements. Applying the Company's core values and drawing upon the principles and philosophy discussed above, the Compensation Committee utilizes these elements of compensation as building blocks to construct a complete compensation package for each executive that appropriately satisfies the core design criteria of pay-for-performance, alignment with shareholder interests, market competitiveness, proper governance and compliance with all legal and regulatory guidelines.

The mix and relative weighting of each compensation element reflect the competitive market and the Company's compensation philosophy. The mix of pay may be adjusted from time to time to best support our immediate or longer-term objectives, changes in executive responsibility, and internal consistency.

Target compensation for each NEO is a mix of short-term (cash) and long-term (equity) incentives. A substantial portion of this mix is at risk and varies based on the performance of the Company, including the creation of long-term shareholder value. The emphasis on compensation elements related to performance is specifically intended to affect the actual level of compensation realized versus target. If the Company performs well, based on both internal objectives and peer group comparisons, award levels are intended to be strong. If the Company underperforms, award levels and values will be negatively impacted.

The mix of compensation awarded in 2025 to our NEOs reflects our compensation philosophy. As noted above, a substantial portion of our executives' compensation is at risk and tied to performance goals that align with the Company's strategy and shareholder experience.

Target Pay Mix

The following charts present the mix of compensation elements that make up the total target compensation for our CEO and our other NEOs for 2025. The charts also present the break-down of compensation we consider performance-based compensation (annual cash incentives and long-term equity incentives), and, as a result, compensation that is at risk, rather than compensation that is fixed in nature.

CEO Target Pay Mix
Base Salary
23%
Annual Cash Incentives
29%
Long-Term Equity Incentives
48%
Pay at Risk

NEO Target Pay Mix
Long-Term Equity Incentives 31%
Base Salary 38%
Pay at Risk
Annual Cash Incentives 31%

Base Salary

The Compensation Committee views base salary as one element of overall compensation that is designed to reward competence in the executive role and not a principal means to provide incentive to our executive officers. Base salary is intended to provide a foundation element of compensation that is relatively secure and that reflects the skills and experience that an executive brings to us.

Base salaries are reviewed annually and adjusted as appropriate to reflect each NEOs performance, contribution, and experience. Base salary levels are a foundational component of compensation since several elements of compensation are linked to this core element (e.g., cash and stock incentives). However, to support the Company’s pay-for-performance philosophy, base salary typically remains a smaller percentage of overall compensation for the majority of our NEOs as compared to peers.

The Compensation Committee sets base salaries for our NEOs by reviewing market data based on peer companies and published survey data, and also taking into consideration each executive's role, contribution, performance and experience and the Company’s pay-for-performance compensation philosophy. The Compensation Committee reviews base salaries annually but may engage in additional reviews as necessary to address competitive increases or to reflect changes in a particular NEOs responsibilities.

The table below provides the base salary decisions made by the Compensation Committee in 2025:

Named Executive Officer (1)	2025 Base Salary ($)
Christopher T. Holmes	790,500
Michael M. Mettee	500,000
Travis K. Edmondson	360,000
Aimee T. Hamilton	386,250
Scott J. Tansil	400,000
(1) Mr. Mettee was promoted to Chief Operating Officer, in addition to his role as Chief Financial Officer effective October 1, 2025. In connection with his promotion, Mr. Mettee'’s base salary was increased from $463,500 to $500,000. Mr. Edmondson transitioned from the Chief Banking Officer to Chief Credit Officer effective October 1, 2025. In connection with his change in role, Mr. Edmondson's base salary was reduced from $421,225 to $360,000. Mr. Tansil was promoted to Chief Business and Operations Officer effective October 1, 2025. In connection with his promotion, Mr. Tansil’s base salary was increased from $375,000 to $400,000.

Annual Cash Incentive Compensation
Annual cash incentive compensation is a short-term incentive that serves as a key mechanism to vary pay levels according to Company-wide short-term performance, linking executive financial rewards to the value delivered to our shareholders. Such incentives are earned and paid annually, but only after established target corporate performance levels are achieved. To underscore the importance of creating value for our shareholders, payouts for most of the Company's executive officers under the short-term incentive plan ("STIP") are largely based on corporate performance.
For 2025, the cash incentive paid to the NEOs is based on achieving the Company’s annual adjusted earnings per common share ("Adjusted EPS", non-GAAP) goal (weighted 75%) and Management by Objectives ("MBOs") individual performance (weighted 25%). Adjusted EPS is the amount of income earned per diluted common share, adjusted for unusual gains/losses and other expenses as detailed in Appendix B. The portion of the STIP tied to MBOs is based on a host of factors, including the achievement of MBOs and risk considerations, with the final payout determined by the Compensation Committee, with input from the Chief Executive Officer. This approach also emphasizes that collective MBOs will result in improved business performance and favorably impact shareholder value.

2025 Performance Goals

For Adjusted EPS, the Compensation Committee determined a threshold, target, and maximum level of achievement based on the Company’s operating plan for 2025. We interpolate between the threshold, target, and maximum goals to ensure sound incentive compensation arrangements and appropriate pay for performance alignment. For Adjusted EPS and individual performance payout can range between 0% to a maximum of 200% of target.

Adjusted EPS (non-GAAP) Target for FY 2025	Cash Bonus Payout Factor
$4.55	200%
$3.91 - $3.96	100%
$3.63	50%
<=$3.62	—%

For the NEOs' MBOs, performance was evaluated after year-end with the CEO making recommendations to the Compensation Committee on the achievement of each NEO's MBOs, other than his own. The Compensation Committee reviewed the CEOs recommendations and determined the payout factor for all of the NEOs.

NEO	Management by Objectives Individual Performance %	Comments
Christopher T. Holmes	195%
■Co-led the successful integration of the Southern States Bank combination.
■ Led strong 2025 Company performance including annual increases to adjusted pre-tax, pre-provision net revenue* (23.8%), adjusted EPS* (17.4%), and adjusted net income* (25.6%).
■Led the implementation of the organization's operating model as described in the Company's strategic plan.

Michael M. Mettee	195%
■Co-led the successful integration of the Southern States Bank combination.
■Developed and implemented enterprise-wide metrics while enhancing financial reporting to drive and align the Company's focus on Key Performance Indicators.
■Responsible for the Company achieving a 14.8% Return on Average Tangible Common Equity.

Travis K. Edmondson	84%
■Responsible for the Company growing core deposits by 8.9% and customer relationships by 3%.
■Effectively managed managed annual net charge-offs at 6.5 basis points.
■Key member of the management team that ensured a successful integration of Southern States Bank.

Aimee T. Hamilton	127%
■Led the successful implementation of new Anti-Money Laundering system.
■Developed the company's risk management strategy to support the continued growth of the company.
■Key member of the management team that ensured a successful integration of Southern States Bank.

Scott J. Tansil	126%
■Responsible for the Company achieving an annual 263% increase to pre-provision net revenue for the Mortgage division.
■Developed a strategic plan for the manufactured housing division and creating a scalable mortgage servicing division.
■Key member of the management team that ensured a successful integration of Southern States Bank.

*Non-GAAP financial measure; A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included at Appendix B.

2025 Annual Cash Incentive Compensation Payouts

For 2025, the Compensation Committee established individual cash incentive award targets for the NEOs as provided in the table below. Based upon the Company's performance of Adjusted EPS of $3.99 and each NEO's MBOs, the Compensation Committee approved the following STIP payouts to the Company's NEOs for 2025:

	Individual Targets ($) (1)	Adjusted EPS (non-GAAP)		MBO Individual Performance		2025 Cash STIP Payout
		Payout	Weight	Payout	Weight	% of Target	($)(2)
Christopher T. Holmes	988,125	105%	75%	195%	25%	127.8%	1,263,228
Michael M. Mettee	437,863	105%	75%	195%	25%	127.8%	559,769
Travis K. Edmondson	331,531	105%	75%	84%	25%	100.6%	333,662
Aimee T. Hamilton	270,375	105%	50%	127%	25%	110.8%	299,551
Scott J. Tansil	276,875	105%	75%	126%	25%	110.5%	305,898
(1) Targets for Mr. Mettee, Mr. Edmondson, and Mr. Tansil were prorated for 9 months in their previous positions and prorated for 3 months for their time in their current positions. (2) Reflects payouts that were earned and awarded under the Company’s 2016 Incentive Plan for 2025 service which were paid in March 2026.

Long-Term Equity Incentive Compensation

Long-term incentive compensation is another important part of our executive compensation program and provides equity-based awards to reward performance in executive roles and more closely align the interests of our executives with those of our shareholders. Our long-term equity incentive compensation includes grants of both time and performance-based equity awards. Under the 2016 Incentive Plan, the Compensation Committee is permitted to grant awards of stock options, stock appreciation rights, restricted shares, restricted stock units, performance awards (payable in cash and/or stock), and other equity or cash-based awards.

In 2025, equity-based awards were granted to executive officers, including the NEOs, and other key employees in order to attract, motivate and retain employees and enable those persons to participate in our long-term success. Under this component of compensation, we granted both RSU and PSU awards to certain officers in 2025. Our Chief Executive Officer and other NEOs received 60% of their long-term equity in the form of PSU awards and 40% as RSU awards. In determining the total number of equity-based awards to be granted to recipients in 2025, the Compensation Committee considered a combination of the following:

■Market competitive data;

■Scope of responsibility of each officer;

■Degree to which the business unit(s) influenced by each officer contributed to our profits;

■Degree to which asset quality and other risk decisions were influenced by each officer's direction;

■Number of awards currently held by each officer; and

■Long-term management potential of each officer.

RSU Awards
The RSU awards granted under the Company's 2016 Incentive Plan are time-based awards that vest based on the executive’s continued employment with the Company over time. The shares of common stock underlying the RSUs are not issued until the award becomes vested. Our RSUs generally vest in three approximately equal installments over a three-year period beginning on the first day of the quarter following the anniversary of the grant date. The holder is not entitled to exercise voting rights on the shares until the award is vested. Dividends begin to accrue after the grant date, but are not paid until the RSU vests. Holders who forfeit shares prior to vesting are not entitled to accrued dividends.
As noted above, the Compensation Committee believes that RSUs are an important component of our long-term equity incentive plan as they support the Company's goals to attract, motivate, and retain key employees, while also aligning employee and shareholder outcomes.
PSU Awards
The 2025 PSU awards vest after a three-year performance period from 2025-2027 with the final payout level of the award based on the Company’s core return on average tangible common equity ("Core ROATCE") measured against companies in its performance comparator group and adjusted tangible book value. Each of these metrics is weighted equally at 50%. Core ROATCE is calculated by dividing core net income by average tangible common equity, and further adjusted to add back to income any provision for credit loss expense related to the establishment of an initial allowance for credit losses on acquired loan portfolios. Adjusted tangible book value ("TBV") is the Company’s cumulative tangible book value per share over the Performance Period, to include the value of dividends paid per share, excluding the impact of share repurchase on the TBV per share, and the TBV impact of changes in Accumulated Other Comprehensive Income (“AOCI"), and further adjusted regarding any provision expense related to the establishment of allowance for credit losses on a portfolio of acquired loans and leases. For PSU awards granted in 2025, the number of units to vest shall be interpolated from 0% to 200% based on the scale below for each metric.

Core ROATCE - LTIP	PSU Multiple
>75th Percentile	200%
>50th Percentile	100%
>25th Percentile	25%
Below 25th Percentile	—%

Adjusted TBV - LTIP	PSU Multiple
> $42.60	200%
$40.36	100%
$38.19	25%
< $38.19	—%

For 2025 awards, the Compensation Committee approved the following performance comparator group for the Company's PSU awards:

Performance Comparator Group
Amerant Bancorp Inc. (AMTB)	HomeTrust Bancshares, Inc. (HTBI)
Ameris Bancorp (ABCB)	Investar Holding Corporation (ISTR)
Atlantic Union Bankshares Corporation (AUB)	Live Oak Bancshares, Inc. (LOB)
Bank OZK (OZK)	MetroCity Bankshares, Inc. (MCBS)
BankUnited, Inc. (BKU)	Origin Bancorp, Inc. (OBNK)
Berk & Herbert (BHRB)	Pinnacle Financial Partners, Inc. (PNFP)
Business First Bancshares, Inc. (BFST)	Primis Financial Corp. (FRST)
Cadence Bank (CADE)	Red River Bancshares, Inc. (RRBI)
Capital City Bank Group, Inc. (CCBG)	Renasant Corporation (RNST)
Carter Bankshares, Inc. (CARE)	Republic Bancorp, Inc. (RBCAA)
Colony Bankcorp, Inc. (CBAN)	Seacoast Banking Corporation of Florida (SBCF)
Commerce Bancshares, Inc. (CBSH)	ServisFirst Bancshares, Inc. (SFBS)
Community Trust Bancorp, Inc. (CTBI)	Simmons First National Corporation (SFNC)
Enterprise Financial Services Corp (EFSC)	SmartFinancial, Inc. (SMBK)
First Bancorp (FBNC)	Southern First Bancshares, Inc. (SFST)
First Community Bankshares, Inc. (FCBC)	Southern Missouri Bancorp, Inc. (SMBC)
First Guaranty Bancshares, Inc. (FGBI)	Stock Yards Bancorp, Inc. (SYBT)
Great Southern Bancorp, Inc. (GSBC)	The First Bancshares, Inc. (FBMS)
Hancock Whitney Corporation (HWC)	TowneBank (TOWN)
Home Bancorp, Inc. (HBCP)	Trustmark Corporation (TRMK)
Home Bancshares, Inc. (Conway, AR) (HOMB)	United Community Bank, Inc. (UCB)
The final comparator group will include those companies in existence on the last day of the performance period.

2025 Long-Term Equity Incentive Grants

The following table presents all shares granted in 2025 pursuant to the 2016 Incentive Plan:

	Grant Date	Grant Date Fair Value ($) (1)	Total Number of Shares Granted	Shares of PSUs Granted	Shares of RSUs Granted
Christopher T. Holmes	February 24, 2025	1,650,039	33,449	20,069	13,380
Michael M. Mettee	February 24, 2025	450,038	9,123	5,474	3,649
	October 1, 2025	250,040	4,465	—	4,465
Travis K. Edmondson	February 24, 2025	300,025	6,082	3,649	2,433
Aimee T. Hamilton	February 24, 2025	400,066	8,110	4,866	3,244
Scott J. Tansil	February 24, 2025	250,054	5,069	3,041	2,028
	October 1, 2025	100,016	1,786	—	1,786
(1) Based on a closing stock price of $49.33 and $56.00 per share as of February 24, 2025 and October 1, 2025, respectively. Mr. Mettee and Mr. Tansil were granted promotional equity awards on October 1, 2025, in connection with their appointments as Chief Operating Officer and Chief Financial Officer, and Chief Business and Operations Officer, respectively.

Prior PSU Awards
The PSU awards that were granted in 2023 for the 2023 to 2025 performance period were approved for vesting upon the Compensation Committee's certification of the Company’s Core ROATCE performance relative to its comparator group at its meeting in February 2026. Pursuant to the PSU awards’ permissible predefined adjustments, due to macro-economic conditions within the banking industry, the Compensation Committee normalized the capital levels over the performance period for the Company and its comparator peers. The

Company's Core ROATCE was an average of 13.9% over the three-year performance period, which ranked the Company at the 62.5 percentile among the comparator group and thus resulted in vesting equal to 150% of target.
In setting both short and long-term compensation awards and targets, the Compensation Committee adheres to a strong culture of compliance and a corporate governance program that includes risk-focused procedures for incentive compensation.
Executive Benefits and Perquisites
In addition to the three key elements noted above, the Company provides its executives with certain other benefits and perquisites, as follows:
Employment, Severance and Change in Control Agreements. The Company has entered into employment agreements with each of its NEOs, which provide for severance and change in control payments in certain scenarios. The purpose of these agreements is to secure the continued service and dedication of the executives and to provide for certainty and fairness in the event an executive's employment is terminated without cause or in the event of an actual change in control of the Company. The Company believes the agreements are important in the Company's ability to attract and retain executives, particularly in the event the Company is engaged in a transaction which could constitute a change in control.
The employment agreements, as amended, and any resulting payments thereunder as a result of termination or change in control, are described in more detail under "Executive Compensation Tables — Employment Agreements and Potential Post-Employment Payments" in this proxy statement.
Other Benefits. The NEOs and other executive officers and personnel receive life, health, dental and long-term disability insurance coverage in amounts we believe to be competitive with comparable financial institutions and a 401(k) plan with a matching contribution by the Company. Benefits under these plans are made available to all employees of the Company on terms comparable to those provided to the NEOs. We also provide certain NEOs with automobile allowances and other common perquisites. We believe these perquisites provide executives with benefits similar to those they would receive at comparable financial institutions and are necessary for the Company to remain competitive in the marketplace. The Compensation Committee periodically reviews the personal benefits provided to the executive officers. These benefits and perquisites for the NEOs are described in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2025 under the “Executive Compensation Tables” section in this proxy statement.
Employee Stock Purchase Plan. In connection with our IPO, our board of directors and our then-sole shareholder approved the FB Financial Corporation 2016 Employee Stock Purchase Plan (the “ESPP”). The ESPP is intended to qualify under Section 423 of the Code. As of December 31, 2025, a total of 2,254,929 shares of our common stock are available for sale under the ESPP. The purchase price applicable for 2025 under the ESPP was the lower of the price on the first or last day of each offering period, discounted 5 percent. The maximum number of shares issuable during any offering period is 200,000 shares, limited to 725 shares for each participating employee.
Policies, Guidelines and Other Practices
Evaluation for Excessive Risk in Compensation Programs

The following outlines the method by which the Company reviews and evaluates compensation programs, policies and procedures to prevent unnecessary and excessive risks that could threaten the value of the Company:

■The Compensation Committee discusses annually the governance structure and management practices to effectively monitor and manage risks in compensation programs, policies and procedures;

■To further mitigate risk, the Compensation Committee has responsibility for the design and evaluation of all executive compensation programs, including broad-based short and long-term incentive plans; and

■The Compensation Committee has responsibility to review and ratify the Company's non-executive incentive compensation plans. The Compensation Committee's review of incentive compensation plans is supported by management processes aligned with the Guidance on Sound Incentive Compensation Policies adopted by banking regulators in 2010. Incorporated into the management processes is a review, including a risk evaluation, of the components of the Company's incentive plans by human resources, finance, and risk management personnel.

In light of the above reviews, the Company and the Compensation Committee have not identified any risks arising from the Company's compensation programs, policies, and practices for the Company's NEOs, or in general our associates, that are reasonably likely to have a material adverse effect on the Company. It is both the Compensation Committee's and management's intent to continue to evolve our processes going forward by monitoring regulations and best practices for sound incentive compensation.
Clawbacks
We have adopted a Compensation Recovery Policy. Under this policy, the Company is required, subject to certain limited exceptions, to recover any excess incentive-based compensation received by a current or former executive officer during the three completed years immediately preceding the date on which the Company is required to prepare a restatement of its financial statements, including any required accounting restatement (i) to correct an error in previously issued financial statements that is material to the previously issued financial statements, or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The amount recoverable shall be determined by the Compensation Committee, and will generally equal the amount the original award exceeds the amount the award should have been had it been calculated in accordance with the restated financial statements.
Stock Ownership Guidelines
Our stock ownership guidelines align director, executive officer and shareholder interests by linking the value realized from equity-based awards to company performance. These guidelines apply to all executive officers, designated senior officers, and non-employee directors and require those individuals to own Company common stock with a value equal to the multiple of the relevant insider’s annual base salary shown below. Guideline levels take effect five years after the individual is appointed to the board or the executive or senior officer position. Directors and executives who are awarded stock are expected to hold any shares awarded by the Company until he or she achieves the applicable ownership guideline levels (other than for the payment of taxes related to the award). Unvested performance-based stock awards are not considered when determining whether a director or officer has satisfied the applicable ownership guideline level.

Title	Ownership Guideline
Non-Employee Directors	4 times annual cash retainer
CEO	5 times annual base salary
Executive Officers	3 times annual base salary
Designated Senior Officers	2 times annual base salary
Use of Discretion and Other Factors in Pay Decisions
While the Compensation Committee generally exercises discretion on a limited basis, the Company believes that providing the Compensation Committee certain discretion in determining the various elements of compensation is an important feature of the Company's compensation philosophy. Because the Company has always taken a long-term view, we provide for the Compensation Committee to exercise judgment and discretion rather than relying solely on formulaic results, and we do not reward executives for taking outsized risks that produce short-term results. Therefore, the Company believes it is important that the Compensation Committee have sufficient flexibility to respond to: (i) the Company's unique circumstances; (ii) prevailing market trends; (iii) the rapidly evolving financial and regulatory environment in which the Company operates; (iv) the Company's use of cross-functioning of executive assignments and cross-training as a matter of executive development and succession planning; and (v) risk management objectives. The Company also believes it is in the best interest of the Company and its shareholders that the Compensation Committee have sufficient discretion to recognize and reward extraordinary performance in non-financial areas that may or may not directly affect the Company's achievement of specific financial metrics for a particular year, but are nevertheless important to long-range growth and the enhancement of shareholder value.

Stock-Based Compensation - Procedures Regarding Timing and Pricing of Grants
Our policy is to make grants of equity-based compensation only at current market prices. Absent special circumstances, it is our policy to make the majority of equity grants at a regularly scheduled meeting of our Compensation Committee. However, we may make a small percentage of grants at other times throughout the year, generally once per quarter for actions such as the hiring or promotion of an executive officer, special retention circumstances, or merger and acquisition activity.

We try to make equity-based grants at times when they will not be influenced by scheduled releases of information. Grants of equity-based awards primarily have grant dates corresponding to regularly scheduled meetings of the Compensation Committee in the early part of the fiscal year. For years following fiscal year 2021, we chose a February meeting of the Compensation Committee. This date allowed time for performance reviews following the determination of corporate financial performance for the previous year. We seek to make grants when our financial results have already become public, and when there is little potential for abuse of material non-public information in connection with equity-based grants. We believe we minimize the influence of our disclosures of non-public information on the long-term incentives by selecting meeting dates well in advance which fall several days or weeks after we report our financial results, and by setting the initial vesting periods at least one year from the date of grant. We follow the same procedures regarding the timing of grants to our NEOs as we do for all other participants.

Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee (i) is or has ever been an officer or employee of FB Financial or FirstBank, (ii) was, during the last completed fiscal year, a participant in any related person transaction requiring disclosure under “Certain Relationships and Related Person Transactions,” except with respect to loans made to such committee members in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties, or (iii) had, during the last completed fiscal year, any other interlocking relationship requiring disclosure under applicable SEC rules.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and these discussions, the Compensation Committee has recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.

Members of the Compensation Committee
Emily J. Reynolds, Chair Agenia W. Clark Orrin H. Ingram Raja J. Jubran C. Wright Pinson

Executive Compensation Tables
Summary Compensation Table
The following table provides information regarding the compensation awarded to or paid to our NEOs during the years indicated as applicable. This table is presented in accordance with SEC requirements, however it includes amounts that may or may not be realizable by the executives in completely different amounts than indicated depending on the fluctuation in share price and company performance in future periods.

	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Compensation ($)		All Other Compensation ($)(6)	Total ($)
Christopher T. Holmes	2025	787,519	—	1,650,039	1,263,228	(3))	65,617	3,766,403
President and Chief Executive Officer	2024	765,385	—	1,500,006	1,622,657	(4))	58,864	3,946,912
	2023	711,058	—	1,830,028	356,286	(5))	62,714	2,960,086

Michael M. Mettee	2025	469,046	—	700,078	559,769	(3))	25,076	1,753,969
Chief Financial Officer and Chief Operating Officer	2024	441,346	—	450,055	640,688	(4))	25,695	1,557,784
	2023	394,615	—	450,054	122,857	(5))	18,178	985,704

Travis K. Edmondson	2025	406,370	334,533	300,025	333,662	(3))	27,285	1,401,875
Chief Credit Officer	2024	412,115	—	350,019	551,172	(4))	20,823	1,334,129
	2023	347,981	—	390,062	122,857	(5))	18,946	879,846

Aimee T. Hamilton	2025	384,087	—	400,066	299,551	(3))	23,771	1,107,475
Chief Risk Officer

Scott J. Tansil	2025	375,769	—	350,070	305,898	(3))	20,230	1,051,967
Chief Business and Operations Officer
(1)    Reflects retention payment for Travis K. Edmondson for his transition to the Chief Credit Officer role.
(2)    Reflects the aggregate grant date fair value of awards of time-based RSUs and the grant date fair value of awards of PSUs granted to the NEOs during 2025, 2024 and 2023, as applicable, under the 2016 Incentive Plan. A detailed summary is presented in the Stock Awards summary table below.
(3)    Earned and awarded under the Company’s 2025 STIP and paid in March 2026.
(4) Earned and awarded under the Company's 2024 STIP and paid in March 2025.
(5) Earned and awarded under the Company’s 2023 STIP and paid in March 2024.
(6)    The All Other Compensation for 2025 table below shows all amounts included in the “All Other Compensation” column for 2025.

Stock Awards

	2025(1)		2024(1)		2023(1)
Name	RSU Fair Value	PSU Fair Value	RSU Fair Value	PSU Fair Value	RSU Fair Value	PSU Fair Value
Christopher T. Holmes	660,035	990,004	600,002	900,004	790,011	1,040,017
Michael M. Mettee	430,046	270,032	180,029	270,026	225,027	225,027
Travis K. Edmondson	120,020	180,005	140,015	210,004	195,031	195,031
Aimee T. Hamilton	160,026	240,040
Scott J. Tansil	200,057	150,013
(1) The grant date fair value of equity awards is calculated in accordance with FASB ASC Topic 718, based on the value of the underlying shares on the date of grant. Refer to Note 22, "Stock-Based Compensation" in the notes to the audited financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2025 for a discussion of the relevant assumptions used to determine the grant date fair value of these awards. To calculate the grant date fair value of PSUs, the Company multiplied the closing price of the Company's common stock on the date of grant by the number of PSUs granted (i.e.100% payout). The grant date fair value of awards granted with respect to 2025 will be reported in the Stock Awards column of the Summary Compensation table in the Company's 2026 proxy statement.

All Other Compensation for 2025

Name	401(k) Match Contribution ($)	Automobile Expenses ($)(1)	Disability Insurance Premiums ($)	Other Personal Benefits ($)(1)(2)	Total ($)
Christopher T. Holmes	14,000	3,472	23,990	24,155	65,617
Michael M. Mettee	14,000	6,000	4,066	1,010	25,076
Travis K. Edmondson	14,000	7,500	4,171	1,614	27,285
Aimee T. Hamilton	14,000	—	6,102	3,669	23,771
Scott J. Tansil	14,000	—	3,956	2,274	20,230
(1) The value of perquisites and other personal benefits reflects the aggregate incremental cost to the Company of providing the benefit.
(2)    The 2025 amount includes club dues and life insurance perquisites. For Mr. Holmes, the value of club dues was $14,560 and the value of life insurance perquisites of $9,395

Grants of Plan-Based Awards Table
The following table provides information about plan-based awards granted to our NEOs during 2025.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: No. of Shares of Stock or Units(3)	Grant Date Fair Value of Stock and Options Awards ($)(4)
Name	Award	Grant Date	Target	Maximum	Target Shares	Maximum Shares
Christopher T. Holmes	STI		988,125	1,976,250
	RSU	2/24/2025					13,380	660,035
	PSU	2/24/2025			20,069	40,138		990,004
Michael M. Mettee	STI		437,863	875,726
	RSU	2/24/2025					3,649	180,005
	PSU	2/24/2025			5,474	10,948		270,032
	RSU	10/01/2025					4,465	250,040
Travis K. Edmondson	STI		331,531	663,062
	RSU	2/24/2025					2,433	120,020
	PSU	2/24/2025			3,649	7,298		180,005
Aimee T. Hamilton	STI		270,375	540,750
	RSU	2/24/2025					3,244	160,027
	PSU	2/24/2025			4,866	9,732		240,040
Scott J. Tansil	STI		276,875	553,750
	RSU	2/24/2025					2,028	100,041
	PSU	2/24/2025			3,041	6,082		150,013
	RSU	10/01/2025					1,786	100,016
(1) The amounts of the estimated payouts under the non-equity incentive plans column represents each executive's opportunity in the event the Company met certain targets in 2025 pursuant to the terms of the STIP. Cash payouts for 2025 under the 2025 STIP were made on March 13, 2026 and are included in the Summary Compensation Table.
(2) Awards represent PSUs awarded on February 24, 2025 which vest after three years upon the attainment of pre-determined performance measures as discussed under "Compensation Discussion and Analysis — Elements and Mix of Compensation — PSU Awards." Depending on the performance level achieved, the maximum award that may be earned for these performance-based PSUs is 200% of the initial shares awarded. For additional information, see "Compensation Discussion and Analysis — Elements and Mix of Compensation — PSU Awards."
(3) Awards represent RSUs awarded on February 24, 2025 and October 1, 2025 which vest annually over a three-year period. Closing price of the Company's common shares on February 24, 2025 and October 1, 2025, the date of grant, was $49.33 and $56.00, respectively. For additional information, see "Compensation Discussion and Analysis — Elements and Mix of Compensation — RSU Awards."
(4) Amounts represent the aggregate grant-date fair value of stock awards, including performance shares and restricted stock, granted under the 2016 Incentive Plan, calculated in accordance with ASC 718. See notes 2 and 3, above, for additional information regarding these awards. For the PSUs, the amounts have been calculated taking into consideration the probable outcome of the respective performance conditions as of the date of grant (target). Dividends accrued but not paid until the vesting of the awards of PSUs and RSUs are not included in the amounts reflected in this column. Assumptions used in the calculation of these amounts are described in Note 22 to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2025.

For information about the rationale behind the sizing, timing, components, and other aspects of the major compensation elements reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table, see the CD&A section of this proxy statement.

Outstanding Equity Awards at Fiscal Year End
The following table represents information regarding unvested RSUs and PSUs for each NEO as of December 31, 2025.

	Stock Awards
	Equity Incentive Plan Award Number of Shares or Units of Stock That Have Not Vested (#)		Equity Incentive Plan Award Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Christopher T. Holmes	31,701	(1)	1,768,916
	73,330	(2)	8,183,628
Michael M. Mettee	13,504	(1)	753,523
	19,113	(2)	2,133,011
Travis K. Edmondson	9,804	(1)	547,063
	14,795	(2)	1,651,122
Aimee T. Hamilton	6,221	(1)	347,132
	12,390	(2)	1,382,724
Scott J. Tansil	6,436	(1)	359,129
	8,940	(2)	997,704
(1) Reflects unvested RSUs, Granted under the 2016 Incentive Plan. See detailed RSU Vesting Schedule table below.
(2) Reflects unvested PSUs granted in 2023, 2024 and 2025 under the 2016 Incentive Plan. All outstanding PSUs are shown at 100% of the performance target. The settlement of these units in shares of common stock in 2026, 2027 and 2028 is tied to the achievement of a Core ROATCE for PSUs granted in 2023 while 2024 and 2025 PSU grants are tied to the achievement of Core ROATCE and Adjusted TBV. The PSU grants have been approved by the Compensation Committee relative to the Company's performance comparison group over a three-year period for Core ROATCE and the company's cumulative adjusted TBV for the 2023-2025, 2024-2026 and 2025-2027 performance periods. The PSU grants will vest upon the Compensation Committee's determination of the performance metrics in Q1 of 2025, 2026 and 2027. See detailed PSU Vesting Schedule table below.
(3) Market value is calculated based on the closing price of our common stock on December 31, 2025, the last trading day of our 2025 fiscal year - $55.80. With respect to unvested performance-based equity awards, PSUs may vest in multiples of 0% to 200% based upon the Company's achievement of certain performance criteria. The dollar value of PSUs are shown at a maximum performance target (i.e. a 200% pay-out).

	RSU Vesting Schedule
	Vesting Dates	Approx. RSUs per Vesting
Christopher T. Holmes	April 1, 2026	7,085
	April 1, 2026, and 2027	5,618
	April 1, 2026, 2027, and 2028	4,460
Michael M. Mettee	April 1, 2026	2,018
	April 1, 2026, and 2027	1,686
	April 1, 2026, 2027, and 2028	1,216
	October 1, 2026, 2027, and 2028	1,488
Travis K. Edmondson	January 4, 2026	3,000
	April 1, 2026	1,749
	April 1, 2026, and 2027	1,311
	April 1, 2026, 2027, and 2028	811
Aimee T. Hamilton	April 1, 2026	1,104
	April 1, 2026, and 2027	937
	April 1, 2026, 2027, and 2028	1,081
Scott J. Tansil	April 1, 2026, and 2027	1,311
	April 1, 2026, 2027, and 2028	676
	October 1, 2026, 2027, and 2028	595

	PSU Vesting Schedule
	Vesting Dates	Approx. PSUs per Vesting (at 100%)
Christopher T. Holmes	February 25, 2026	27,980
	February 23, 2027	25,281
	February 24, 2028	20,069
Michael M. Mettee	February 25, 2026	6,054
	February 23, 2027	7,585
	February 24, 2028	5,474
Travis K. Edmondson	February 25, 2026	5,247
	February 23, 2027	5,899
	February 24, 2028	3,649
Aimee T. Hamilton	February 25, 2026	3,310
	February 23, 2027	4,214
	February 24, 2028	4,866
Scott J. Tansil	February 23, 2027	5,899
	February 24, 2028	3,041

Stock Vested
The following table shows the restricted stock units and performance stock units that vested for the NEOs in 2025 and the value realized upon vesting. The value realized is calculated based upon the closing price of the Company's stock on the date of vesting.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value realized on vesting ($)
Christopher T. Holmes	32,672	1,559,222
Michael M. Mettee	7,344	347,475
Travis K. Edmondson	9,701	472,127
Aimee T. Hamilton	3,003	143,045
Scott J. Tansil	1,311	60,490

Employment Agreements and Potential Post-Employment Payments
We have entered into employment agreements with each of our NEOs, which provide for certain severance and change in control arrangements that will require the Company to provide payments in certain scenarios. Subject to certain exceptions noted below, the employment agreements generally include the same terms. The summaries of the agreements provided below are qualified in their entirety by reference to the agreements themselves, copies of which are available from the Company's public filings with the SEC. The material terms of the employment agreements are as follows:
Term and Compensation. The terms of the agreements are for three years. The terms automatically renew on each anniversary thereafter for additional one-year periods.
Compensation. The base salaries under the agreements are set by the Compensation Committee and are subject to annual review and increases. Additionally, annual short-term cash incentive compensation and annual long-term equity incentive compensation are also set by the Compensation Committee for each executive, and in each case are subject to annual review and adjustment. The executives are entitled to participate in all incentive, savings, retirement, welfare and fringe benefit plans generally made available to our senior executive officers. Mr. Holmes' agreement also provides that he will receive certain automobile expenses, country club dues, and a term life insurance policy of $2,500,000.
Obligation of the Company in Event of Termination and Non-Renewal. The NEO's employment may be terminated any time by either party, and automatically terminates on death or disability. See below for a discussion of post-employment benefits received by the NEOs in certain scenarios.

Resignation for Good Reason, Termination Other Than for Cause, Death or Disability. If employment is terminated by the Company other than for cause, death or disability, or the NEO resigns for "good reason" (as defined in the employment agreements) then such executive will be entitled to receive a severance payment equal to two times the sum of the NEO's current base salary and the greater of the NEO's target annual bonus for the fiscal year in which the date of termination occurs or the average annual bonus received by the NEO for the three fiscal years immediately preceding fiscal year in which the termination occurs.

The NEOs may also elect to continue to participate in any group medical, dental, vision and/or prescription drug plan benefits for a period of 18 months after the termination.

Termination for Cause, Resignation by Executive other than Resignation for Good Reason; Death; Retirement. If the NEO's employment is terminated by the Company for cause, by the NEO other than for good reason, retirement, or in the event of the NEO's death, then the Company shall have no further obligations to the NEO or the NEO's legal representatives under the employment agreement, other than for payment of any accrued salary, which shall be paid to the NEO or the NEO's estate or beneficiary, and payments of other benefits, as applicable.

Termination for Disability. If the Company terminates Christopher T. Holmes, Michael M. Mettee, Travis K. Edmondson, Aimee T. Hamilton, or Scott J. Tansil employment for disability, then the Company shall pay a lump sum amount equal to six months of their respective then current base salary, plus a prorated target annual bonus opportunity for the fiscal year in which the disability effective date occurred.

Termination following a Change in Control. If, within 12 months following a change in control, the Company terminates the NEO's employment other than for cause, or the NEO terminates employment for good reason then:

•Christopher T. Holmes will receive (A) his accrued salary and (B) an amount equal to three times the sum of his current base salary plus the greater of the target annual bonus for the fiscal year in which the date of termination occurs or the average annual bonus he received for the three fiscal years immediately preceding fiscal year; and

•Michael M. Mettee, Travis K. Edmondson, Aimee T. Hamilton, and Scott J. Tansil will receive (A) their accrued salary and (B) an amount equal to two and one-half times the sum of the current base salary and the greater of the NEO's target annual bonus for the fiscal year in which the date of termination occurs or the average annual bonus received by the NEO for the three fiscal years immediately preceding fiscal year in which the termination occurs.

The NEOs may also elect to continue to participate in any group medical, dental, vision and/or prescription drug plan benefits for a period of 18 months after the termination.

Obligation of the Company in Event of Non-Renewal. If the Company elects not to renew the term of the NEO's employment agreement, and within 12 months following the expiration of such term and the Company terminates the NEO's employment other than for Cause, death or disability, then the NEO will receive a severance payment equal to two times the sum of the current base salary and the greater of the NEO's target annual bonus for the fiscal year in which the date of termination occurs or the average annual bonus received by the NEO for the three fiscal years immediately preceding fiscal year in which the termination occurs.

The NEOs may also elect to continue to participate in any group medical, dental, vision and/or prescription drug plan benefits for a period of 18 months after the termination. In the event the NEO elects not to renew the employment agreement and following the expiration of such term the Company terminates the NEO, the Company shall have no further obligations to the NEO or NEO's legal representatives under the agreement, other than for payment of accrued salary.

Treatment of Outstanding Equity Awards. In the event of a termination following a change of control, death, resignation for good reason, or termination other than for cause, death or disability, the NEO's outstanding equity awards shall be treated as follows: (A) all of each of the respective NEO's then outstanding time-based equity awards shall become fully vested (to the extent not previously vested) as soon as possible but not later than the 60th day after the date of termination, and (B) if the termination occurs for reasons other than a change of control, then each of the respective NEO's then outstanding performance-based equity awards shall remain outstanding and shall vest, in whole, in part, or not at all, on a pro rata basis based on the level of achievement of applicable performance metrics at the end of the performance period, and (C) for terminations as a result of a change of control, each of the respective NEO's then outstanding performance-based equity awards shall become vested as soon as possible but not later than the 60th day after the date of termination as to the greater of (1) the number of shares that would have vested based upon an assumed achievement of all applicable performance metrics at the target level of performance or (2) the number of shares that would have vested based upon the actual level of achievement of all applicable performance metrics measured as of the date of termination.

Restrictive Covenants. The employment agreements contain confidentiality, non-competition and employee and customer non-solicitation covenants that apply during the employment with us and for one year after the NEO’s termination of employment.

Limits on Change in Control Payments. If the severance payments or any other payments or benefits received by the NEO under any arrangement would be subject to the 20% excise tax imposed under Section 4999 of the Internal Revenue Code upon a change in control of the Company, the amounts may be reduced to an amount that is less than 300% of their average annual compensation in order to avoid the triggering of the excise tax. No reduction is applied if the net amount received by the named executive officer after paying the excise tax is greater than the reduced benefit. We do not provide any tax “gross up” payments to our executives upon a change in control.

The following tables show the amounts that each NEO would receive assuming certain trigger events occurred effective as of December 31, 2025 (as listed in the columns below).

Christopher T. Holmes

	Termination other than for cause ($)	Termination for cause ($)	Resignation for good reason ($)	Resignation by executive other than for good reason ($)	Death ($)	Disability ($)	Retirement ($)	Company Terminates executive without cause or executive terminates other than for cause within twelve months of a change of control ($)	Non-Renewal of Agreement
Base Salary	1,581,000	—	1,581,000	—	—	395,250	—	2,371,500	1,581,000
Non-Equity Incentive Compensation	2,161,447	—	2,161,447	—	—	988,125	—	3,242,171	2,161,447
Value of RSUs(1)	1,733,728	—	1,733,728	—	1,733,728	1,733,728	1,346,249	1,733,728	1,733,728
Value of PSUs(1)	4,348,055	—	4,348,055	—	4,348,055	4,348,055	1,287,603	5,540,644	4,348,055
Insurance Benefits(2)(4)(5)	38,390	—	38,390	—	2,500,000	2,596,016	—	38,390	38,390
Accrued Vacation	30,404	—	30,404	30,404	30,404	30,404	30,404	30,404	30,404
Perquisites(3)	189,622	—	189,622	—	189,622	189,622	15,654	212,530	189,622
(1) Based on closing stock price 60 days after separation of $54.69 on February 27, 2026.
(2) Reflects the value for participation in our health and welfare benefit plans for a 18-month period following separation.
(3) Reflects dollar value of vested dividend equivalent units.
(4) The bank pays for a term life insurance contract with a death benefit of $2.5 million. Christopher T. Holmes is the owner of the contract and designates its beneficiary.
(5) Reflects an enhanced long-term disability plan to provide two-thirds of base salary up to the age of 67

Michael M. Mettee

	Termination other than for cause ($)	Termination for cause ($)	Resignation for good reason ($)	Resignation by executive other than for good reason ($)	Death ($)	Disability ($)	Company Terminates executive without cause or executive terminates other than for cause within twelve months of a change of control ($)	Non-Renewal of Agreement
Base Salary	1,000,000	—	1,000,000	—	—	250,000	1,250,000	1,000,000
Non-Equity Incentive Compensation	882,209	—	882,209	—	—	437,863	1,102,762	882,209
Value of RSUs(1)	494,343	—	494,343	—	494,343	494,343	494,343	494,343
Value of PSUs(1)	1,038,527	—	1,038,527	—	1,038,527	1,038,527	1,376,383	1,038,527
Insurance Benefits(2)(4)(5)	38,390	—	38,390	—	500,000	6,392,877	38,390	38,390
Accrued Vacation	19,231	—	19,231	19,231	19,231	19,231	19,231	19,231
Perquisites(3)	46,409	—	46,409	—	46,409	46,409	52,997	46,409
(1) Based on closing stock price 60 days after separation of $54.69 on February 27, 2026.
(2) Reflects the value for participation in our health and welfare benefit plans for a 18-month period following separation.
(3) Reflects dollar value of vested dividend equivalent units.
(4) Reflects a death benefit of 1x annual salary (up to $500,000)
(5) Reflects an enhanced long-term disability plan to provide 60% of base salary up to the age of 67

Travis K. Edmondson

	Termination other than for cause ($)	Termination for cause ($)	Resignation for good reason ($)	Resignation by executive other than for good reason ($)	Death ($)	Disability ($)	Company Terminates executive without cause or executive terminates other than for cause within twelve months of a change of control ($)	Non-Renewal of Agreement
Base Salary	720,000	—	720,000	—	—	180,000	900,000	720,000
Non-Equity Incentive Compensation	671,794	—	671,794	—	—	331,531	839,743	671,794
Value of RSUs(1)	536,181	—	536,181	—	536,181	536,181	536,181	536,181
Value of PSUs(1)	855,516	—	855,516	—	855,516	855,516	1,096,097	855,516
Insurance Benefits(2)(4)(5)	26,200	—	26,200	—	360,000	4,543,693	26,200	26,200
Accrued Vacation	13,846	—	13,846	13,846	13,846	13,846	13,846	13,846
Perquisites(3)	47,888	—	47,888	—	47,888	47,888	52,696	47,888
(1) Based on closing stock price 60 days after separation of $54.69 on February 27, 2026.
(2) Reflects the value for participation in our health and welfare benefit plans for a 18-month period following separation.
(3) Reflects dollar value of vested dividend equivalent units.
(4) Reflects a death benefit of 1x annual salary (up to $500,000)
(5) Reflects an enhanced long-term disability plan to provide 60% of base salary up to the age of 67

Aimee T. Hamilton

	Termination other than for cause ($)	Termination for cause ($)	Resignation for good reason ($)	Resignation by executive other than for good reason ($)	Death ($)	Disability ($)	Company Terminates executive without cause or executive terminates other than for cause within twelve months of a change of control ($)	Non-Renewal of Agreement
Base Salary	772,500	—	772,500	—	—	193,125	965,625	772,500
Non-Equity Incentive Compensation	540,750	—	540,750	—	—	270,375	540,750	540,750
Value of RSUs(1)	340,226	—	340,226	—	340,226	340,226	340,226	340,226
Value of PSUs(1)	604,397	—	604,397	—	604,397	604,397	858,633	604,397
Insurance Benefits(2)(4)(5)	38,390	—	38,390	—	386,250	1,512,407	38,390	38,390
Accrued Vacation	14,856	—	14,856	14,856	14,856	14,856	14,856	14,856
Perquisites(3)	26,945	—	26,945	—	26,945	26,945	31,554	26,945
(1) Based on closing stock price 60 days after separation of $54.69 on February 27, 2026.
(2) Reflects the value for participation in our health and welfare benefit plans for a 18-month period following separation.
(3) Reflects dollar value of vested dividend equivalent units.
(4) Reflects a death benefit of 1x annual salary (up to $500,000)
(5) Reflects an enhanced long-term disability plan to provide 60% of base salary up to the age of 67

Scott J. Tansil

	Termination other than for cause ($)	Termination for cause ($)	Resignation for good reason ($)	Resignation by executive other than for good reason ($)	Death ($)	Disability ($)	Company Terminates executive without cause or executive terminates other than for cause within twelve months of a change of control ($)	Non-Renewal of Agreement
Base Salary	800,000	—	800,000	—	—	200,000	1,000,000	800,000
Non-Equity Incentive Compensation	553,750	—	553,750	—	—	276,875	553,750	553,750
Value of RSUs(1)	254,309	—	254,309	—	254,309	254,309	254,309	254,309
Value of PSUs(1)	270,515	—	270,515	—	270,515	270,515	488,929	270,515
Insurance Benefits(2)(4)(5)	12,540	—	12,540	—	400,000	2,958,904	12,540	12,540
Accrued Vacation	15,385	—	15,385	15,385	15,385	15,385	15,385	15,385
Perquisites(3)	12,074	—	12,074	—	12,074	12,074	16,566	12,074
(1) Based on closing stock price 60 days after separation of $54.69 on February 27, 2026.
(2) Reflects the value for participation in our health and welfare benefit plans for a 18-month period following separation.
(3) Reflects dollar value of vested dividend equivalent units.
(4) Reflects a death benefit of 1x annual salary (up to $500,000)
(5) Reflects an enhanced long-term disability plan to provide two-thirds of base salary up to the age of 67

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. The CEO to median employee pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported below should not be used as a basis for comparison between companies.

Median Employee Total Compensation	$78,634
CEO Total Compensation	$3,766,403
Ratio of CEO to Median Employee Compensation	47.9 to 1

For purposes of identifying the median employee, an employee roster as of December 31, 2025 was used to determine the employee population. To find the median of the annual total compensation of our employees (other than our CEO), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal year 2025. Wages were annualized for those employees who were not employed for the full year of 2025 and also for those employees who were on an unpaid leave of absence during 2025. The median employee was selected from the annualized roster and the employee's compensation was calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. The roster included 1,615 employees, approximately 2.9% of whom were scheduled to work less than 40 hours per week. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2025 Summary Compensation Table appearing in this proxy statement, which is also in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

Pay Versus Performance
Pursuant to Section 953(a) of the Dodd-Frank Act and Item 402(v) of SEC Regulation S-K, we are providing the following information about the relationship between executive “compensation actually paid” (or “CAP”) to the Company’s principal executive officer (“PEO”) and non-PEO named executive officers (the “Non-PEO NEOs”) and certain aspects of the financial performance of the Company. The Compensation Committee does not utilize CAP as the basis for making compensation decisions. For further information concerning our compensation philosophy and how we align executive compensation with our performance, please see our Compensation Discussion & Analysis. The table below summarizes compensation values both previously reported in our Summary Compensation Table, as well as the adjusted values required in this section for the 2025, 2024, 2023, 2022 and 2021 fiscal years. Note that for our NEOs other than our Chief Executive Officer, compensation is reported as an average.

					Value of Initial Fixed $100 Investment Based on:
Year	Summary compensation on Table Total for PEO ($) (1)	Compensation Actually Paid to PEO ($) (2)	Average Summary Compensation on Table Total for Non-PEO Named Executive Officers ($) (3)	Average Compensation on Actually Paid to Non-PEO Named Executive Officers ($) (4)	Total Shareholder Return (5)	Peer Group Total Shareholder Return (6)	Net Income ($) (7)	Adjusted EPS (non-GAAP) ($) (8)
2025	3,766,403	5,626,299	1,328,822	1,562,988	169	153	122,622,000	3.99
2024	3,946,912	5,625,052	1,289,347	1,696,537	137	151	116,035,000	3.40
2023	2,960,086	3,449,555	892,122	999,961	106	130	120,224,000	3.01
2022	2,040,082	1,195,017	698,529	537,868	95	128	124,555,000	2.92
2021	2,682,882	3,315,307	1,035,241	1,347,718	113	137	190,285,000	3.76
(1) The amounts reported in this column reflect the total compensation reported for Christopher T. Holmes, President and Chief Executive Officer, for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to Compensation of Executive Officers - Summary Compensation Table.
(2) The amounts reported in this column represent the amount of Compensation Actually Paid to Christopher T. Holmes, as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual amount of compensation earned by or paid to Christopher T. Holmes during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Christopher T. Holmes's Total compensation for each year to determine the Compensation Actually Paid:

Year	Reported Summary Compensation Table Total for PEO ($)	Reported Value of Equity Awards ($) (a)	Aggregate Equity Award Adjustments ($) (b)	Reported Change in the Actuarial Present Value of Pension Benefits ($)	Aggregate Pension Benefit Adjustments ($)	Compensation Actually Paid to PEO
2025	3,766,403	(1,650,039)	3,509,935	—	—	5,626,299
2024	3,946,912	(1,500,006)	3,178,146	—	—	5,625,052
2023	2,960,086	(1,830,028)	2,319,497	—	—	3,449,555
2022	2,040,082	(1,250,008)	404,943	—	—	1,195,017
2021	2,682,882	(1,250,078)	1,882,503	—	—	3,315,307
(a) The reported value of equity awards represents the grant date fair value of equity awards as reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.
(b) The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change in fair value as of the end of the applicable year (from the end of the prior fiscal year) of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change in fair value as of the vesting date (from the end of the prior fiscal year); (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. Reported fair values and changes in fair values of equity awards are calculated in accordance with FASB ASC Topic 718 under U.S. GAAP and incorporates probable vesting outcome for PSUs based upon the Company's performance to date and projections as measured under the LTIP for each respective period. Refer to additional discussion under subheading "Compensation Discussion and Analysis - 2025 Long Term Equity Incentive Grants".The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards ($)	Year Over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year Over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Aggregate Equity Award Adjustments ($)
2025	2,258,402	1,375,246	—	(123,713)	—	—	3,509,935
2024	2,159,435	1,117,317	—	(98,607)	—	—	3,178,146
2023	1,820,370	504,004	—	(4,877)	—	—	2,319,497
2022	613,379	(203,874)	—	(4,563)	—	—	404,943
2021	1,153,899	550,600	—	178,003	—	—	1,882,503
(3) The amounts in this column represent the average of the amounts reported for the Company’s NEOs as a group (excluding Christopher T. Holmes's, who has served as our President and CEO since 2013) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. Holmes) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2025, Michael M. Mettee, Travis K. Edmondson, Aimee T. Hamilton and Scott J. Tansil ; (ii) for 2024, Michael M. Mettee, Travis K. Edmondson, R. Wade Peery and Mark E. Hickman; (iii) for 2023, Michael M. Mettee, R. Wade Peery, Travis K. Edmondson and Mark E. Hickman; (iv) for 2022, Michael M. Mettee, Travis K. Edmondson, Aimee T. Hamilton, and R. Wade Peery; and (v) for 2021, Michael M. Mettee, J. Gregory Bowers, Travis K. Edmondson, and Wilburn J. Evans. Note that the average equity calculations for fiscal year 2022 is incorporating a pro- rata equity grant for Aimee T. Hamilton awarded under the LTIP related to the Company's performance in 2021 based on her November 2021 start date with the Company.
(4) The amounts in this column represent the average amount of Compensation Actually Paid to the NEOs as a group (excluding Mr. Holmes), as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Holmes) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Holmes) for each year to determine the average Compensation Actually Paid, using the same methodology described above in Footnote 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Reported Value of Equity Awards ($)	Average Equity Award Adjustments ($) (a)	Average Reported Change in the Actuarial Present Value of Pension Benefits ($)	Average Pension Benefit Adjustments ($)	Average Compensation Actually Paid to Non-PEO NEOs
2025	1,328,822	(437,560)	671,726	—	—	1,562,988
2024	1,289,347	(365,790)	772,980	—	—	1,696,537
2023	892,122	(405,658)	513,497	—	—	999,961
2022	698,529	(213,656)	52,995	—	—	537,868
2021	1,035,241	(320,037)	632,514	—	—	1,347,718

(a) The amounts deducted or added in calculating the average equity award adjustments are as follows:

Year	Average Year End Fair Value of Equity Awards ($)	Year Over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year Over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Average Equity Award Adjustments ($)
2025	479,106	211,887	—	(19,267)	—	—	671,726
2024	526,598	257,364	—	(10,982)	—	—	772,980
2023	453,272	62,424	—	(2,198)	—	—	513,497
2022	123,085	(71,563)	—	1,473	—	—	52,995
2021	311,884	103,162	—	217,467	—	—	632,514
(5) Cumulative Total Shareholder Return (“TSR”) is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period. “Measurement period” is defined as: for 2021, the one-year period from market close December 31, 2020 through December 31, 2021; for 2022, the two-year period from market close on December 31, 2020 through December 31, 2022; for 2023, the three-year period from market close December 31, 2020 through

December 31, 2023; for 2024 the four-year period from market close December 31, 2020 through December 31, 2024; and for 2025 the five-year period from market close December 31, 2020 through December 31, 2025.
(6) TSR is cumulative for the measurement periods beginning on December 31, 2020 and ending on December 31 of each of 2025, 2024, 2023, 2022 and 2021, respectively, calculated in accordance with Item 201(e) of Regulation S-K. “Peer Group” represents the S&P 500 Banks Index, which is used by the Company for purposes of compliance with Item 201(e) of Regulation S-K.
(7) The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(8) For each applicable year, Adjusted EPS (non-GAAP) is defined as that year's adjusted net income available to common shareholders divided by weighted average common shares outstanding on a fully diluted basis. This metric is used by the Compensation committee as the primary performance metric within the STIP. While the Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company's compensation programs, the Company has determined that Adjusted EPS is the financial performance measure that, in the Company's assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used to link CAP to the Company's NEOs, for the most recently completed fiscal year, to Company performance. For non-GAAP reconciliation information, see Appendix B.

Financial Performance Measures

The metrics the Company uses for both annual cash incentive under the STIP and long-term incentive under the LTIP are selected based on the objective of creating a strong tie between NEO and shareholder financial interests through sustaining positive performance over a multi-year period. The most important financial performance measures used by the Company to link CAP to NEOs for 2025 to the Company's performance are as follows:
•Adjusted net income applicable to FB Financial Corporation (non-GAAP)
•Adjusted EPS (non-GAAP)
•Core ROATCE - LTIP (non-GAAP)
•Adjusted TBV

Description of the Relationship between Pay and Performance
The following graphs provide visual representations of the relationship between both the CAP of our PEO and Non-PEO NEOs and our (i) TSR, (ii) net income, and (iii) company-selected metric, Adjusted EPS. An additional graph depicts the relationship between the Company's TSR and a peer group TSR. CAP is influenced by numerous factors, including, but not limited to, the timing of new equity grants and outstanding award vesting, share price volatility during the fiscal year, mix of performance metrics, and other factors.

*For purposes of calculating Peer Group Total Shareholder Return, we have used the custom compensation peer group disclosed in the “Market Competitiveness” section of the Compensation Discussion and Analysis above. In prior years, the S&P 500 Banks Index was used for this purpose. We made this change because our compensation peer group consists of regional banks of comparable size, geographic focus, and business model providing a more meaningful comparison to FB Financial than the S&P 500 Banks Index. The Peer Group TSR using the S&P 500 Banks Index for fiscal years 2021, 2022, 2023, 2024, and 2025 would be $117, $94, $105, $145 and $225, respectively.

Equity Compensation Plan Information
The following table summarizes equity compensation plan information as of December 31, 2025.

Plan Category	# of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted-average exercise price of outstanding options, warrants and rights ($)	# of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	563,185	(1)	—	2,864,069	(2)
Equity compensation plans not approved by security holders	N/A		N/A	N/A

Total	563,185		—	2,864,069
(1) Reflects 322,294 unvested RSUs and 240,891 unvested PSUs granted assuming vesting at 100% under the 2016 Incentive Plan. These awards do not have an exercise price because their value is dependent upon continued employment over a period of time or the achievement of certain performance goals, and are to be settled for shares of common stock.
(2) Reflects balance in reserves not granted under the 2016 Incentive Plan (574,676 shares), employee stock purchase plan (2,254,929 shares), and Franklin Financial Network, Inc. Amended and Restated 2017 Omnibus Equity Incentive Plan (“Legacy Franklin Plan”) (34,464 shares). No further grants will be made under the Legacy Franklin Plan. A maximum of 200,000 shares may be purchased in the current offering period of the employee stock ownership plan.

Director Compensation
The following table reflects the fees earned by or paid to our directors in connection with their service on the Company’s board of directors and the FirstBank board of directors during 2025.

Name	Stock Awards ($)(1)	Fees Earned or Settled in Shares of Common Stock	Fees Earned or Paid in Cash ($)(2)	Total ($)
J. Jonathan Ayers	60,035	—	66,703	126,738
William F. Carpenter III	60,035	130,119	1,703	191,857
Agenia W. Clark	60,035	30,101	31,703	121,839
James. W. Cross IV	60,035	—	71,703	131,738
James L. Exum	60,035	—	71,703	131,738
Christopher T. Holmes(3)	—	—	—	—
Orrin H. Ingram	60,035	60,107	1,703	121,845
R. Milton Johnson	60,035	—	61,703	121,738
Raja J. Jubran	60,035	—	81,703	141,738
C. Wright Pinson	60,035	65,129	2,492	127,656
Emily J. Reynolds	60,035	15,024	61,703	136,762
J. Henry Smith IV	50,044	—	50,717	100,761
Melody J. Sullivan	60,035	—	81,703	141,738
(1)    Reflects RSUs with grant date fair value of $60,035 granted to each of the independent directors, with the exception of J. Henry Smith IV, who was appointed to the board effective July 1, 2025 and received a pro rated award with a fair value of $50,044 as of such date. These RSU grants are scheduled to vest on April 30, 2026 pursuant to the Company's Non-Employee Director Compensation Policy. The grant date fair value was calculated in accordance with FASB ASC Topic 718, based on the value of the underlying shares on the date of the grant.
(2)    Includes fees paid to our directors in connection with their service on the Company’s board of directors and the FirstBank board of directors and cash payments made upon vesting of dividend equivalent units in 2025.
(3) Mr. Holmes is employed by the Company. As a result, he does not receive compensation under the Non-Employee Director Compensation Policy. See “Executive Compensation” for a description of the executive compensation paid in 2025 to Mr. Holmes.

Each independent board member receives an annual fee of $60,000 and an RSU award valued at approximately $60,000. In addition, the chairs of the Audit Committee and Risk Committee receives $20,000 and the chairs of the Compensation Committee and Nominating and Corporate Governance Committee receives $15,000 annually, the chair of the board of directors receives $70,000 and the chairs of our bank subsidiary board committees receives fees between $5,000 and $10,000 annually.

Proposal 2 — Approval of the FB Financial Corporation 2026 Incentive Plan

The Company currently issues equity awards under the FB Financial Corporation 2016 Long-Term Equity Incentive Plan (the “2016 Incentive Plan”). The Company is asking its shareholders to approve the FB Financial Corporation 2026 Incentive Plan (the “2026 Incentive Plan”) to replace the 2016 Incentive Plan. As of December 31, 2025, there were approximately 563,185 shares of common stock subject to outstanding awards under the 2016 Incentive Plan and approximately 1,172,306 shares of common stock reserved and available for future awards under the 2016 Incentive Plan. If the shareholders approve the 2026 Incentive Plan, then we will not grant any additional awards under the 2016 Incentive Plan and all shares remaining available for future awards thereunder as of the effective date of the 2026 Incentive Plan will be canceled. Without the shareholders’ approval of the 2026 Incentive Plan, the Company will not have adequate ability to continue to grant additional equity awards as needed to remain competitive in the marketplace.
Our board believes the 2026 Incentive Plan contains a number of features that are consistent with sound corporate governance practices and is in the best interests of our company and our shareholders, as discussed in greater detail below. Accordingly, our board unanimously recommends that the shareholders approve the 2026 Incentive Plan.
Important Information About the 2026 Incentive Plan
Shares Available Under the 2026 Incentive Plan. If the 2026 Incentive Plan is approved by the shareholders, the aggregate number of shares of common stock issuable under the 2026 Incentive Plan will be 1,998,500 shares of common stock, less one share for every one share subject to an award granted under the 2016 Incentive Plan after December 31, 2025 and prior to the effective date of the 2026 Incentive Plan. After December 31, 2025, any shares subject to an award under the 2016 Incentive Plan that is terminated or expires unexercised, is settled for cash, or is canceled, forfeited or lapses for any reason will, to the extent of such termination, expiration, cash settlement, cancellation, forfeiture or lapse, be added to the shares available for grant under the 2026 Incentive Plan on a one-for-one basis.
Key Data Relating to Outstanding Equity Awards and Shares Available. The following table includes information regarding outstanding equity awards and shares available for future awards under the 2016 Incentive Plan as of December 31, 2025:

2016 Incentive Plan(1)
Total shares underlying outstanding time-based restricted stock units	322,294
Total shares underlying outstanding performance-based units	240,891
Total shares currently available for grant	1,172,306
(1)If the shareholders approve the 2026 Incentive Plan, all future equity awards will be made from the 2026 Incentive Plan, and we will not grant any additional awards under the 2016 Incentive Plan.

Information Regarding Authorized Shares and Stock Price. The Company’s charter authorizes the issuance of 75,000,000 shares of common stock. As of March 2, 2026, there were 51,843,579 shares of common stock issued and outstanding and the closing price of a share of common stock as of that date was $54.82.

Burn Rate and Potential Dilution. In setting the number of shares authorized for issuance under the 2026 Incentive Plan, we considered our historic burn rate, which measures annual share utilization. As shown in the following table, the Company's three-year average burn rate was 0.56%.

Fiscal Year	Stock Options and SARs Granted	Full Value Awards Granted	Total Granted	Weighted-Average Common Shares Outstanding	Burn Rate (%)
2025	—	260,053	260,053	49,744,804	0.52%
2024	—	282,714	282,714	46,872,625	0.60%
2023	—	266,641	266,641	46,822,792	0.57%
Average	—	269,803	269,803	47,813,407	0.56%

We also considered overhang, which measures potential shareholder dilution, in setting the number of additional shares authorized for issuance under the 2026 Incentive Plan. As of December 31, 2025, there were 51,752,401 shares outstanding in total, 563,185 shares were subject to outstanding stock-based awards, and 1,172,306 shares were available for future awards under the 2016 Plan. Therefore, as of December 31, 2025, our overhang (calculated as the number of shares subject to outstanding awards plus the number of shares available to be granted, divided by the total number of outstanding shares) was 3.35%. Had the 188,692 additional shares, consisting of RSUs an target PSUs, being requested under the 2026 Incentive Plan been available for grant as of the record date, our overhang would have increased to 3.72%.

Future Share Needs. Based on our historical equity grant practices, the share pool authorized under the 2026 Incentive Plan would last approximately seven years. While we believe this modeling provides a reasonable estimate of how long such a share reserve could last, there are a number of factors that could impact our future equity share usage. Among the factors that will impact our actual share usage are changes in market grant values, changes in the number of recipients, changes in our stock price, changes in the structure of our equity program and forfeitures of outstanding awards.

Sound Corporate Governance Practices

The 2026 Incentive Plan contains a number of provisions that the Company believes are consistent with the interests of its shareholders and sound corporate governance practices, including:

•No evergreen provision. The 2026 Incentive Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance under the 2026 Incentive Plan can be automatically replenished.
•Limits on non-employee director compensation. The maximum number of shares of common stock subject to awards granted during a single fiscal year to any non-employee director for his or her services as a non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year for his or her services as a non-employee director, may not exceed $500,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes), or $600,000 in total value during a fiscal year in the case of a non-employee director who serves as Chairman of our board or Lead Independent Director.
•No repricing of stock options or stock appreciation rights. Without the prior approval of the shareholders, outstanding stock options and stock appreciation rights cannot be repriced, directly or indirectly, nor may stock options or stock appreciation rights be cancelled in exchange for stock options or stock appreciation rights with an exercise price or base price that is less than the exercise price or base price of the original award. In addition, the Company may not, without the prior approval of shareholders, repurchase an option or stock appreciation right for value from a participant if the current market value of the underlying stock is lower than the exercise price or base price per share of the option or stock appreciation right, respectively.
•No discounted stock options or stock appreciation rights. Stock options and stock appreciation rights may not be granted with exercise prices or base prices lower than the fair market value of the underlying shares on the grant date.
•No single-trigger change of control vesting. If awards granted under the 2026 Incentive Plan are assumed by the successor entity in connection with a change of control of the Company, such awards will not automatically vest and pay out upon the change of control.
•No dividends on unearned awards or appreciation awards. The 2026 Incentive Plan prohibits the current payment of dividends or dividend equivalent rights on unearned awards. In addition, no dividends will accrue on options or stock appreciation rights.

Material Features

The following is a summary of the material features of the 2026 Incentive Plan. This summary is subject to and qualified by reference to the actual text of the 2026 Incentive Plan, a complete copy of which is attached as Appendix C to this proxy statement.

Shares Available for Issuance. The maximum number of shares of common stock that may be issued pursuant to awards granted under the 2026 Incentive Plan is 1,998,500, less one share for every one share subject to an award granted under the 2016 Incentive Plan after December 31, 2025 and prior to the effective date of the 2026 Incentive Plan, all of which may be issued as incentive stock options. After December 31, 2025, any shares subject to an award under the 2016 Incentive Plan that is terminated or expires unexercised, is settled for cash, or is canceled, forfeited or lapses for any reason will, to the extent of such termination, expiration, cash settlement, cancellation, forfeiture or lapse, be added to the shares available for grant under the 2026 Incentive Plan on a one-for-one basis.

Share Counting. The share counting provisions of the 2026 Incentive Plan provide that the following shares will be added back to the 2026 Incentive Plan share reserve and will again be available for issuance pursuant to awards granted under the 2026 Incentive Plan: (i) unissued or forfeited shares originally subject to an award that is canceled, terminates, expires, is forfeited or lapses for any reason; (ii) shares subject to awards settled in cash; and (iii) shares withheld from full-value awards or delivered by a participant to satisfy tax withholding requirements. In addition, substitute awards granted in connection with a merger will not count against the share reserve under the 2026 Incentive Plan. For the avoidance of doubt, the following shares will not be added back to the 2026 Incentive Plan share reserve and will count against the number of shares remaining available for issuance pursuant to awards granted under the 2026 Incentive Plan: (i) shares delivered to the Company in satisfaction of the exercise price of an option; and (ii) shares originally subject to an option or SAR that are not issued upon exercise of the option or SAR for any reason, including by reason of net-settlement of the award.

Adjustments. If the Company has a change in its capital structure resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the shares, the number of shares covered by each outstanding award, the number of shares available for awards, the number of shares that may be subject to awards to any one participant, and the price per share covered by each such outstanding award will be proportionately adjusted. If there are other increases or decreases in the number of issued shares, as determined in the sole discretion of our board, our Compensation Committee will make equitable adjustments to prevent the dilution or enlargement of the rights of award recipients.

Limit on Non-Employee Director Compensation. The maximum number of shares of common stock subject to awards granted during a single fiscal year to any non-employee director for his or her services as a non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year for his or her services as a non-employee director, may not exceed $500,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes), or $600,000 in total value during a fiscal year in the case of a non-employee director who serves as Chairman of the board or Lead Independent Director.

Administration. Our Compensation Committee of our board of directors will administer the 2026 Incentive Plan. Our Compensation Committee will have the authority to grant awards; designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any plan, program or policy for the grant of awards as it may deem necessary or advisable, including but not limited to short-term incentive programs; establish, adopt or revise any rules and regulations as it may deem advisable to administer the 2026 Incentive Plan; and make all other decisions and determinations that may be required under the 2026 Incentive Plan. Our board of directors may at any time administer the 2026 Incentive Plan.

Eligibility. The 2026 Incentive Plan permits the grant of incentive awards to employees, officers, directors and consultants of the Company and its affiliates as selected by our Compensation Committee. As of March 2, 2026, 216 employees and 12 non-employee directors participated in the Company’s long-term incentive plan. The number of eligible participants may increase over time based upon future growth of the Company and its affiliates.

Permissible Awards. The 2026 Incentive Plan authorizes the granting of awards in any of the following forms:

•stock options to purchase common stock, which may be designated under the Code as nonstatutory stock options (which may be granted to all participants) or incentive stock options (which may be granted to officers and employees but not to non-employee directors or consultants);
•stock appreciation rights ("SARs"), which give the holder the right to receive the difference (payable in cash or stock, as specified in the award certificate) between the fair market value per share of common stock on the date of exercise over the base price of the award (which cannot be less than the fair market value of the underlying stock as of the grant date);
•restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by our Compensation Committee;
•restricted or deferred stock units, which represent the right to receive shares of common stock (or an equivalent value in cash or other property, as specified in the award certificate) in the future, based upon the attainment of stated vesting or performance criteria in the case of restricted stock units;
•performance awards, which are awards payable in cash or stock upon the attainment of specified performance goals (any award that may be granted under the 2026 Incentive Plan may be granted in the form of a performance awards);
•other stock-based awards in the discretion of our Compensation Committee, including unrestricted stock grants;
•cash-based awards, including annual incentive awards; and
•dividend equivalent rights, which entitle the participant to payments in cash or property calculated by reference to the amount of dividends paid on the shares of stock underlying an award, with respect to awards other than options or SARs.

2026 Incentive Plan Provisions Applicable to All Awards

Treatment of Awards upon a Participant’s Death or Disability. Unless otherwise provided in an award certificate or any special plan document or separate agreement governing an award, upon the termination of a participant’s service due to death or disability, each of that participant’s outstanding options and SARs that are subject to time-based vesting requirement will become vested and fully exercisable as of the date of termination and outstanding awards other than options and SARs that are subject to time-based vesting restrictions will become vested and such restrictions will lapse as the date of termination. The payout level under each outstanding award that is subject to performance-based vesting requirements will be deemed to have been earned as of the date of termination based upon an assumed achievement of all relevant performance goals at the target level, and there will generally be a pro rata payout within 60 days following the date of termination, based upon the length of time within the performance period that has elapsed prior to the date of termination.

Treatment of Awards Upon a Change in Control. Unless otherwise provided in an award certificate or any special plan document or separate agreement governing an award, upon the occurrence of a change of control of the Company in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by our Compensation Committee or our board: (i) all outstanding options and SARs that are subject to time-based vesting requirements will become vested and fully exercisable, (ii) all time-based vesting restrictions on outstanding awards will lapse, and (iii) the payout level under performance-based awards will be deemed to have been earned as of the effective date of the change in control based upon an assumed achievement of all relevant performance goals at the target level, and there will be a prorata payout to participants generally within 60 days following the change in control.
Unless otherwise provided in an award certificate or any special plan document or separate agreement governing an award, upon the occurrence of a change of control of the Company in which awards are assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control, if within two years after the effective date of the change of control, a participant’s employment is terminated without “cause” or the participant resigns for “good reason” (as such terms are defined in the 2026 Incentive Plan), then (i) all outstanding options and SARs that are subject to time-based vesting requirements will become vested and fully exercisable, (ii) all time-based vesting restrictions on outstanding awards will lapse, and (iii) the payout level under performance awards will be determined based upon an assumed achievement of all relevant performance goals at the target level and there will be a prorata payout to participants generally within 60 days following their termination of employment.

Discretion to Accelerate Awards. Our Compensation Committee may in its sole discretion determine that, upon the termination of service of a participant for any reason, or the occurrence of a change in control, all or a portion of such participant’s options, SARs, or other awards will become fully or partially exercisable, that all or a part of the time-based restrictions on all or a portion of the participant’s outstanding awards will lapse, and/or that any performance-based criteria with respect to any awards held by that participant will be deemed to be wholly or partially satisfied, in each case, as of such date as our Compensation Committee may, in its sole discretion, declare.

Nontransferability of Awards. Except as otherwise provided in the applicable award certificate for awards other than incentive stock options, no unexercised or restricted award may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Clawback of Awards. Awards granted under the 2026 Incentive Plan shall be subject to any compensation recoupment policy that the Company may adopt from time to time that is applicable by its terms to the participant.

Termination and Amendment. The 2026 Incentive Plan will terminate on May 21, 2036, the tenth anniversary of the date of the annual meeting, or, if the shareholders approve an amendment to the 2026 Incentive Plan that increases the number of shares subject to the 2026 Incentive Plan, the tenth anniversary of the date of such approval, unless earlier terminated by our board or Compensation Committee.
Our board or our Compensation Committee may, at any time and from time to time, terminate or amend the 2026 Incentive Plan, but if an amendment would constitute a material amendment requiring shareholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to shareholder approval. In addition, our board or our Compensation Committee may condition any amendment on the approval of the Company’s shareholders for any other reason. No termination or amendment of the 2026 Incentive Plan may, without the written consent of the participant, reduce or diminish the value of an outstanding award. Without the prior approval of the shareholders, and except as otherwise permitted by the anti-dilution provisions of the 2026 Incentive Plan, the 2026 Incentive Plan may not be amended to directly or indirectly reprice, replace or repurchase “underwater” options or SARs. Our Compensation Committee may amend or terminate outstanding awards. However, such amendments may require the consent of the participant and, unless approved by the Company’s shareholders, (i) the exercise price or base price of an outstanding option or SAR may not be reduced, directly or indirectly, and the original term of an option may not be extended, (ii) an option or SAR may not be cancelled in exchange for cash, other awards, or options or SARS with an exercise price or base price that is less than the exercise price or base price of the original option or SAR, or otherwise, (iii) we may not repurchase an option or SAR for value (in cash or otherwise) from a participant if the current fair market value of the shares of the Company’s common stock underlying the option or SAR is lower than the exercise price or base price per share of the option or SAR, and (iv) the original term of an option or SAR may not be extended.

Prohibition on Repricing. As indicated above under “Termination and Amendment,” outstanding stock options and SARs cannot be repriced, directly or indirectly, without prior shareholder approval. The exchange of an “underwater” option or SAR (i.e., an option or SAR having an exercise or base price in excess of the current market value of the underlying stock) for cash or for another award would be considered an indirect repricing and would, therefore, require shareholder approval.

Federal Income Tax Consequences

The U.S. federal income tax discussion set forth below is intended for general information only and does not purport to be a complete analysis of all of the potential tax effects of the 2026 Incentive Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. State and local income tax consequences are not discussed, and may vary from locality to locality.

Nonstatutory Stock Options. There will be no federal income tax consequences to the optionee or to us upon the grant of a nonstatutory stock option under the 2026 Incentive Plan. When the optionee exercises a nonstatutory option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock received upon exercise of the option at the time of exercise over the exercise price, and we will be allowed a corresponding federal income tax deduction, subject to any applicable limitations under Code Section 162(m). Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Incentive Stock Options. There typically will be no federal income tax consequences to the optionee or to us upon the grant or exercise of an incentive stock option. If the optionee holds the acquired option shares for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and we will be allowed a federal income tax deduction equal to such amount, subject to any applicable limitations under Code Section 162(m). While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.

SARs. A participant receiving a stock appreciation right under the 2026 Incentive Plan will not recognize income, and we will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the stock appreciation right, the amount of cash and the fair market value of any shares of common stock received will be ordinary income to the participant and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and we will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date (less any amount he or she paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). If the participant files an election under Code Section 83(b) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Code Section 83(b) election.

Restricted or Deferred Stock Units. A participant will not recognize income, and we will not be allowed a tax deduction, at the time a stock unit award is granted. When the participant receives or has the right to receive shares of common stock (or the equivalent value in cash or other property) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of the common stock or other property as of that date (less any amount he or she paid for the stock or property), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Performance Awards Payable in Cash. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a performance award payable in cash is granted (for example, when the performance goals are established). Upon receipt of cash in settlement of the award, a participant will recognize ordinary income equal to the cash received, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Dividend Equivalents. A participant will recognize ordinary income, and we will be allowed a tax deduction, at the time the dividend equivalents are paid or payable.

Securities Authorized for Issuance under Equity Compensation Plans

The following table presents certain information about the 2016 Incentive Plan as of December 31, 2025:

Award	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column of this table
Equity compensation plans approved by shareholders(1)	563,185 (2)	-	1,172,306 (3)

Equity compensation plans not approved by shareholders	-	-	-(4)
(1)Includes the FB Financial Corporation 2016 Long-Term Equity Incentive Plan.
(2)Reflects 322,294 unvested RSUs and 240,891 unvested PSUs granted assuming vesting at 100% under the 2016 Incentive Plan. These awards do not have an exercise price because their value is dependent upon continued employment over a period of time or the achievement of certain performance goals, and are to be settled for shares of common stock.
(3)Reflects balance in reserves not granted under the 2016 Incentive Plan (1,172,306 shares) and employee stock purchase plan 2,254,929 shares). A maximum of 200,000 shares may be purchased in the current offering period of the employee stock ownership plan.
(4)No further grants will be made under the legacy Franklin Financial Network, Inc. Amended and Restated 2017 Omnibus Equity Incentive Plan.

Recommendation
The board of directors recommends that you vote “FOR” the approval of the FB Financial Corporation 2026 Incentive Plan.

Proposal 3 - Approval of an Amendment to the FB Financial Employee Stock Purchase Plan

The Company currently offers its employees the ability to participate in the FB Financial Corporation 2016 Employee Stock Purchase Plan (the “ESPP”). Our board is requesting that our shareholders approve an amendment to the ESPP to extend the term by an additional ten years (the “ESPP Amendment”). If our shareholders approve the ESPP Amendment, the ESPP will expire on May 21, 2036, unless we terminate it sooner. If our shareholders do not approve the ESPP Amendment, the ESPP will expire on September 1, 2026. As of December 31, 2025, 51,752,401 shares of common stock had been issued and approximately 2,254,929 shares remained available for issuance under the ESPP.

Material Features of the ESPP

The following is a summary of the material features of the ESPP. This summary is subject to and qualified by reference to the actual text of the ESPP, a complete copy of which is attached as Appendix D to this proxy statement.

Authorized Shares. Subject to adjustment as provided in the ESPP, a total of 2,500,000 shares of our common stock are available for sale under the ESPP. In the event that any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of our common stock or other securities of the Company, or other change in our corporate structure affecting our common stock occurs, our Compensation Committee, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the ESPP, will, in such manner as it may deem equitable, adjust the number and class of common stock that may be delivered under the ESPP, the purchase price per share and the number of shares of common stock covered by each option under the ESPP that has not yet been exercised, as well as the number of shares authorized for issuance under the ESPP and the per-participant and per-offering share limits provided in the ESPP.

Plan Administration. Our Compensation Committee administers the ESPP, and has full and exclusive authority to interpret the terms of the ESPP and determine eligibility to participate, subject to the conditions of the ESPP, as described below.

Eligibility. Generally, all of our employees are eligible to participate if they are employed by us, or any participating subsidiary, for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted rights to purchase shares of our common stock under the ESPP if such employee (i) immediately after the grant would own capital stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or (ii) holds rights to purchase shares of our common stock under all of our employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of shares of our common stock for each calendar year.

Offering Periods. The ESPP provides for six-month offering periods. Unless and until otherwise provided by our Compensation Committee, the offering periods are scheduled to start on the first trading day on or after February 15 and August 15 of each year.

Contributions. The ESPP permits participants to purchase shares of our common stock through payroll deductions of up to 20% of their eligible compensation; provided, however, that a participant may not purchase more than 725 shares of our common stock during each offering period; and provided, further, that no more than 200,000 shares of our common stock in the aggregate may be issuable during each offering period, in each case subject to adjustment as provided in the ESPP.

Purchases. Unless a participant terminates employment or withdraws from the ESPP or an offering before the last day of an offering period, amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six month offering period. Unless and until changed by the Compensation Committee, the purchase price of the shares will be 85% of the lower of the fair market value of our common stock on the first trading day of each offering period or on the last trading day of each offering period (referred to as the “exercise date”). The Compensation Committee has currently determined that the purchase price per share will be 95% of such fair market value. Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of our common stock. Participation ends automatically upon termination of employment with us.

Holding Period. Unless otherwise determined by our Compensation Committee, participants in the ESPP will be required to hold the shares of our common stock acquired under the ESPP for a holding period that is the later of (i) the two-year period after the enrollment date or (ii) the one-year period after the exercise date. During such holding period, a participant may not sell or transfer shares of common stock acquired under the ESPP.

Non-Transferability. A participant may not transfer rights granted under the ESPP.

Corporate Transactions. The ESPP provides that in the event of a reorganization, merger, or consolidation of the Company with one or more corporations in which the Company is not the surviving corporation (or survives as a direct or indirect subsidiary of such other constituent corporation or its parent), or upon a sale of substantially all of the property or stock of the Company to another corporation, a successor corporation may assume or substitute each outstanding purchase right. If the successor corporation refuses to assume or substitute for the outstanding purchase right, the offering period then in progress will be shortened, and a new exercise date will be set. The administrator will notify each participant that the exercise date has been changed and that the participant’s option will be exercised automatically on the new exercise date unless prior to such date the participant has withdrawn from the offering period.

Amendment; Termination. Our Compensation Committee has the authority to amend, suspend or terminate the ESPP at any time and for any reason, except that, subject to certain exceptions described in the ESPP, no such action may adversely affect any outstanding rights to purchase shares of our common stock under the ESPP. If the ESPP Amendment is approved by our shareholders, the ESPP automatically will terminate on May 21, 2036, unless we terminate it sooner. If the ESPP Amendment is not approved by our shareholders, the ESPP automatically will terminate on September 1, 2026.

Certain Federal Income Tax Effects. Neither the grant nor the exercise of options under the ESPP will have a tax impact on the participant or on the Company. If a participant disposes of the shares acquired upon the exercise of his or her options after at least two years from the date of grant and one year from the date of exercise, then the participant must treat as ordinary income the amount by which the lesser of (i) the fair market value of the shares at the time of disposition, or (ii) the fair market value of the shares at the date of grant, exceeds the purchase price. Any gain in addition to this amount will be treated as a capital gain. If a participant holds shares at the time of his or her death, the holding period requirements are automatically deemed to have been satisfied and he or she will realize ordinary income in the amount by which the lesser of (i) the fair market value of the shares at the time of death, or (ii) the fair market value of the shares at the date of grant exceeds the purchase price. The Company will not be allowed a deduction if the holding period requirements are satisfied. If a participant disposes of shares before expiration of two years from the date of grant and one year from the date of exercise, then the participant must treat as ordinary income the excess of the fair market value of the shares on the date of exercise of the option over the purchase price. Any additional gain will be treated as long-term or short-term capital gain or loss, as the case may be. The Company will be allowed a deduction equal to the amount of ordinary income recognized by the participant.

Plan Benefits to Named Executive Officers and Others. The benefits that will be received by or allocated to persons eligible to participate in the ESPP in the future cannot be determined at this time because the amount of contributions set aside to purchase shares of the Company’s common stock under the ESPP (subject to the limits of the plan) are entirely within the discretion of each participant.

Information Regarding Authorized Shares and Stock Price. The Company’s charter authorizes the issuance of 75,000,000 shares of common stock. As of March 2, 2026, there were 51,843,579 shares of common stock issued and outstanding and the closing price of a share of common stock as of that date was $54.82.

Recommendation

The board of directors recommends a vote “FOR” the approval of the Employee Stock Purchase Plan amendment.

Proposal 4 — Non-Binding, Advisory Vote Regarding the Compensation of the Named Executive Officers
“Say-On-Pay”

In accordance with Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Exchange Act and the SEC’s rules promulgated under the Exchange Act, we provide our shareholders each year with an opportunity to vote, on a non-binding, advisory basis the compensation of our NEOs as disclosed in this proxy statement. This Proposal 4, commonly known as a “Say-On-Pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

Our executive compensation program, a significant component of which is performance-based, is designed to attract, motivate and retain our executive officers, who are critical to our success. Under this program, our NEOs are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals and the realization of increased shareholder value. Our Compensation Committee regularly reviews our executive compensation program to ensure it achieves the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices. In addition, our board of directors has adopted the Compensation Recovery Policy, which sets forth the conditions under which we may recover any excess incentive-based compensation paid or awarded to our executive officers. A more detailed discussion regarding the compensation of our NEOs is provided under the captions “Compensation Discussion and Analysis” and “Executive Compensation Tables” in this proxy statement, and we encourage you to read those sections in full.

The board of directors and Compensation Committee believe that our executive compensation program is meeting its objectives. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the annual meeting:

RESOLVED, that the shareholders of FB Financial Corporation approve, on a non-binding, advisory basis, the compensation of FB Financial Corporation's NEOs that is disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis, Executive Compensation Tables and narrative discussions appearing in FB Financial Corporation's proxy statement for the 2026 annual meeting of shareholders.”

Vote is Non-Binding and Advisory

Because your vote is advisory, it will not be binding upon the board of directors or Compensation Committee, will not override any decision made by the board of directors or the Compensation Committee, or create or imply any additional fiduciary duty of the board of directors or the Compensation Committee. However, the board of directors and Compensation Committee value the opinions of our shareholders. Accordingly, to the extent there is any significant vote against the compensation of our NEOs as disclosed in this proxy statement, we will carefully consider our shareholders’ concerns, and the board of directors and compensation committee will evaluate whether any actions are necessary to address such concerns.

Required Vote

If a quorum is present, the resolution to approve, on an advisory basis, the compensation of our NEOs will be approved if the votes cast for the resolution exceed the votes cast against the resolution.

Recommendation

The board of directors recommends that shareholders vote "FOR" the resolution to approve, on a non-binding, advisory basis the compensation of our NEOs.

Proposal 5 — Approval of Amendments to the Company's Charter to Eliminate Supermajority Voting Requirements
Introduction

After continued evaluation of our corporate governance practices and careful consideration of views held by the investment community and feedback from our shareholders, our board has determined that it would be advisable and in the best interests of the Company and our shareholders to amend and restate our charter in the form attached hereto as Appendix A (the “Second Amended and Restated Charter”) to eliminate the supermajority voting thresholds, as described below (the “Proposed Supermajority Amendments”).The board is now recommending that the shareholders adopt the Second Amended and Restated Charter to eliminate the supermajority voting thresholds in the charter.

Current Supermajority Voting Thresholds

Currently, the charter provides that an affirmative vote of the holders of at least 80% of the voting power of all the then outstanding shares of stock of the Company entitled to vote at an election of directors is required for our shareholders to take the actions listed below.

a.amending or repealing Article 10 of the charter, which article relates to the board, including removal of directors and filling vacancies on the board; or

b.amending or repealing Article 13 of the charter, which article relates to the calling of special meetings of our shareholders.

We refer to these standards as the “Supermajority Voting Requirements” and the actions listed above that currently require a supermajority shareholder vote as the “Supermajority Actions.”

Reasons for Proposed Supermajority Amendments

Our board is committed to strong corporate governance and as we have transitioned from a private company with a sole shareholder to an independent, public company, our board has conducted a review of corporate governance matters, including the Supermajority Voting Requirements.

Our board recognizes that elimination of the Supermajority Voting Requirements is consistent with generally held views of evolving corporate governance practices. Our board has listened to the views of the investor community on this issue and has also considered the limited benefits of the Supermajority Voting Requirements to the Company and its shareholders. In addition, our board acknowledges that many other public companies have transitioned away from these kinds of supermajority voting provisions. In view of these considerations, our board has determined to eliminate the Supermajority Voting Requirements as proposed.

In light of the foregoing, our board has also adopted an amendment to the bylaws to eliminate the supermajority voting threshold previously contained therein, with such amendment taking effect if and when the shareholders approve and adopt the Second Amended and Restated Charter. This bylaw amendment, if effective, will reduced the shareholder approval threshold for bylaw amendments proposed by our shareholders from 80% of the voting power of all the then outstanding shares of stock of the Company to a majority of such voting power.

Description of the Proposed Supermajority Amendments

The board has adopted and declared advisable, and recommends that the shareholders adopt, the Second Amended and Restated Charter. If the Second Amended and Restated Charter is adopted, the Supermajority Actions described above, will require approval of a majority of the votes cast with respect to such Supermajority Action.

The text of the Proposed Supermajority Amendments is reflected in the Second Amended and Restated Charter set forth in Appendix A, with deletions indicated by strikeouts and additions indicated by underlining. The description of the Proposed Supermajority Amendments in this Proxy Statement is qualified in its entirety by reference to Appendix A.

If our shareholders adopt the Proposed Supermajority Amendments, they will become effective upon the filing of the Second Amended and Restated Charter with the Secretary of State of the State of Tennessee, which we plan to do promptly after the annual meeting.

If our shareholders do not adopt the Proposed Supermajority Amendments, the Supermajority Voting Requirements will remain in effect.

Required Vote

The affirmative vote of the holders of 80% of the outstanding shares of common stock then entitled to vote at the annual meeting is required to adopt this proposal pursuant to the charter as currently in effect.

Recommendation

The board of directors recommends that you vote “FOR” the approval of the Proposed Supermajority Amendments.

Proposal 6 — Ratification of the Appointment of Our Independent Registered Public Accounting Firm
Our Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm. After assessing the qualifications, performance, and independence of Crowe LLP (“Crowe”), which has served as our independent registered public accounting firm since 2018, the Audit Committee believes that retaining Crowe as our independent registered public accounting firm is in the best interests of our Company. The Audit Committee has appointed Crowe as our independent registered public accounting firm to audit the 2026 consolidated financial statements of FB Financial Corporation and its subsidiaries. Although it is not required to do so, our board of directors is asking shareholders to ratify Crowe’s appointment. If our shareholders do not ratify Crowe’s appointment, the Audit Committee may consider changing our independent registered public accounting firm for 2026. Whether or not shareholders ratify Crowe’s appointment, the Audit Committee may appoint a different independent registered public accounting firm at any time if it determines that such a change is appropriate.

Crowe has advised the Audit Committee that it is an independent accounting firm with respect to our company and its affiliates in accordance with the requirements of the SEC and the Public Company Accounting Oversight Board.
Representatives of Crowe are expected to be present at our annual meeting, will have an opportunity to make a statement if they choose, and are expected to be available to respond to appropriate shareholder questions.

For the years ended December 31, 2025 and December 31, 2024, Crowe billed us for the following services:

Audit and Related Fees	2025	2024
Audit fees(1)	$2,380,727	$1,657,225
Tax fees(2)	12,525	16,301
Total	$2,393,252	$1,673,526
(1)    For 2025 and 2024, audit fees include fees for professional services performed by Crowe for the audit of the Company's consolidated financial statements, including reporting required by HUD and FHA lenders and GNMA issuers of mortgage-backed securities and quarterly reviews.
(2) Tax fees include short period tax returns for a previously acquired subsidiary and allowable tax related consulting fees.
In addition to its responsibilities for the appointment, compensation, retention, and oversight of our independent registered public accounting firm, the Audit Committee is also responsible for conducting the audit fee negotiations with, and preapproves any engagement of, our independent registered public accounting firm.

Our Audit Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our Audit Committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to our independent registered public accounting firm for our fiscal years ended December 31, 2025 and 2024 were pre-approved by our Audit Committee.

Required Vote

If a quorum is present, this proposal will be approved if the votes cast for ratification exceed the votes cast against ratification. If this proposal is not approved, the matter will be referred to the Audit Committee for further review.

Recommendation

The board of directors recommends that you vote “FOR” ratification of the appointment of our independent registered public accounting firm for 2026.

Audit Committee Report
Our Audit Committee has the responsibilities and powers set forth in its charter, which include the responsibility to assist our board of directors in its oversight of our accounting and financial reporting principles and policies and internal controls and procedures, the integrity of our financial statements, our compliance with legal and regulatory reporting requirements, the independent auditor’s qualifications and independence, and the performance of the independent auditor and our internal audit function. The Audit Committee is also required to prepare this report to be included in our annual proxy statement pursuant to the proxy rules of the SEC.

Management is responsible for the preparation, presentation, and integrity of our financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures to provide for compliance with accounting standards and applicable laws and regulations. The internal auditor is responsible for testing such internal controls and procedures. Our independent registered public accounting firm is responsible for planning and carrying out a proper audit of our annual financial statements, expressing an opinion on conformity of those financial statements with accounting principles generally accepted in the United States, reviewing our quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, evaluating our internal controls over financial reporting, expressing an opinion on the effectiveness of the Company's internal control over financial reporting, and other procedures.
The Audit Committee reviews our financial reporting process. In this context, the Audit Committee:

a.has reviewed and discussed with management the audited financial statements for the year ended December 31, 2025;

b.has discussed with Crowe LLP, our current independent registered public accounting firm, the matters required to be discussed with Crowe LLP by the Public Company Accounting Oversight Board ("PCAOB") and the SEC;
c.met with the internal auditors and Crowe LLP, with and without management present, to discuss the results of their audits, their evaluations of the Company’s systems of internal controls and the overall quality and adequacy of the Company’s financial reporting;
d.has discussed with management, the internal auditors, and Crowe LLP the internal audit function's organization, responsibilities, budget, and staffing; and
e.has received the written disclosures and the letter from Crowe LLP required by the applicable requirements of the PCAOB regarding Crowe’s communications with the Audit Committee concerning independence and has discussed with Crowe LLP the independent accountant's independence.

Based on this review and the discussions referred to above, the Audit Committee recommended that our board of directors include the audited consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2025, for filing with the SEC.

This report is submitted on behalf of the members of the Audit Committee and shall not be deemed “soliciting material” or to be “filed” with the SEC, nor shall it be incorporated by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act to the extent that we specifically incorporate this information by reference and shall not otherwise be deemed filed under the Securities Act or Exchange Act.

Respectfully submitted by the Audit Committee of the Board,

Raja J. Jubran, Chair
Orrin H. Ingram
R. Milton Johnson
Melody J. Sullivan

Submission of Shareholder Proposals
Pursuant to Rule 14a-8 under the Exchange Act, shareholders wishing to include proposals in the proxy materials in relation to our 2027 annual meeting of shareholders, including director nominations, must submit the same in writing, by mail, first-class postage pre-paid, to General Counsel, FB Financial Corporation, 1221 Broadway, Suite 1300, Nashville, Tennessee 37203, which must be received at our executive office on or before December 8, 2026. Such proposals must also meet the other requirements and procedures prescribed by Rule 14a-8 under the Exchange Act relating to shareholders’ proposals. We will only include in our proxy materials those shareholder proposals that we receive before the deadline and that are proper for shareholder action.

Although information received after such date will not be included in the proxy materials sent to shareholders, a shareholder proposal may still be presented at the annual meeting if such proposal complies with our bylaws. In accordance with our bylaws, shareholder proposals may be brought before an annual meeting only if such proposal is made pursuant to written notice timely given to the Company’s Corporate Secretary accompanied by certain information required by our bylaws. To be timely, a shareholders’ written notice must be received at the registered office of the Company no earlier than the close of business on the 120th day and no later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received by the Company no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to the date of the meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. For shareholder proposals for the 2027 annual meeting of shareholders, written notice must be received between the close of business on January 21, 2027 and the close of business on February 20, 2027. The proposal must be sent to: General Counsel, FB Financial Corporation, 1221 Broadway, Suite 1300, Nashville, Tennessee 37203 and must comply with the SEC’s rules and regulations and our bylaws.

In addition to satisfying the provisions in our bylaws relating to nominations of director candidates, including the deadline for written notices, to comply with the SEC’s universal proxy rule, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees in compliance with Rule 14a-19 under the Exchange Act must provide notice that sets forth the information required by Rule 14a-19 no later than March 22, 2027. If the date of our 2027 annual meeting of shareholders changes by more than 30 calendar days from the date of the first anniversary of our 2026 annual meeting, such notice must instead be provided by the later of 60 calendar days prior to the date of our 2027 annual meeting of shareholders or the 10th calendar day following public announcement by the Company of the date of our 2027 annual meeting of shareholders.

Householding

In a further effort to reduce printing costs and postage fees, we may adopt a practice approved by the SEC called “householding.” Under this practice, shareholders who have the same address and last name and receive a notice of internet availability or elect to receive physical copies of proxy materials will receive only one copy of our notice of internet availability or proxy materials, as applicable, unless one or more of these shareholders notifies us that he or she wishes to receive individual copies of the notice of internet availability or physical proxy materials, as applicable. Upon request, the Company will promptly deliver a separate copy of the notice of internet availability and physical proxy materials to a shareholder at a shared address to which a single copy of the notice of internet availability were delivered. Conversely, shareholders sharing an address who are receiving multiple copies of notice of internet availability or, upon request, proxy materials, as applicable, may request delivery of a single copy.

Requests in this regard should be addressed to: FB Financial Corporation
Attn: Investor Relations
1221 Broadway, Suite 1300
Nashville, Tennessee 37203

Shareholders who beneficially own shares of our common stock held in street name may contact their broker (or other nominee) as your nominee to request information about householding.

Additional Information
Our annual report on Form 10-K for the year ended December 31, 2025, as filed with the SEC, can be accessed, along with this proxy statement, by following the instructions contained in the notice of internet availability being mailed on or about April 8, 2026, the notice for annual meeting of shareholders enclosed with this proxy statement and is also available on our corporate website under the “Stock and Filings” link on the Investor Relations at https:// investors.firstbankonline.com.

If you wish to receive a physical copy of our annual report on Form 10-K for the year ended December 31, 2025, as well as a copy of any exhibit specifically requested, we will mail these documents to you free of charge. Requests should be sent to:

FB Financial Corporation Attn: Investor Relations
1221 Broadway, Suite 1300
Nashville, Tennessee 37203

Annual Report. The Company's 2025 annual report to shareholders is being made available to shareholders with this proxy statement. The annual report is not a part of the proxy solicitation materials.

Other Matters
As of the date of this proxy statement, we do not know of any matters to be raised at the annual meeting other than those referred to in this proxy statement. If you vote by return of your signed and completed proxy card and other matters are properly presented at the annual meeting for consideration, the persons appointed by the board as proxies will have the discretion to vote for you on such matters.

APPENDIX A

PROPOSED AMENDMENT TO CHARTER TO ELIMINATE SUPERMAJORITY VOTING REQUIREMENTS

SECOND AMENDED AND RESTATED CHARTER
OF
FB FINANCIAL CORPORATION
1.Name. The name of the corporation is FB FINANCIAL CORPORATION (the “Corporation”).

2.Type. The Corporation is for profit.

3.Purpose. The Corporation is organized to do any and all things and to exercise any and all powers, rights, and privileges that a corporation may now or hereafter be organized to do or to exercise under the Tennessee Business Corporation Act, as amended from time to time.

4.Duration. The duration of the Corporation is perpetual.

5.Incorporator. The Corporation was initially incorporated under the Tennessee General Corporation Act pursuant to a Charter, dated September 25, 1984, executed by the Corporation’s incorporator, James M. Smith, and filed with the Secretary of State of the State of Tennessee on October 26, 1984.

6.Registered Agent; Registered Office. The name and address of the registered agent and the registered office of the Corporation are:
C T Corporation System
800 S. Gay Street, Suite 2021
Knoxville, TN 37929
Knox County
7.Principal Office. The street address and ZIP code of the Corporation’s principal office in Tennessee are:
1221 Broadway, Suite 1300
Nashville, Tennessee 37203
County of Davidson
8.Capital Stock. The maximum number of shares of stock the Corporation is authorized to issue is:

a.75,000,000 shares of common stock, par value $1.00 per share (the “Common Stock”), which shall be entitled to unlimited voting rights of one vote per share and, upon dissolution of the Corporation, shall be entitled to receive the net assets of the Corporation.

b.7,500,000 shares of preferred stock, no par value (the “Preferred Stock”). Pursuant to TCA §§ 48-16-101 and 102, the preferences, limitations and relative rights of the Preferred Stock shall be determined by the board of directors of the Corporation.

c.In connection with the adoption of ~~this~~ the Amended and Restated Charter of FB Financial Corporation all issued and outstanding shares of the Corporation’s Class A common stock, par value $1.00 per share, ~~are~~ were automatically, without any action by the holders thereof, reclassified as an equal number of shares of common stock. Each shareholder holding a certificate evidencing Class A common stock which is reclassified as common stock may surrender his or her certificate to the Corporation and, upon surrender, if the common stock is certificated, shall receive in exchange a new certificate representing a number of shares of common stock that is equal to the number of shares of Class A common stock represented by the surrendered certificate. Until any such stock certificate evidencing such Class A common stock is surrendered in due course (or suitable arrangements are made for any lost, stolen, or destroyed certificate), the holder of such stock certificate: (i) will be deemed to hold the same number of shares of common stock rather than such number of shares of Class A common stock; and (ii) will be entitled to all the rights and preferences of a holder of common stock with respect to such number of shares of common stock held, including the right to receive, as to such number of shares of common stock, any dividends or other distributions that the Corporation may make with respect to its common stock.

9.No Preemptive Rights. The shareholders of the Corporation shall not have preemptive rights.

10.Board of Directors.

a.The business and affairs of the Corporation shall be managed by a board of directors. The number of Directors and their terms shall be established in accordance with the Amended and Restated Bylaws of the Corporation (the “Bylaws”). A Director shall hold office until the next annual meeting of shareholders and until his or her successor shall be elected and shall qualify; subject, however, to prior death, resignation, retirement, disqualification, or removal from office. Any vacancy on the board of directors, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a Director with cause, may be filled only by the board of directors.

b.Subject to the Bylaws or any applicable shareholders’ agreement, any Director may be removed from office but only for cause and only by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote in the election of Directors, considered for this purpose as one class.

~~c.Notwithstanding any other provision of this Charter, the affirmative vote of holders of eighty percent (80%) of the voting power of the shares entitled to vote at an election of Directors, voting together as a single class, shall be required to amend or repeal this Article 10 of this Charter, or to amend, alter, change or repeal, or to adopt any provisions of this Charter or of the Bylaws in a manner that is inconsistent with the purpose and intent of this Article 10.~~

11.Liability of Directors. A Director of the Corporation shall have no liability to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director provided that this Article 11 shall not eliminate or limit liability of a Director for (i) any breach of the Director’s duty of loyalty to the Corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) unlawful distributions under Section 48-18-302 of the Tennessee Business Corporation Act. If the Tennessee Business Corporation Act or any successor statute is amended or other Tennessee law is enacted after adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act, as so amended from time to time, or such successor statute or other Tennessee law. Any repeal or modification of this Article 11 or subsequent amendment of the Tennessee Business Corporation Act or enactment of other applicable Tennessee law shall not affect adversely any right or protection of a Director of the Corporation existing at the time of such repeal, modification, amendment or enactment or with respect to events occurring prior to such time.

12.Indemnification of Directors.

a.The Corporation shall indemnify every person who is or was a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a Director or officer or is or was serving at the request of the Corporation as a Director, officer, employee, agent, or trustee of another corporation or of a partnership, joint venture, trust, employee benefit plan, or other enterprise, including service on a committee formed for any purpose (and, in each case, his or her heirs, executors, and administrators), against all expense, liability, and loss (including counsel fees, judgments, fines, ERISA excise taxes, penalties, and amounts paid in settlement) actually and reasonably incurred or suffered in connection with such action, suit, or proceeding, to the fullest extent permitted by applicable law, as in effect on the date hereof and as hereafter amended. Such indemnification shall include advancement of expenses in advance of final disposition of such action, suit, or proceeding, subject to the provision of any applicable law.

b.The indemnification and advancement of expenses provisions of this Article 12 shall not be exclusive of any other right that any person (and his or her heirs, executors, and administrators) may have or hereafter acquire under any statute, this Charter, the Bylaws, resolution adopted by the shareholders, resolution adopted by the board of directors, agreement, or insurance, purchased by the Corporation or otherwise, both as to action in his or her official capacity and as to action in another capacity. The Corporation is hereby authorized to provide for indemnification and advancement of expenses through its Bylaws, resolution of shareholders, resolution of the board of directors, or agreement, in addition to that provided by this Charter.

13.Shareholder Meetings; Voting.

Special meetings of shareholders may be called at any time, but only by the Chairman of the board of directors, the Chief Executive Officer of the Corporation, or upon a resolution by or affirmative vote of the board of directors, and not by the shareholders.

~~Notwithstanding any other provision of this Charter, the affirmative vote of holders of eighty percent (80%) of the voting power of the shares entitled to vote at an election of Directors, voting together as a single class, shall be required to amend or repeal this Article 13 of this Charter, or to amend, alter, change or repeal, or to adopt any provisions of this Charter or of the Bylaws in a manner that is inconsistent with the purpose and intent of this Article 13.~~

APPENDIX B

GAAP to non-GAAP Reconciliations

Short-Term Incentive Plan:

The table below presents computations of financial metrics,which exclude certain items that are includes in the financial results presented in accordance with GAAP. The non-GAAP financial metric utilized for the STIP includes the following: Adjusted net income available to FB Financial Corporation, adjusted earnings per common share and pre-tax pre-provision net revenue. The adjustments made to arrive at these adjusted financial metrics are included in our financial results presented in accordance with GAAP and represent the amounts recognized in such financial results but excluded for purposes of measuring operating results in respect of the 2023, 2022, 2021 and 2020 targets for the STIP.

The Company believes that excluding certain items provides a meaningful base for analyzing the operating results of the company and predicting future performance because management does not consider the activities related to the adjustments to be indications of ongoing operations. These non-GAAP financial measures are used by management and the Compensation Committee to assess the performance of the business.

Non-GAAP measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.

Adjusted net income applicable to FB Financial Corporation	2025	2024	2023	2022	2021
Income before income taxes	$138,518,000	$146,670,000	$150,292,000	$159,574,000	$243,051,000
Less (loss) gain from securities, net	(60,457,000)	(56,378,000)	(13,973,000)	(376,000)	324,000
Less (loss) gain on sales or write-downs of other real estate owned and other assets	(1,166,000)	(2,167,000)	(27,000)	(265,000)	2,827,000
Less (loss) gain from changes in fair value of commercial loans held for sale acquired in previous business combination	—	—	(2,114,000)	(5,133,000)	11,172,000
Less cash life insurance benefit	1,148,000	2,057,000	—	—	—
Less loss on swap cancellation	—	—	—	—	(1,510,000)
Plus early retirement, severance and other costs	1,395,000	1,478,000	8,449,000	—	—
Plus loss (gain) on lease terminations	282,000	—	1,770,000	(18,000)	(805,000)
Plus FDIC special assessment	—	500,000	1,788,000	—	—
Plus mortgage restructuring, offering, merger and conversion expenses	23,803,000	—	—	12,458,000	605,000
Plus initial provision for credit losses on acquired loans and unfunded commitments	28,366,000	—	—	—	—
Plus certain nonrecurring charitable contributions	1,130,000	—	—	—	1,422,000
Adjusted pre-tax net income	$253,969,000	$205,136,000	$178,413,000	$177,788,000	$231,460,000
Adjusted income tax expense(1)	53,940,000	45,855,000	37,380,000	39,750,000	51,249,000
Adjusted net income applicable to FB Financial Corporation	$200,029,000	$159,281,000	$141,033,000	$138,038,000	$180,211,000
Weighted average common shares outstanding - fully diluted	50,070,121	46,872,625	46,822,792	47,239,791	47,955,880
Adjusted diluted earnings per common share
Diluted earnings per common share	$2.45	$2.48	$2.57	$2.64	$3.97
Adjusted diluted earnings per common share	$3.99	$3.40	$3.01	$2.92	$3.76
(1) 2025 includes a $8,713,000 non-recurring tax benefit recorded due to the expiration of the statute of limitations with respect to an amended income tax return. 2021 includes a $1,678,000 tax benefit related to a change in the value of a net operating loss tax asset related to the Franklin acquisition.

Pre-tax pre-provision net revenue	2025	2024	2023	2022	2021
Income before income taxes	$138,518,000	$146,670,000	$150,292,000	$159,574,000	$243,051,000
Plus provisions for credit losses	43,278,000	12,004,000	2,539,000	18,982,000	(40,993,000)
Pre-tax pre-provision net revenue	$181,796,000	$158,674,000	$152,831,000	$178,556,000	$202,058,000

Long-Term Incentive Plan:

The tables below present computations of financial metrics, which exclude certain items that are included in the financial results presented in accordance with GAAP. The non-GAAP financial metric utilized for the Long-Term Incentive Plan is Core ROATCE-LTIP (non-GAAP). Other adjusted financial measures used in the computation of the non-GAAP financial metric include; core net income applicable to FB Financial Corporation-LTIP (non-GAAP), tangible common equity. The adjustments made to arrive at these adjusted financial metrics and measures are included in our financial results presented in accordance with GAAP and represent the amounts recognized in such financial results but excluded for purposes of measuring operating results in respect of the Company's incentive plans.

The Company believes that excluding certain items provides a meaningful base for analyzing the operating results of the company and predicting future performance because management does not consider the activities related to the adjustments to be indications of ongoing operations. These non-GAAP financial measures are used by management and the Compensation Committee to assess the performance of the Company's business compared with a predefined peer group.

Non-GAAP measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.

Core net income available to common shareholders	2025	2024	2023	2022	2021
Income before income taxes	$138,518,000	$146,670,000	$150,292,000	$159,574,000	$243,051,000
Less (loss) gain from securities, net	(60,457,000)	(56,378,000)	(13,973,000)	(376,000)	324,000
Less cash life insurance benefit	1,148,000	2,057,000	—	—	—
Less loss on swap cancellation	—	—	—	—	(1,510,000)
Plus gain on lease terminations	282,000	—	—	—	(787,000)
Plus FDIC special assessment	—	500,000	1,788,000	—	—
Plus mortgage restructuring, offering, and merger and conversion costs	23,803,000	—	—	12,458,000	605,000
Plus CDI and intangible amortization	5,298,000	2,947,000	3,659,000	4,585,000	5,473,000
Core pre-tax earnings	227,210,000	204,438,000	169,712,000	176,993,000	249,528,000
Income tax expense as reported	15,880,000	30,619,000	30,052,000	35,003,000	52,750,000
Tax effect of adjustments to earnings	18,625,000	12,131,000	4,078,000	3,658,000	1,360,000
Less noncontrolling interest	16,000	16,000	16,000	16,000	16,000
Core net income available to common shareholders	192,689,000	161,672,000	135,566,000	138,316,000	195,402,000

Core return on average tangible common equity	2025	2024	2023	2022	2021
Total average shareholders' equity	$1,776,945,000	$1,505,739,000	$1,374,831,000	$1,349,583,000	$1,361,637,000
Less average goodwill	296,901,000	242,561,000	242,561,000	242,561,000	242,561,000
Less average intangibles, net	19,492,000	7,177,000	10,922,000	14,573,000	19,606,000
Average tangible common equity	$1,460,552,000	$1,256,001,000	$1,121,348,000	$1,092,449,000	$1,099,470,000
Net income applicable to FB Financial Corporation	122,622,000	116,035,000	120,224,000	124,555,000	190,285,000
Return on average common shareholders' equity	6.90%	7.71%	8.74%	9.23%	14.0%
Return on average tangible common shareholders' equity	8.40%	9.24%	10.7%	11.4%	17.3%
Core net income available to common shareholders	192,689,000	161,672,000	135,566,000	138,316,000	195,402,000
Core return on average tangible common equity	13.2%	12.9%	12.1%	12.7%	17.8%

APPENDIX C

FB FINANCIAL CORPORATION
2026 INCENTIVE PLAN
ARTICLE 1
PURPOSE
1.1. GENERAL.    The purpose of the FB Financial Corporation 2026 Incentive Plan (the “Plan”) is to promote the success, and enhance the value, of FB Financial Corporation. (the “Company”), by linking the personal interests of employees, officers, directors and consultants of the Company or any Affiliate (as defined below) to those of Company stockholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees, officers, directors and consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. Accordingly, the Plan permits the grant of incentive awards from time to time to selected employees, officers, directors and consultants of the Company and its Affiliates.
ARTICLE 2
DEFINITIONS
2.1. DEFINITIONS.    When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

(a)
“Affiliate” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.

(b)
“Award” means an award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Awards, Other Stock-Based Awards, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.

(c)
“Award Certificate” means a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award. Award Certificates may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of an Award or series of Awards under the Plan. The Committee may provide for the use of electronic, internet or other non-paper Award Certificates, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

(d)	“Beneficial Owner” shall have the meaning given such term in Rule 13d-3 of the General Rules and Regulations under the 1934 Act.

(e)	“Board” means the board of directors of the Company.

(f)
“Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment, consulting, severance or similar agreement, if any, between such Participant and the Company or an Affiliate; provided, however, that if there is no such employment, consulting, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Cause” shall mean any of the following acts by the Participant, as determined by the Committee: (i) the commission by the Participant of, or the Participant’s pleading guilty or nolo contendere to, a felony or a crime involving moral turpitude (including pleading guilty or nolo contendere to a felony or lesser charge which results from plea bargaining), whether or not such felony, crime or lesser offense is connected with the business of the Company or any of its Affiliates; (ii) the Participant’s engaging in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment, whether or not such act was committed in connection with the business of the Company or any of its Affiliates; (iii) the willful and repeated failure by the Participant to follow the lawful directives of the board or the Participant’s supervisor; (iv) any material violation of the Company’s written policies; (v) any intentional misconduct by the Participant in connection with the Company and any of its Affiliate’s business or relating to the Participant’s duties, or any willful violation of any laws, rules or regulations applicable to banks or the banking industry generally (including but not limited to the regulations of the Board of Governors of the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”), the Tennessee Department of Financial Institutions, or any other applicable regulatory authority); or (vi) the Participant’s material breach of any employment, severance, non-competition, non-solicitation, confidential information, or restrictive covenant agreement, or similar agreement, with the Company or an Affiliate. The determination of the Committee as to the existence of “Cause” shall be conclusive on the Participant and the Company.

(g)	“Change in Control” means and includes the occurrence of any one of the following events:
(i) during any consecutive 12-month period, individuals who, at the beginning of such period, constitute the board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such board, provided that any person becoming a director after the beginning of such 12-month period and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or
(ii) any Person, other than a Principal Stockholder, becomes a Beneficial Owner, directly or indirectly, of either (A) 50% or more of the then-outstanding shares of common stock of the Company (“Company Common Stock”) or (B) securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (ii), the following acquisitions of Company Common Stock or Company Voting Securities shall not constitute a Change in Control: (w) an acquisition directly from the Company, (x) an acquisition by the Company or a Subsidiary, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below); or
(iii) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation or other entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, (the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no person (other than (x) the Company or any Subsidiary, (y) the Surviving Entity or its ultimate parent entity, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the Beneficial Owner, directly or indirectly, of 50% or more of the total common stock or 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity, and (C) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be (a “Non-Qualifying Transaction”); or
(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(h)
“Code” means the Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

(i)	“Committee” means the committee of the board described in Article 4.

(j)	“Company” means FB Financial Corporation, a Tennessee corporation, or any successor corporation.

(k)
“Continuous Service” means the absence of any interruption or termination of service as an employee, officer, consultant or director of the Company or any Affiliate, as applicable; provided, however, that for purposes of an Incentive Stock Option “Continuous Service” means the absence of any interruption or termination of service as an employee of the Company or any Parent or Subsidiary, as applicable, pursuant to applicable tax regulations. Continuous Service shall not be considered interrupted in the following cases: (i) a Participant transfers employment between the Company and an Affiliate or between Affiliates, or (ii) in the discretion of the Committee as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or any Affiliate, or (iii) a Participant transfers from being an employee of the Company or an Affiliate to being a director of the Company or of an Affiliate, or vice versa, (iv) in the discretion of the Committee as specified at or prior to such occurrence, a Participant transfers from being an employee of the Company or an Affiliate to being a consultant to the Company or of an Affiliate, or vice versa, or (v) any leave of absence authorized in writing by the Company prior to its commencement; provided, however, that for purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 91st day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Whether military, government or other service or other leave of absence shall constitute a termination of Continuous Service shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive; provided, however, that for purposes of any Award that is subject to Code Section 409A, the determination of a leave of absence must comply with the requirements of a “bona fide leave of absence” as provided in Treas. Reg. Section 1.409A-1(h).

(l)
“Deferred Stock Unit” means a right granted to a Participant under Article 9 to receive Shares (or the equivalent value in cash or other property if the Committee so provides) at a future time as determined by the Committee, or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections.

(m)
“Disability” of a Participant means the inability of the Participant, as reasonably determined by the Company, to perform the essential functions of his or her regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months. Notwithstanding the foregoing, if the determination of Disability relates to an Incentive Stock Option, Disability means Permanent and Total Disability as defined in Section 22(e)(3) of the Code. In the event of a dispute, the determination of whether a Participant is Disabled will be made by the Committee and may be supported by the advice of a physician competent in the area to which such Disability relates.

(n)	“Dividend Equivalent” means a right granted with respect to an Award pursuant to Article 11.

(o)	“Effective Date” has the meaning assigned such term in Section 3.1.

(p)	“Eligible Participant” means an employee, officer, consultant or director of the Company or any Affiliate.

(q)	“Exchange” means any national securities exchange on which the Stock may from time to time be listed or traded.

(r)
“Fair Market Value” on any date, means (i) if the Stock is listed on an Exchange, the closing sales price on such Exchange on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Stock is not listed on an Exchange, the mean between the bid and offered prices as quoted by the applicable interdealer quotation system for such date, provided that if the Stock is not quoted on an interdealer quotation system or it is determined that the fair market value is not properly reflected by such quotations, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable and in compliance with Code Section 409A.

(s)
“Full-Value Award” means an Award other than in the form of an Option or SAR, and which is settled by the issuance of Stock (or at the discretion of the Committee, settled in cash valued by reference to Stock value).

(t)
“Good Reason” (or a similar term denoting constructive termination) has the meaning, if any, assigned such term in the employment, consulting, severance or similar agreement, if any, between a Participant and the Company or an Affiliate; provided, however, that if there is no such employment, consulting, severance or similar agreement in which such term is defined, “Good Reason” shall have the meaning, if any, given such term in the applicable Award Certificate. If not defined in either such document, the term “Good Reason” as used herein shall not apply to a particular Award.

(u)
“Grant Date” of an Award means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process. Notice of the grant shall be provided to the grantee within a reasonable time after the Grant Date.

(v)	“Incentive Stock Option” means an Option that is intended to be an incentive stock option and meets the requirements of Section 422 of the Code or any successor provision thereto.

(w)
“Independent Directors” means those members of the board who qualify at any given time as an “independent” director under the applicable rules of each Exchange on which the Shares are listed, and as a “non-employee” director under Rule 16b-3 of the 1934 Act.

(x)	“Non-Employee Director” means a director of the Company who is not a common law employee of the Company or an Affiliate.

(y)	“Nonstatutory Stock Option” means an Option that is not an Incentive Stock Option.

(z)
“Option” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

(aa)	“Other Stock-Based Award” means a right, granted to a Participant under Article 12, that relates to or is valued by reference to Stock or other Awards relating to Stock.

(bb)
“Parent” means a corporation, limited liability company, partnership or other entity which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Section 424(e) of the Code.

(cc)
“Participant” means an Eligible Participant who has been granted an Award under the Plan; provided that in the case of the death of a Participant, the term “Participant” refers to a beneficiary designated pursuant to Section 13.4 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.

(dd)	“Performance Award” means any award granted under the Plan pursuant to Article 10.

(ee)	“Person” means any individual, entity or group, within the meaning of Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) or 14(d)(2) of the 1934 Act.

(ff)	“Plan” means the FB Financial Corporation 2026 Incentive Plan, as amended from time to time.

(gg)	“Prior Plan” means the FB Financial Corporation 2016 Incentive Plan, as amended from time to time.

(hh)	“Principal Stockholder” means James W. Ayers or his designee(s), or any entity that is directly or indirectly affiliated with the Principal Stockholder.

(ii)	“Restricted Stock” means Stock granted to a Participant under Article 9 that is subject to certain restrictions and to risk of forfeiture.

(jj)
“Restricted Stock Unit” means the right granted to a Participant under Article 9 to receive shares of Stock (or the equivalent value in cash or other property if the Committee so provides) in the future, which right is subject to certain restrictions and to risk of forfeiture.

(kk)
“Shares” means shares of the Company’s Stock. If there has been an adjustment or substitution with respect to the Shares (whether or not pursuant to Article 14), the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which Shares are adjusted.

(ll)	“Stock” means the $1.00 par value common stock of the Company and such other securities of the Company as may be substituted for Stock pursuant to Article 14.

(mm)
“Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a Share as of the date of exercise of the SAR over the base price of the SAR, all as determined pursuant to Article 8.

(nn)
“Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Section 424(f) of the Code.

(oo)	“1933 Act” means the Securities Act of 1933, as amended from time to time.

(pp)	“1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

ARTICLE 3
EFFECTIVE TERM OF PLAN
3.1. EFFECTIVE DATE.    The Plan shall be effective as of the date it is approved by the stockholders of the Company (the “Effective Date”).
3.2. TERMINATION OF PLAN.    Unless earlier terminated as provided herein, the Plan shall continue in effect until the date of the 2036 stockholders’ meeting or, if the stockholders approve an amendment to the Plan that increases the number of Shares subject to the Plan, the tenth anniversary of the date of such approval. The termination of the Plan on such date shall not affect the validity of any Award outstanding on the date of termination, which shall continue to be governed by the applicable terms and conditions of the Plan. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten years after the Effective Date.
ARTICLE 4
ADMINISTRATION
4.1. COMMITTEE.    The Plan shall be administered by a Committee appointed by the board (which Committee shall consist of at least two directors) or, at the discretion of the board from time to time, the Plan may be administered by the board. Unless and until changed by the board, the Compensation Committee of the board is designated as the Committee to administer the Plan. It is intended that at least two of the directors appointed to serve on the Committee shall be Independent Directors and that any such members of the Committee who do not so qualify shall abstain from participating in any decision to make or administer Awards that are made to Eligible Participants who at the time of consideration for such Award are persons subject to the short-swing profit rules of Section 16 of the 1934 Act. However, the mere fact that a Committee member shall fail to qualify as an Independent Director or shall fail to abstain from such action shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the board. The board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. To the extent the board has reserved any authority and responsibility or during any time that the board is acting as administrator of the Plan, it shall have all the powers and protections of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the board. To the extent any action of the board under the Plan conflicts with actions taken by the Committee, the actions of the board shall control.
4.2. ACTION AND INTERPRETATIONS BY THE COMMITTEE.    For purposes of administering the Plan, the Committee may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Committee may deem appropriate. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems necessary to carry out the intent of the Plan. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Certificate and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company or the Committee to assist in the administration of the Plan. No member of the Committee will be liable for any good faith determination, act or omission in connection with the Plan or any Award.

4.3. AUTHORITY OF COMMITTEE.    Except as provided in Section 4.1 hereof, the Committee has the exclusive power, authority and discretion to:

(a)	grant Awards;

(b)	designate Participants;

(c)	determine the type or types of Awards to be granted to each Participant;

(d)	determine the number of Awards to be granted and the number of Shares or dollar amount to which an Award will relate;

(e)	determine the terms and conditions of any Award granted under the Plan;

(f)	prescribe the form of each Award Certificate, which need not be identical for each Participant;

(g)	decide all other matters that must be determined in connection with an Award;

(h)	establish, adopt or revise any plan, program or policy for the grant of Awards as it may deem necessary or advisable, including but not limited to short-term incentive programs, and any special plan documents;

(i)	establish, adopt or revise any rules, regulations, guidelines or procedures as it may deem necessary or advisable to administer the Plan;

(j)	make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan;

(k)	amend the Plan or any Award Certificate as provided herein; and

(l)	adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of the United States or any non-U.S. jurisdictions in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to participants located in the United States or such other jurisdictions and to further the objectives of the Plan.
4.4. DELEGATION.

(a)
Administrative Duties.    The Committee may delegate to one or more of its members or to one or more officers of the Company or an Affiliate or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan.

(b)
Special Committee.    The board may, by resolution, expressly delegate to a special committee, consisting of one or more directors who may but need not be officers of the Company, the authority, within specified parameters as to the number and terms of Awards, to (i) designate officers and/or employees of the Company or any of its Affiliates to be recipients of Awards under the Plan, and (ii) to determine the number of such Awards to be received by any such Participants; provided, however, that such delegation of duties and responsibilities to an officer of the Company may not be made with respect to the grant of Awards to Eligible Participants who are subject to Section 16(a) of the 1934 Act at the Grant Date. The acts of such delegates shall be treated hereunder as acts of the Board and such delegates shall report regularly to the board and the Compensation Committee regarding the delegated duties and responsibilities and any Awards so granted.

ARTICLE 5
SHARES SUBJECT TO THE PLAN
5.1. NUMBER OF SHARES.     Subject to adjustment as provided in Section 5.2 and Section 14.1, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be 1,998,500 less one share for every one share subject to an award granted under the Prior Plan after December 31, 2025, and prior to the Effective Date, all of which may be issued as Incentive Stock Options. After December 31, 2025, any shares subject to an award under the Prior Plan that is terminated or expires unexercised, is settled for cash, or is canceled, forfeited or lapses for any reason shall, to the extent of such termination, expiration, cash settlement, cancellation, forfeiture or lapse, be added to the shares available for grant under the Plan on a one-for-one basis. From and after the Effective Date, no further awards shall be granted under the Prior Plan, and the Prior Plan shall remain in effect only so long as awards granted thereunder shall remain outstanding.
5.2. SHARE COUNTING.    Shares covered by an Award shall be subtracted from the Plan share reserve as of the Grant Date, but shall be added back to the Plan share reserve or otherwise treated in accordance with subsections (a) through (g) of this Section 5.2.

(a)	To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited Shares subject to the Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

(b)	Shares subject to Awards settled in cash will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

(c)	Shares withheld from a Full-Value Award to satisfy tax withholding requirements will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

(d)	The full number of Shares subject to an Option shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, even if the exercise price of an Option is satisfied through net-settlement or by delivering Shares to the Company (by either actual delivery or attestation).

(e)	Upon exercise of SARs that are settled in Shares, the full number of SARs (rather than any lesser number based on the net number of Shares actually delivered upon exercise) shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan.

(f)	Substitute Awards granted pursuant to Section 13.10 of the Plan shall not count against the Shares otherwise available for issuance under the Plan under Section 5.1.

(g)	Subject to applicable Exchange requirements, shares available under a stockholder-approved plan of a company acquired by the Company (as appropriately adjusted to Shares to reflect the transaction) may be issued under the Plan pursuant to Awards granted to individuals who were not employees of the Company or its Affiliates immediately before such transaction and will not count against the maximum share limitation specified in Section 5.1.
5.3. STOCK DISTRIBUTED.    Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.
5.4 NON-EMPLOYEE DIRECTOR COMPENSATION. The maximum number of Shares subject to Awards granted during a single fiscal year to any Non-Employee Director for his or her services as a Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during the fiscal year for his or her services as a Non-Employee Director, shall not exceed $500,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes), or $600,000 in total value during a fiscal year in the case of a Non-Employee Director who serves as Chairman of the Board or Lead Independent Director.

ARTICLE 6
ELIGIBILITY
6.1. GENERAL.    Awards may be granted only to Eligible Participants. Incentive Stock Options may be granted only to Eligible Participants who are employees of the Company or a Parent or Subsidiary as defined in Section 424(e) and (f) of the Code. Eligible Participants who are service providers to an Affiliate may be granted Options or SARs under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under Code Section 409A.
ARTICLE 7
STOCK OPTIONS
7.1. GENERAL.    The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a)
Exercise Price.    The exercise price per Share under an Option shall be determined by the Committee, provided that the exercise price for any Option (other than an Option issued as a substitute Award pursuant to Section 13.10) shall not be less than the Fair Market Value as of the Grant Date.

(b)
Prohibition on Repricing.    Except as otherwise provided in Section 14.1, without the prior approval of stockholders of the Company: (i) the exercise price of an Option may not be reduced, directly or indirectly, (ii) an Option may not be cancelled in exchange for cash, other Awards or Options or SARs with an exercise or base price that is less than the exercise price of the original Option, and (iii) the Company may not repurchase an Option for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option is lower than the exercise price per share of the Option.

(c)
Time and Conditions of Exercise.    The Committee shall determine the time or times at which an Option may be exercised in whole or in part, subject to Section 7.1(e), and may include in the Award Certificate a provision that an Option that is otherwise exercisable and has an exercise price that is less than the Fair Market Value of the Stock on the last day of its term will be automatically exercised on such final date of the term by means of a “net exercise,” thus entitling the optionee to Shares equal to the intrinsic value of the Option on such exercise date, less the number of Shares required for tax withholding. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised or vested.

(d)
Payment.    The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, and the methods by which Shares shall be delivered or deemed to be delivered to Participants. As determined by the Committee at or after the Grant Date, payment of the exercise price of an Option may be made, in whole or in part, in the form of (i) cash or cash equivalents, (ii) delivery (by either actual delivery or attestation) of previously-acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised, (iii) withholding of Shares from the Option based on the Fair Market Value of the Shares on the date the Option is exercised, (iv) broker-assisted market sales, or (iv) any other “cashless exercise” arrangement.

(e)
Exercise Term.    Except for Nonstatutory Options granted to Participants outside the United States, no Option granted under the Plan shall be exercisable for more than ten years from the Grant Date. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (x) the exercise of the Option is prohibited by applicable law or (y) Shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the Committee may provide that the term of the Option shall be extended but not beyond a period of 30 days following the end of the legal prohibition, black-out period or lock-up agreement and provided further that no extension will be made if the exercise price of such Option at the date the initial term would otherwise expire is above the Fair Market Value.

(f)	No Deferral Feature. No Option shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Option.

(g)	No Dividend Equivalents. No Option shall provide for Dividend Equivalents.
7.2. INCENTIVE STOCK OPTIONS.    The terms of any Incentive Stock Options granted under the Plan must comply with the requirements of Section 422 of the Code. Without limiting the foregoing, any Incentive Stock Option granted to a Participant who at the Grant Date owns more than 10% of the voting power of all classes of shares of the Company must have an exercise price per Share of not less than 110% of the Fair Market Value per Share on the Grant Date and an Option term of not more than five years. If all of the requirements of Section 422 of the Code (including the above) are not met, the Option shall automatically become a Nonstatutory Stock Option.
ARTICLE 8
STOCK APPRECIATION RIGHTS
8.1. GRANT OF STOCK APPRECIATION RIGHTS.    The Committee is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:

(a)	Right to Payment. Upon the exercise of a SAR, the Participant has the right to receive, for each Share with respect to which the SAR is being exercised, the excess, if any, of:

(1)	The Fair Market Value of one Share on the date of exercise; over

(2)	The base price of the SAR as determined by the Committee and set forth in the Award Certificate, which shall not be less than the Fair Market Value of one Share on the Grant Date.

(b)
Prohibition on Repricing.    Except as otherwise provided in Section 14.1, without the prior approval of the stockholders of the Company, (i) the base price of a SAR may not be reduced, directly or indirectly, (ii) a SAR may not be cancelled in exchange for cash, other Awards, or Options or SARs with an exercise or base price that is less than the base price of the original SAR, and (iii) the Company may not repurchase a SAR for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the SAR is lower than the base price per share of the SAR.

(c)
Time and Conditions of Exercise.    The Committee shall determine the time or times at which a SAR may be exercised in whole or in part, and may include in the Award Certificate a provision that a SAR that is otherwise exercisable and has a base price that is less than the Fair Market Value of the Stock on the last day of its term will be automatically exercised on such final date of the term, thus entitling the holder to cash or Shares equal to the intrinsic value of the SAR on such exercise date, less the cash or number of Shares required for tax withholding. Except for SARs granted to Participants outside the United States, no SAR shall be exercisable for more than ten years from the Grant Date. Notwithstanding the foregoing, in the event that on the last business day of the term of a SAR (x) the base price of the SAR is prohibited by applicable law or (y) Shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the Committee may provide that the term of the SAR shall be extended but not beyond a period of 30 days following the end of the legal prohibition, black-out period or lock-up agreement and provided further that no extension will be made if the base price of such SAR at the date the initial term would otherwise expire is above the Fair Market Value.

(d)	No Deferral Feature. No SAR shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the SAR.

(e)	No Dividend Equivalents. No SAR shall provide for Dividend Equivalents.

(f)
Other Terms.    All SARs shall be evidenced by an Award Certificate. Subject to the limitations of this Article 8, the terms, methods of exercise, methods of settlement, form of consideration payable in settlement (e.g., cash, Shares or other property), and any other terms and conditions of the SAR shall be determined by the Committee at the time of the grant and shall be reflected in the Award Certificate.

ARTICLE 9
RESTRICTED STOCK AND STOCK UNITS
9.1. GRANT OF RESTRICTED STOCK AND STOCK UNITS.    The Committee is authorized to make Awards of Restricted Stock, Restricted Stock Units or Deferred Stock Units to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. An Award of Restricted Stock, Restricted Stock Units or Deferred Stock Units shall be evidenced by an Award Certificate setting forth the terms, conditions, and restrictions applicable to the Award.

9.2. ISSUANCE AND RESTRICTIONS.    Restricted Stock, Restricted Stock Units or Deferred Stock Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, for example, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. Except as otherwise provided in an Award Certificate or any special Plan document governing an Award, a Participant shall have none of the rights of a stockholder with respect to Restricted Stock Units or Deferred Stock Units until such time as Shares of Stock are paid in settlement of such Awards.
9.3. DIVIDENDS ON RESTRICTED STOCK.   Unless otherwise provided by the Committee, dividends accrued on shares of Restricted Stock before they are vested shall be credited by the Company to an account for the Participant and accumulated without interest until the date upon which the host Award becomes vested, and any dividends accrued with respect to forfeited Restricted Stock will be reconveyed to the Company without further consideration or any act or action by the Participant. In no event shall dividends be paid or distributed until the vesting restrictions of the underlying Restricted Stock Award lapse.
9.4. FORFEITURE.    Subject to the terms of the Award Certificate and except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of Continuous Service during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Restricted Stock or Restricted Stock Units that are at that time subject to restrictions shall be forfeited.
9.5. DELIVERY OF RESTRICTED STOCK.    Shares of Restricted Stock shall be delivered to the Participant at the Grant Date either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its employees) designated by the Committee, a stock certificate or certificates registered in the name of the Participant. If physical certificates representing shares of Restricted Stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.
ARTICLE 10
PERFORMANCE AWARDS
10.1. GRANT OF PERFORMANCE AWARDS.    The Committee is authorized to grant any Award under this Plan, including cash-based Awards, with performance-based vesting criteria, on such terms and conditions as may be selected by the Committee. Any such Awards with performance-based vesting criteria are referred to herein as Performance Awards. The Committee shall have the complete discretion to determine the number of Performance Awards granted to each Participant and to designate the provisions of such Performance Awards as provided in Section 4.3. All Performance Awards shall be evidenced by an Award Certificate or a written program established by the Committee, pursuant to which Performance Awards are awarded under the Plan under uniform terms, conditions and restrictions set forth in such written program.

10.2. PERFORMANCE GOALS.    The Committee may establish performance goals for Performance Awards which may be based on any criteria selected by the Committee. Such performance goals may be described in terms of Company-wide objectives or in terms of objectives that relate to the performance of the Participant, an Affiliate or a division, region, department or function within the Company or an Affiliate. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, the Committee may modify such performance goals in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may determine that the performance goals or performance period are no longer appropriate and may (i) adjust, change or eliminate the performance goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (ii) make a cash payment to the Participant in an amount determined by the Committee.
ARTICLE 11
DIVIDEND EQUIVALENTS
11.1. GRANT OF DIVIDEND EQUIVALENTS.    The Committee is authorized to grant Dividend Equivalents with respect to Full-Value Awards granted hereunder. Dividend Equivalents shall entitle the Participant to receive payments equal to ordinary cash dividends or distributions with respect to all or a portion of the number of Shares subject to a Full-Value Award, as determined by the Committee. Dividend Equivalents accruing on unvested Full-Value Awards shall, as provided in the Award Certificate, either (i) be reinvested in the form of additional Shares (subject to Share availability under Section 5.1 hereof), which shall be subject to the same vesting provisions as provided for the host Award, or (ii) be credited by the Company to an account for the Participant and accumulated without interest until the date upon which the host Award becomes vested, and, in either case, any Dividend Equivalents accrued with respect to forfeited Awards will be reconveyed to the Company without further consideration or any act or action by the Participant. In no event shall Dividend Equivalents be paid or distributed until the vesting restrictions of the underlying Full-Value Award lapse.
ARTICLE 12
STOCK OR OTHER STOCK-BASED AWARDS
12.1. GRANT OF STOCK OR OTHER STOCK-BASED AWARDS.    The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation Shares awarded purely as a “bonus” and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, and Awards valued by reference to book value of Shares or the value of securities of or the performance of specified Parents or Subsidiaries. The Committee shall determine the terms and conditions of such Awards.
ARTICLE 13
PROVISIONS APPLICABLE TO AWARDS
13.1. AWARD CERTIFICATES.    Each Award shall be evidenced by an Award Certificate. Each Award Certificate shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.
13.2. FORM OF PAYMENT FOR AWARDS.    At the discretion of the Committee, payment of Awards may be made in cash, Stock, a combination of cash and Stock, or any other form of property as the Committee shall determine. In addition, payment of Awards may include such terms, conditions, restrictions and/or limitations, if any, as the Committee deems appropriate, including, in the case of Awards paid in the form of Stock, restrictions on transfer and forfeiture provisions. Further, payment of Awards may be made in the form of a lump sum, or in installments, as determined by the Committee.

13.3. LIMITS ON TRANSFER.    No right or interest of a Participant in any unexercised or restricted Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or an Affiliate. No unexercised or restricted Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution or, except in the case of an Incentive Stock Option, pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such Section applied to an Award under the Plan; provided, however, that the Committee may (but need not) permit other transfers (other than transfers for value) where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) does not cause any Option intended to be an Incentive Stock Option to fail to be described in Code Section 422(b), and (iii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws applicable to transferable Awards.
13.4. BENEFICIARIES.    Notwithstanding Section 13.3, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Certificate applicable to the Participant, except to the extent the Plan and Award Certificate otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, any payment due to the Participant shall be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant, in the manner provided by the Company, at any time provided the change or revocation is filed with the Committee.
13.5. STOCK TRADING RESTRICTIONS.    All Stock issuable under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate or issue instructions to the transfer agent to reference restrictions applicable to the Stock.
13.6. ACCELERATION UPON DEATH OR DISABILITY.    Except as otherwise provided in the Award Certificate or any special Plan document or separate agreement with a Participant governing an Award, upon the termination of a Participant’s Continuous Service by reason of death or Disability:

(a)	each of that Participant’s outstanding Options and SARs that are subject to time-based vesting requirements shall become vested and fully exercisable as of the date of termination;

(b)
each of that Participant’s outstanding Awards other than Options and SARs that are subject to time-based vesting restrictions shall become vested and such restrictions shall lapse as of the date of termination; and

(c)
 the payout level under each of that Participant’s outstanding Awards that are subject to performance-based vesting requirements shall be deemed to have been earned as of the date of termination based upon an assumed achievement of all relevant performance goals at the “target” level, and there shall be a pro rata payout to such Participant within 60 days following the date of termination of employment (unless a later date is required by Section 16.3 hereof), based upon the length of time within the performance period that has elapsed prior to the date of termination of employment.

To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.
13.7 EFFECT OF A CHANGE IN CONTROL. The provisions of this Section 13.7 shall apply in the case of a Change in Control, unless otherwise provided in the Award Certificate or any special Plan document or separate agreement with a Participant governing an Award.

(a)Awards Assumed or Substituted by Surviving Entity. With respect to Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with a Change in Control: if within two years after the effective date of the Change in Control, a Participant’s employment is terminated without Cause or the Participant resigns for Good Reason, then:

(i)each of that Participant’s outstanding Options and SARs that are subject to time-based vesting requirements shall become vested and fully exercisable as of the date of termination;

(ii)each of that Participant’s outstanding Awards other than Options and SARs that are subject to time-based vesting restrictions shall become vested and such restrictions shall lapse as of the date of termination; and

(iii)the payout level under each of that Participant’s outstanding Awards that are subject to performance-based vesting requirements shall be deemed to have been earned as of the date of termination based upon an assumed achievement of all relevant performance goals at the “target” level, and there shall be a pro rata payout to such Participant within 60 days following the date of termination of employment (unless a later date is required by Section 16.3 hereof), based upon the length of time within the performance period that has elapsed prior to the date of termination of employment. With regard to each Award, a Participant shall not be considered to have resigned for Good Reason unless either (i) the Award Certificate includes such provision or (ii) the Participant is party to an employment, severance or similar agreement with the Company or an Affiliate that includes provisions in which the Participant is permitted to resign for Good Reason. Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

(b)Awards not Assumed or Substituted by Surviving Entity. Upon the occurrence of a Change in Control, and except with respect to any Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the board:

(i)all outstanding Options and SARs that are subject to time-based vesting requirements shall become vested and fully exercisable as of the effective date of the Change in Control;

(ii)all outstanding Awards other than Options and SARs that are subject to time-based vesting restrictions shall become vested and such restrictions shall lapse as of the effective date of the Change in Control, and

(iii)the payout level under all outstanding Awards that are subject to performance-based vesting requirements shall be deemed to have been earned as of the effective date of the Change in Control based upon an assumed achievement of all relevant performance goals at the “target” level, and there shall be a pro rata payout to Participants within 60 days following the Change in Control (unless a later date is required by Section

16.3 hereof), based upon the length of time within the performance period that has elapsed prior to the Change in Control. Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.
13.8. DISCRETION TO ACCELERATE AWARDS Regardless of whether an event has occurred as described in Section 13.6 or 13.7 above, the Committee may in its sole discretion at any time determine that all or a portion of a Participant’s Options, SARs, and other Awards in the nature of rights that may be exercised shall become fully or partially exercisable, that all or a part of the time-based vesting restrictions on all or a portion of the outstanding Awards shall lapse, and/or that any performance-based criteria with respect to any Awards shall be deemed to be wholly or partially satisfied, in each case, as of such date as the Committee may, in its sole discretion, declare. The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 13.8. Notwithstanding anything in the Plan, including this Section 13.8, the Committee may not accelerate the payment of any Award if such acceleration would violate Section 409A(a)(3) of the Code.
13.9. FORFEITURE EVENTS.    Awards under the Plan shall be subject to any compensation recoupment policy that the Company may adopt from time to time that is applicable by its terms to the Participant. In addition, the Committee may specify in an Award Certificate that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, (i) termination of employment for cause, (ii) violation of material Company or Affiliate policies, (iii) breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, (iv) other conduct by the Participant that is detrimental to the business or reputation of the Company or any Affiliate, or (v) a later determination that the vesting of, or amount realized from, a Performance Award was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, whether or not the Participant caused or contributed to such material inaccuracy.
13.10. SUBSTITUTE AWARDS.    The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or an Affiliate as a result of a merger or consolidation of the former employing entity with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the former employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.
ARTICLE 14
CHANGES IN CAPITAL STRUCTURE
14.1. MANDATORY ADJUSTMENTS.    In the event of a nonreciprocal transaction between the Company and its stockholders that causes the per-share value of the Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the authorization limits under Section 5.1 shall be adjusted proportionately, and the Committee shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Committee may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable. Notwithstanding the foregoing, the Committee shall not make any adjustments to outstanding Options or SARs that would constitute a modification or substitution of the stock right under Treas. Reg. Section 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Code Section 409A. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the authorization limits under Section 5.1 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.
14.2. DISCRETIONARY ADJUSTMENTS.    Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in Section 14.1), the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will become immediately vested and non-forfeitable and exercisable (in whole or in part) and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise or base price of the Award, (v) that performance targets and performance periods for Performance Awards will be modified, or (v) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.
14.3. GENERAL.    Any discretionary adjustments made pursuant to this Article 14 shall be subject to the provisions of Section 15.2. To the extent that any adjustments made pursuant to this Article 14 cause Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be Nonstatutory Stock Options.
ARTICLE 15
AMENDMENT, MODIFICATION AND TERMINATION

15.1. AMENDMENT, MODIFICATION AND TERMINATION.    The board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without stockholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the board or the Committee, either (i) materially increase the number of Shares available under the Plan, (ii) expand the types of awards under the Plan, (iii) materially expand the class of participants eligible to participate in the Plan, (iv) materially extend the term of the Plan, or (v) otherwise constitute a material change requiring stockholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of an Exchange, then such amendment shall be subject to stockholder approval; and provided, further, that the board or Committee may condition any other amendment or modification on the approval of stockholders of the Company for any reason, including by reason of such approval being necessary or deemed advisable (i) to comply with the listing or other requirements of an Exchange, or (ii) to satisfy any other tax, securities or other applicable laws, policies or regulations. Except as otherwise provided by Section 14.1, without the prior approval of the stockholders of the Company, the Plan may not be amended to permit: (i) the exercise price or base price of an Option or SAR to be reduced, directly or indirectly, (ii) an Option or SAR to be cancelled in exchange for cash, other Awards, or Options or SARs with an exercise or base price that is less than the exercise price or base price of the original Option or SAR, or (iii) the Company to repurchase an Option or SAR for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option or SAR is lower than the exercise price or base price per share of the Option or SAR.
15.2. AWARDS PREVIOUSLY GRANTED.    At any time and from time to time, the Committee may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however:

(a)	Subject to the terms of the applicable Award Certificate, such amendment, modification or termination shall not, without the Participant’s consent, reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination (with the per-share value of an Option or SAR for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment or termination over the exercise or base price of such Award);

(b)	The original term of an Option or SAR may not be extended without the prior approval of the stockholders of the Company;

(c)	Except as otherwise provided in Section 14.1, without the prior approval of the stockholders of the Company, (i) the exercise price of an Option or base price of a SAR may not be reduced, directly or indirectly, (ii) an option or SAR may not be cancelled in exchange for cash, other Awards or Options or SARs with an exercise or base price that is less than the exercise price or base price of the original Option or SAR, or otherwise, and (iii) the Company may not repurchase an Option or SAR for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option or SAR is lower than the exercise price or base price per share of the Option or SAR; and

(d)	No termination, amendment, or modification of the Plan shall adversely affect any Award previously granted under the Plan, without the written consent of the Participant affected thereby. An outstanding Award shall not be deemed to be “adversely affected” by a Plan amendment if such amendment would not reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment (with the per-share value of an Option or SAR for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment over the exercise or base price of such Award).
15.3. COMPLIANCE AMENDMENTS.    Notwithstanding anything in the Plan or in any Award Certificate to the contrary, the board may amend the Plan or an Award Certificate, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or Award Certificate to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 15.3 to any Award granted under the Plan without further consideration or action.
ARTICLE 16
GENERAL PROVISIONS
16.1. RIGHTS OF PARTICIPANTS.

(a)	No Participant or any Eligible Participant shall have any claim to be granted any Award under the Plan. Neither the Company, its Affiliates nor the Committee is obligated to treat Participants or Eligible Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among Eligible Participants who receive, or are eligible to receive, Awards (whether or not such Eligible Participants are similarly situated).

(b)	Nothing in the Plan, any Award Certificate or any other document or statement made with respect to the Plan, shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment or status as an officer, or any Participant’s service as a director or consultant, at any time, nor confer upon any Participant any right to continue as an employee, officer, director or consultant of the Company or any Affiliate, whether for the duration of a Participant’s Award or otherwise.

(c)	Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any Affiliate and, accordingly, subject to Article 15, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company or any of its Affiliates.

(d)	No Award gives a Participant any of the rights of a stockholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.
16.2. WITHHOLDING.    The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or such Affiliate, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan. The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company or such Affiliate will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. Unless otherwise determined by the Committee at the time the Award is granted or thereafter, any such withholding requirement may be satisfied, in whole or in part, by withholding from the Award Shares having a Fair Market Value on the date of withholding equal to the amount required to be withheld in accordance with applicable tax requirements (up to the maximum individual statutory rate in the applicable jurisdiction as may be permitted under then-current accounting principles to qualify for equity classification), in accordance with such procedures as the Committee establishes. All such elections shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
16.3 CLAWBACK.   All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the board or the Committee and as in effect from time to time; and (ii) applicable law.
16.4. SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE.

(a)
General.    It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and all Award Certificates shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.

(b)
Definitional Restrictions.    Notwithstanding anything in the Plan or in any Award Certificate to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) of such Non-Exempt Deferred Compensation would be effected, under the Plan or any Award Certificate by reason of the occurrence of a Change in Control, or the Participant’s Disability or separation from service, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Award upon a Change in Control, Disability or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, or the application of a different form of payment of any amount or benefit, such payment or distribution shall be made at the time and in the form that would have applied absent the Change in Control, Disability or separation from service, as applicable.

(c)
Allocation among Possible Exemptions.    If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company shall determine which Awards or portions thereof will be subject to such exemptions.

(d)
Six-Month Delay in Certain Circumstances.    Notwithstanding anything in the Plan or in any Award Certificate to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Plan or any Award Certificate by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i)
the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and

(ii)	the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.

(e)
Installment Payments.    If, pursuant to an Award, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the meaning provided in Treas. Reg. Section 1.409A-2(b)(2)(iii) (or any successor thereto).

(f)
Timing of Release of Claims.    Whenever an Award conditions a payment or benefit on the Participant’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the date of termination of the Participant’s employment; failing which such payment or benefit shall be forfeited. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection (c) above, (i) if such 60-day period begins and ends in a single calendar year, the Company may make or commence payment at any time during such period at its discretion, and (ii) if such 60-day period begins in one calendar year and ends in the next calendar year, the payment shall be made or commence during the second such calendar year (or any later date specified for such payment under the applicable Award), even if such signing and non-revocation of the release occur during the first such calendar year included within such 60-day period. In other words, a Participant is not permitted to influence the calendar year of payment based on the timing of signing the release.

(g)
Permitted Acceleration.    The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Participants of deferred amounts, provided that such distribution(s) meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

16.5. UNFUNDED STATUS OF AWARDS.    The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Certificate shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate. In its sole discretion, the Committee may authorize the creation of grantor trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments in lieu of Shares or with respect to Awards. This Plan is not intended to be subject to ERISA.
16.6. RELATIONSHIP TO OTHER BENEFITS.    No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Affiliate unless provided otherwise in such other plan. Nothing contained in the Plan will prevent the Company from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.
16.7. EXPENSES.    The expenses of administering the Plan shall be borne by the Company and its Affiliates.
16.8. TITLES AND HEADINGS.    The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

16.9. GENDER AND NUMBER.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
16.10. FRACTIONAL SHARES.    No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down.

16.11. GOVERNMENT AND OTHER REGULATIONS.

(a)	Notwithstanding any other provision of the Plan, no Participant who acquires Shares pursuant to the Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the 1933 Act), sell such Shares, unless such offer and sale is made (i) pursuant to an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) pursuant to an appropriate exemption from the registration requirement of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.

(b)	Notwithstanding any other provision of the Plan, if at any time the Committee shall determine that the registration, listing or qualification of the Shares covered by an Award upon any Exchange or under any foreign, federal, state or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or receipt of Shares thereunder, no Shares may be purchased, delivered or received pursuant to such Award unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any Participant receiving or purchasing Shares pursuant to an Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements. The Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to the Committee’s determination that all related requirements have been fulfilled. The Company shall in no event be obligated to register any securities pursuant to the 1933 Act or applicable state or foreign law or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.
16.12. GOVERNING LAW.    To the extent not governed by federal law, the Plan and all Award Certificates shall be construed in accordance with and governed by the laws of the State of Tennessee.
16.13. SEVERABILITY.    In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.
16.14. NO LIMITATIONS ON RIGHTS OF COMPANY.    The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to draft or assume awards, other than under the Plan, to or with respect to any person. If the Committee so directs, the Company may issue or transfer Shares to an Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of the Plan.

APPENDIX D

AMENDMENT TO THE
FB FINANCIAL CORPORATION
2016 EMPLOYEE STOCK PURCHASE PLAN
THIS AMENDMENT (“Amendment”) to the FB Financial Corporation 2016 Employee Stock Purchase Plan (the “Plan”) shall be effective as of May ___, 2026.
1.Section 24 of the Plan shall be deleted in its entirety and replaced with the following:
“24. Term of Plan. The Plan originally became effective on September 1, 2016, with an original expiration date of September 1, 2026, unless sooner terminated under Section 20. The Company’s shareholders approved an amendment to the Plan on May ___, 2026, to provide for an expiration date of May ___, 2036, unless sooner terminated under Section 20.”
2.The Plan, as modified by the terms of this Amendment, shall continue in full force and effect from and after the date of the adoption of this Amendment.

FB FINANCIAL CORPORATION

By:
                        Name:
                        Title:

FB Financial Corporation

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:00 PM, Central Time, on May 20, 2026.

Online
Go to **www.investorvote.com/FBK** or scan the QR code — login details are located in the shaded bar below.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed, a vote FOR Proposals 2-6.

Nominee	For	Against	Abstain
01 - J. Jonathan Ayers	☐	☐	☐
02 - William F. Carpenter III	☐	☐	☐
03 - Agenia W. Clark	☐	☐	☐
04 - James W. Cross IV	☐	☐	☐
05 - James L. Exum	☐	☐	☐
06 - Christopher T. Holmes	☐	☐	☐
07 - Orrin H. Ingram	☐	☐	☐
08 - R. Milton Johnson	☐	☐	☐
09 - Raja J. Jubran	☐	☐	☐
10 - C. Wright Pinson	☐	☐	☐
11 - Emily J. Reynolds	☐	☐	☐
12 - J. Henry Smith IV	☐	☐	☐
13 - Melody J. Sullivan	☐	☐	☐

1 U P X

049LTB

2026 Annual Meeting of Shareholders

May 21, 2026 at 1:00 PM Central Time
FirstBank Headquarters
1221 Broadway, Suite 1300
Nashville, TN 37203

Important notice regarding the internet availability of proxy materials for the Annual Meeting of Shareholders.
The materials are available at: www.investorvote.com/FBK

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Form of Proxy — FB FINANCIAL CORPORATION

Annual Meeting of Shareholders
May 21, 2026, at 1:00 PM Central Time

This proxy is solicited by board of directors

The shareholder(s) hereby appoint(s) Christopher T. Holmes and Michael M. Mettee (or either of them) as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated below, all of the shares of common stock of FB Financial Corporation that the shareholder(s) is/are entitled to vote at the annual meeting of shareholders to be held at 1:00 PM Central Time on May 21, 2026, located at FirstBank Headquarters, 1221 Broadway, Suite 1300, Nashville, Tennessee 37203.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the board of directors' recommendation.

(Items to be voted appear on reverse side)

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C Non-Voting Items

Change of Address — Please print new address below.	**Comments** — Please print your comments below.